Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of April 13, 2018

among

BLUELINX HOLDINGS INC.
as Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors,

VARIOUS LENDERS,

and

HPS INVESTMENT PARTNERS, LLC,
as Administrative Agent and Collateral Agent.

________________________________________________________

$180,000,000 Term Loan Facility
________________________________________________________

TABLE OF CONTENTS
Page
Section 1. DEFINITIONS AND INTERPRETATION    1

1.1	Definitions 1

1.2	Accounting Terms 36

1.3	Interpretation, Etc. 37

1.4	Pro Forma Calculations 37

1.5	Delivery Obligations 38
SECTION 2. LOANS    38

2.1	Loans 38

2.2	Pro Rata Shares; Availability of Funds 38

2.3	Use of Proceeds 39

2.4	Evidence of Debt; Register; Lenders’ Books and Records; Notes 39

2.5	Interest on Loans 40

2.6	Conversion/Continuation 41

2.7	Default Interest 41

2.8	Scheduled Payments 42

2.9	Voluntary Prepayments 43

2.10	Mandatory Prepayments 44

2.11	Prepayment Premium 46

2.12	Application of Prepayments 47

2.13	General Provisions Regarding Payments 48

2.14	Ratable Sharing 49

2.15	Making or Maintaining Eurodollar Rate Loans 49

2.16	Increased Costs; Capital Adequacy 51

2.17	Taxes; Withholding, Etc. 52

2.18	Obligation to Mitigate 56

2.19	Fees 56

2.20	Removal or Replacement of a Lender 56
Section 3. CONDITIONS PRECEDENT    57

3.1	Closing Date 57
Section 4. REPRESENTATIONS AND WARRANTIES    61

4.1	Organization; Requisite Power and Authority; Existence and
Qualification    61

4.2	[Reserved] 61

4.3	Due Authorization, Execution and Delivery 61

4.4	No Conflicts with Organizational Documents, Applicable Law and
Contractual Obligations    61

4.5	Governmental Consents 62

4.6	Binding Obligation 62

4.7	Accuracy of Financial Statements and other Written Information 62

4.8	Projections 62

4.9	Business Plan 62

4.10	No Material Adverse Change 62

4.11	Use of Proceeds 62

4.12	Adverse Proceedings 62

4.13	Payment of Taxes 63

4.14	Properties 63

4.15	Environmental Matters 63

4.16	No Defaults 64

4.17	Governmental Regulation 64

4.18	Margin Stock 64

4.19	Employee Matters 64

4.20	Employee Benefit Plans 65

4.21	Certain Fees 65

4.22	Solvency 65

4.23	Insurance 65

4.24	Anti-Money Laundering, Anti-Corruption and Sanctions Laws 66

4.25	Compliance with Laws 67

4.26	Disclosure 67

4.27	Certain Indebtedness 67

4.28	Intellectual Property 67

4.29	Capital Stock and Ownership 68

4.30	Creation, Validity, Perfection and Priority of Security Interests
in Collateral    68
Section 5. AFFIRMATIVE COVENANTS    69

5.1	Financial Statements and Other Reports 69

5.2	Preservation of Existence 72

5.3	Payment of Taxes and Claims 72

5.4	Maintenance of Properties 73

5.5	Maintenance of Adequate Insurance 73

5.6	Books and Records; Inspection Rights 73

5.7	Use of Proceeds 73

5.8	Compliance with Laws 74

5.9	Environmental Matters 74

5.10	Additional Collateral and Guarantees 75

5.11	Additional Material Real Estate Assets 75

5.12	Deposit Accounts; Securities Accounts 76

5.13	Further Assurances 76

5.14	Intellectual Property 77

5.15	Patriot Act 77

5.16	Pari Passu Ranking 78

5.17	Performance Obligation 78

5.18	Landlord Personal Property Collateral Access Agreement 78

5.19	Compliance with Anti-Corruption Laws, Anti-Money Laundering
Laws and Sanctions    78

5.20	Post-Closing Obligations 79
Section 6. NEGATIVE COVENANTS    79

6.1	Indebtedness 79

6.2	Liens 82

6.3	No Further Negative Pledges 84

6.4	Restricted Payments 84

6.5	Certain Restrictions on Subsidiaries 85

6.6	Investments 85

6.7	Financial Covenant 86

6.8	Fundamental Changes; Assets Sales 87

6.9	Issuance of Capital Stock 88

6.10	Sale and Lease‑Back Transactions 88

6.11	Transactions with Shareholders and Affiliates 88

6.12	Conduct of Business 88

6.13	Foreign Operations 89

6.14	Amendments or Waivers of Organizational Documents, Debt
Instruments and Related Agreements    89

6.15	Prepayments, Redemptions and Repurchases of the ABL Facility
and other Subordinated or Junior Indebtedness    89

6.16	Accounting Changes; Changes in Fiscal Year and Fiscal Quarter 90
Section 7. GUARANTY    90

7.1	Guaranty of the Obligations 90

7.2	Contribution by Guarantors 90

7.3	Payment by Guarantors 91

7.4	Liability of Guarantors Absolute 91

7.5	Waivers by Guarantors 93

7.6	Guarantors’ Rights of Subrogation, Contribution, Etc 93

7.7	Subordination of Other Obligations 94

7.8	Continuing Guaranty 94

7.9	Authority of Guarantors or the Borrower 94

7.10	Financial Condition of the Borrower 94

7.11	Bankruptcy, Etc. 94

7.12	Discharge of Guaranty Upon Sale of Guarantor 95

7.13	Keepwell 95
Section 8. EVENTS OF DEFAULT    96

8.1	Events of Default 96

8.2	Application of Proceeds 99

8.3	Borrower’s Right to Cure 99
Section 9. AGENTS    100

9.1	Appointment of Agents 100

9.2	Powers and Duties 100

9.3	General Immunity 101

9.4	Agents Entitled to Act as Lender 102

9.5	Lenders’ Representations, Warranties and Acknowledgment 102

9.6	Right to Indemnity 102

9.7	Successor Administrative Agent and Collateral Agent 103

9.8	Collateral Documents and Guaranty 104

9.9	Administrative Agent May File Bankruptcy Disclosure and Proofs
of Claim    106
Section 10. MISCELLANEOUS    106

10.1	Notices 106

10.2	Expenses 108

10.3	Indemnity 108

10.4	Set‑Off 109

10.5	Amendments and Waivers 110

10.6	Successors and Assigns; Participations 111

10.7	Independence of Covenants 114

10.8	Survival of Representations, Warranties and Agreements 114

10.9	No Waiver; Remedies Cumulative 115

10.10	Marshalling; Payments Set Aside 115

10.11	Severability 115

10.12	Obligations Several; Independent Nature of Lenders’ Rights 115

10.13	Headings 115

10.14	APPLICABLE LAW 115

10.15	CONSENT TO JURISDICTION 116

10.16	WAIVER OF JURY TRIAL 116

10.17	Confidentiality 117

10.18	Usury Savings Clause 117

10.19	Effectiveness; Counterparts 118

10.20	Entire Agreement 118

10.21	PATRIOT Act 118

10.22	Electronic Execution of Assignments 118

10.23	No Fiduciary Duty 118

APPENDICES:    A    Commitments
B    Notice Addresses

SCHEDULES:        1.1    Fiscal Year, Fiscal Quarter and Fiscal Month Ending Dates
2.10    Specified Properties
4.1    Jurisdictions of Organization and Qualification
4.14    Real Estate Assets
4.27    Existing Indebtedness
4.28    Intellectual Property
4.29    Capital Stock and Ownership
5.11    Designated Material Real Properties
5.20    Post-Closing Obligations
6.1    Certain Indebtedness
6.2    Certain Liens
6.3    Certain Negative Pledges
6.5    Certain Restrictions on Subsidiaries
6.6    Certain Investments
6.10    Certain Sales
6.11    Certain Affiliate Transactions

EXHIBITS:        A‑1    Funding Notice
A‑2    Conversion/Continuation Notice
B    Form of Note
C    Compliance Certificate
D    Assignment Agreement
E-1    Form of U.S. Tax Compliance Certificate
E-2    Form of U.S. Tax Compliance Certificate
E-3    Form of U.S. Tax Compliance Certificate
E-4    Form of U.S. Tax Compliance Certificate
F‑1    Closing Date Certificate
F‑2    Solvency Certificate
G    Counterpart Agreement
H    Security Agreement
I    Mortgage
J    Landlord Waiver and Personal Property Collateral Access Agreement
K    Intercompany Note

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of April 13, 2018, is entered into by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, and HPS INVESTMENT PARTNERS, LLC (“HPS”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as the Collateral Agent (together with its permitted successor in such capacity, the “Collateral Agent”).
RECITALS:
WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Borrower, Panther Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Cedar Creek Holdings, Inc., a Delaware corporation (“Cedar Creek”) and Charlesbank Equity Fund VII, Limited Partnership, as Stockholder Representative (the “Stockholder Representative”) have entered into an Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of March 9, 2018, pursuant to which Merger Sub will merge with and into Cedar Creek, with Cedar Creek, being the surviving corporation and all of the issued and outstanding capital stock of Cedar Creek being directly owned by the Borrower on the terms and subject to the conditions of the Acquisition Agreement (the “Acquisition”);
WHEREAS, the Lenders have agreed to extend a senior secured term loan facility to the Borrower, in an aggregate principal amount not to exceed $180,000,000, the proceeds of which shall be used on the Closing Date to fund, in part, the Acquisition and the Related Transactions, including the refinancing or retirement of the Existing Indebtedness and the Transaction Costs;
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets in accordance with the Credit Documents ranking, in the case of ABL Priority Collateral, as a second priority Lien, and, in the case of all other Collateral, as a First Priority Lien; and
WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets in accordance with the Credit Documents, ranking, in the case of ABL Priority Collateral, as a second priority Lien, and, in the case of all other Collateral, a First Priority Lien.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1. DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“ABL Borrowing Base” means the “Borrowing Base” (or similar term) as defined in the ABL Credit Agreement.
“ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 13, 2018, among the Borrower, certain other Subsidiaries of the Borrower party thereto, the lenders party thereto and the ABL Facility Agent (the “Existing ABL Credit Agreement”), as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time in accordance with the terms hereof and of the Intercreditor Agreement; provided that any amendment, restatement, supplement, modification, replacement or refinancing of the Existing ABL Credit Agreement (or replacement, restatement or refinancing thereof) shall be permitted hereunder only if (i) not less than a majority of its aggregate commitments are provided by lenders who are third party commercial banks or other financial institutions that customarily provide asset based lending credit facilities and other financial institutions consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed), (ii) it provides that the availability of the credit extensions thereunder is conditioned upon meeting a customary borrowing base, (iii) the fixed percentage advance rates (but not, for the avoidance of doubt, the effective advance rate after giving effect to net orderly liquidation value in the case of inventory) under the borrowing base shall not exceed the fixed percentage advance rates under the Existing ABL Credit Agreement as in effect on the date hereof by more than 5.00% and (iv) the maturity date therefor is not earlier than the “Maturity Date” defined in the Existing ABL Credit Agreement as in effect on the date hereof.
“ABL Facility” means the senior secured asset based revolving credit facility under the ABL Credit Agreement.
“ABL Facility Agent” means Wells Fargo Bank, N.A., as administrative agent in respect of the ABL Facility Documents, and any successor administrative agent appointed in accordance with the terms thereof or any administrative agent under any replacement or refinanced ABL Credit Agreement.
“ABL Facility Documents” means the ABL Credit Agreement and the other “Loan Documents” under and as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.
“ABL Loans” means the revolving loans and letters of credit from time to time made or issued under the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Acquired Business” means Cedar Creek and its Subsidiaries acquired by the Borrower on the Closing Date pursuant to the Acquisition Agreement.
“Acquired Business Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, development, change or effect that, individually or in the aggregate, (a) would, or would reasonably be expected to, materially impair the ability of Cedar Creek to consummate the Transactions (as defined in the Acquisition Agreement) or (b) has had, or would reasonably be expected to have, a material adverse effect upon the results of operations, financial condition or business of the Company Group, taken as a whole, other than, for the purposes of clauses (a) or (b), any adverse change in or effect on the Company Group (or any member thereof) that is caused by any delay in consummating the Closing (as defined in the Acquisition Agreement) as a result of a violation or breach by the Borrower or any representation, warranty, covenant or agreement contained in the Acquisition Agreement and, solely for purposes of clause (b), (i) events, occurrences, facts, conditions, circumstances, developments, changes or effects resulting from or relating to (A) applicable economic or market conditions affecting the U.S. generally or affecting the industry or markets in which the Company Group operates, (B) any change or proposed change in GAAP or other accounting requirements or principles, any change or proposed change in applicable Laws or the interpretation thereof, or any change in government policy (however effected), (C) any national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or escalation of any military or terrorist attack, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) general financial, banking, securities or capital market conditions, including interest rates or market prices, or changes therein, (F) the execution, announcement or the taking of any actions expressly required by the Acquisition Agreement, except in each case of clauses (A), (B) or (E) to the extent disproportionally affecting the Company Group relative to similarly situated businesses in the industry or (ii) the failure to meet any internal or published projections, forecasts for any period, provided, that the underlying causes of such failure may be considered in determining whether an Acquired Business Material Adverse Effect is present.
“Acquisition” as defined in the recitals hereto.

“Acquisition Agreement” as defined in the recitals hereto.
“Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders.
“Acquisition Documentation” means the Acquisition Agreement and all schedules, exhibits and annexes thereto.
“Acquisition Transactions” means the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documentation to occur on the Closing Date.
“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for deposits of Dollars for the applicable Interest Period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by Administrative Agent) at approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, the Adjusted Eurodollar Rate shall at no time be less than 1.00% per annum.
“Administrative Agent” as defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any such Adverse Proceeding arising from Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.
“Affected Lender” as defined in Section 2.15(b).
“Affected Loans” as defined in Section 2.15(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) solely for purposes of Section 6.11, to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means each of (i) the Administrative Agent and (ii) the Collateral Agent.
“Agent Affiliates” as defined in Section 10.1(b)(iii).
“Aggregate Amounts Due” as defined in Section 2.14.
“Aggregate Payments” as defined in Section 7.2.
“Agreement” means this Credit and Guaranty Agreement, dated as of the date hereof, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means applicable Laws relating to bribery or corruption , , including, but not limited to, the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” means applicable Laws relating to terrorism or money laundering, including, but not limited to, Executive Order No. 13224, the PATRIOT Act and the Laws comprising or implementing the Bank Secrecy Act.
“Applicable Make-Whole Amount” means, with respect to any repayment or prepayment of the Loans, an amount equal to the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the one (1) year anniversary of the Closing Date (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days).
“Applicable Margin” means (a) with respect to any Loans comprising Eurodollar Rate Loans, 7.00% per annum, and (b) with respect to any Loans comprising Base Rate Loans, 6.00% per annum.
“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to any Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to any Agent or the Lenders by means of electronic communications pursuant to Section 10.1(b).
“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Guarantor), in one transaction or a series of related transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) the lapse or abandonment of any intellectual property rights of the Borrower and its Subsidiaries that are in the reasonable business judgment of the Borrower or such Subsidiary no longer useful to maintain, so long as, (A) such intellectual property rights are of de minimis value and (B) such lapse or abandonment is not materially adverse to the interests of the Lenders, (iii) non-exclusive licenses of intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower and its Subsidiaries and (iv) sales, leases, licenses or other dispositions of other assets for aggregate consideration of less than $750,000 with respect to any transaction or series of related transactions and less than $3,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.
“Assignment Effective Date” as defined in Section 10.6(b).
“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction permitted by Section 6.10, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person or, with respect to any Person that is not a corporation and that does not have officers, any individual holding any such position of the general partner, the sole member, managing member or similar governing body of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bank-ruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one (1) month interest period plus (b) 1.00% per annum; provided, however, that notwithstanding the foregoing, the Base Rate shall at no time be less than 2.00% per annum. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Beneficiary” means each Agent and each Lender and Lender Counterparty, and “Beneficiaries” means, collectively, the Agent, the Lenders and the Lender Counterparties.
“BlueLinx” means BlueLinx Corporation, a Georgia corporation.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.
“Borrowing Date” means the date on which a Loan is made.
“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate

Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Business Plan” as defined in Section 5.1(i).
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP in effect on the date hereof, is or should be accounted for as a capital lease on the balance sheet of that Person.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (c) commercial paper maturing no more than 180 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 180 days from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (h) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (f) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has a rating of at least A-1 from S&P or at least P-1 from Moody’s.
“Casualty Event” as defined in the definition of “Net Insurance/Condemnation Proceeds.”
“Cedar Creek” as defined in the recitals hereto.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which stock is owned directly or indirectly within the meaning of Section 958(a) of the Code by one or more United States shareholders within the meaning of 951(b) of the Code that is a Credit Party or a direct or indirect owner of a Credit Party.
“CFC Holdco” means any direct or indirect subsidiary of a Credit Party that holds no material assets other than the Equity Interests (or Equity Interest and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs or other CFC Holdco’s.
“Change of Control” means that (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting or economic interests of all Equity Interests of the Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the Borrower; (ii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting or economic interests of such Equity Interests; (iii) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of the Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; (iv) the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of any Guarantor, other than pursuant to a Disposition permitted under Section 6.8; or (v) any “change of control” or similar event under the ABL Credit Agreement or any documentation governing any other Material Indebtedness shall occur (other than, in the case of any Material Indebtedness (other than the ABL Facility), any “change of control” or similar event that does not give rise to a default, event of default, right of termination, right of redemption or similar right or circumstance under such Material Indebtedness or otherwise provide any holder of such Material Indebtedness with any increased economic or remedial rights).
“Closing Date” means the date on which all of the conditions precedent in Section 3.1 are satisfied (or waived in accordance with Section 10.5), the Loans are made and the Related Transactions are consummated.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F‑1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Waiver and Personal Property Collateral Access Agreements, if any, the Control Agreements, the Intercreditor Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on Appendix A. The aggregate amount of the Commitments as of the Closing Date is $180,000,000.
“Commitment Letter” as defined in Section 10.20.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company Group” head the meaning assigned to such term in the Acquisition Agreement as in existence on the date hereof.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries (which shall include any Real Property Capital Leases or equipment leases); provided, that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.10(b), with Net Asset Sale Proceeds invested pursuant to Section 2.10(a) or with Net Extraordinary Receipts invested pursuant to Section 2.10(f) or (ii) any expenditures which constitute a Permitted Acquisition permitted under Section 6.8.
“Consolidated Current Assets” means, as at any date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
“Consolidated EBITDA” means, as of any date of determination, with respect to Borrower and its Subsidiaries and with respect to any Measurement Period, an amount equal to:
(a)     Consolidated Net Income for such period, plus to the extent reducing Consolidated Net Income for such period (other than in the case of clause (xii) below), the sum, without duplication, of amounts for (i) depreciation, amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs) and other non-cash charges and expenses (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP, plus (ii) Consolidated Interest Expense for such period, plus (iii) charges for federal, state, local and foreign income taxes (including penalties and interest, if any) for such period, plus (iv) any ordinary course customary transaction fees, expenses or charges related to any asset disposition, issuance of equity, indebtedness or investment (whether or not consummated or incurred), and including all costs, fees, expenses and accruals related to the secondary offering of shares of common stock of Borrower held by Cerberus Capital Management and its affiliates which occurred in the fourth quarter of 2017 not to exceed $2,000,000, plus (v) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness, plus (vi) payments by (or allocations to) the Acquired Business for shared services, corporate overhead and related expenses paid to Charlesbank Capital Partners, LLC or its affiliates in an amount not to exceed $1,000,000 in the aggregate for all periods, plus (vii) noncash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, stock appreciation rights or similar equity arrangements for such period, plus (viii) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations for such period, plus (ix) any non-cash loss attributable to the write-down of any asset for such period (other than accounts receivable and inventory), plus (x) the Transaction Costs paid prior to December 29, 2018, provided, that, the aggregate amount of Transaction Costs added to Consolidated EBITDA under this clause (x) for all such periods after the Closing Date shall not exceed $20,000,000, plus (xi) fees, costs and expenses (to the extent not capitalized) related to any amendments, waivers, restatements, supplements or modifications to this Agreement and the Credit Documents and the ABL Credit Agreement and the other ABL Facility Documents after the Closing Date for such period, plus (xii) proceeds actually received from business interruption insurance, solely to the extent not included in determining consolidated net earnings, for such period, plus (xiii) expenses, charges and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Borrower or any of its Subsidiaries to the extent such expenses, charges and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement during such period, plus (xiv) all integration charges, payments, expenses and reserves associated with the Acquisition including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment that were actually incurred or expended prior to June 27, 2020 in a cumulative amount not to exceed $52,500,000 for all periods; minus

(b)    the sum, without duplication, of amounts for (i) any non-cash gains and non-cash income (including non-cash gains from sales of real estate) for such period, plus (ii) non-cash exchange, translation, or performance gains increasing Consolidated Net Income for such period relating to any hedging transactions or foreign currency fluctuations for such period, plus (iii) without duplication of any payment already reducing Consolidated Net Income, any Cash payments made during such period in respect of Real Property Capital Leases; provided, however that, any such Cash payment (or portion thereof) that is permitted to be added back to Consolidated Net Income pursuant to clause (a) above shall not reduce Consolidated EBITDA pursuant to this clause (b)(iii).
“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedging Agreements.
“Consolidated Net Income” means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Borrower and its Subsidiaries, on a consolidated basis, for such period, but excluding to the extent included therein (a) any extraordinary or one-time gains or losses or non-recurring events, including, but not limited to, restructuring charges or non-recurring integration charges incurred other than as a result of the Acquisition, (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and investments), relocation costs, costs related to discontinuation of product lines), casualty losses, other acquisitions or divestiture related charges in an amount not to exceed $10,000,000 in any Measurement Period, (b) any non-cash charge, loss, gain, expense, write-up, write-down or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the writeup of assets to the extent resulting from such purchase or recapitalization accounting adjustments), and (c) expenses, liabilities or gains related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses; provided, that (i) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower and any wholly-owned Subsidiary of Borrower; (ii) the cumulative effect of any change in accounting principles adopted by Borrower and its Subsidiaries after the date hereof or any change in the accounting for sale leaseback transactions whether made prior or after the Closing Date shall be excluded; and (iii) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of Borrower and its Subsidiaries and any net income realized as a result of changes in accounting principles or the application thereof to the Borrower and its Subsidiaries.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (but in the case of Indebtedness described in each of clauses (iv), (vi) (to the extent such letters of credit are undrawn), (ix) and (x) of the definition of “Indebtedness”, only to the extent such Indebtedness appears as a liability on the balance sheet of such Person determined in conformity with GAAP) of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) outstanding on such date determined on a consolidated basis in accordance with GAAP as of such date; provided that Indebtedness under the ABL Facility will be calculated as the daily average balance of loans outstanding under the ABL Facility during the last month of the final Fiscal Quarter of the applicable Measurement Period; provided further that, undrawn letters of credit shall not constitute Indebtedness for purposes of calculating the Total Net Leverage Ratio.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries.
“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.
“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a director (or comparable manager) on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of the Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of the Borrower by a majority of the Continuing Directors.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, which provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A‑2.
“Copyrights” as defined in the Security Agreement.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.
“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of the Administrative Agent or any Lender in connection with this Agreement on or after the date hereof.
“Credit Party” means the Borrower and each Guarantor and “Credit Parties” means, collectively, the Borrower and all Guarantors.
“Cumulative Amount” means at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to:
(i)    $5,000,000, plus

(ii)     (x) the cumulative amount of Excess Cash Flow of the Borrower and its Subsidiaries for all Fiscal Years completed after the Closing Date (commencing with the Fiscal Year ending December 28, 2019) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Loans in accordance with Section 2.10(e) (prior to giving effect to any dollar-for-dollar reduction in respect of voluntary prepayments as provided in Section 2.10(e)); plus
(iii)     the amount of any cash capital contributions to the Borrower or Net Equity Proceeds from the sale or issuance of any common Equity Interests by the Borrower in each case received by the Borrower (excluding any Cure Amount) and Not Otherwise Applied during the period from and including the Business Day immediately after the Closing Date through and including the Cumulative Amount Reference Time; minus
(iv)     the aggregate amount of any Investments made pursuant to Section 6.6(j), any Restricted Payments made pursuant to Section 6.4(c) and any payments of Indebtedness made pursuant to Section 6.15(c), in each case, during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iv), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).
In the event multiple transactions that are financed using the Cumulative Amount occur concurrently, or substantially concurrently, at the Cumulative Amount Reference Time, the Cumulative Amount shall be determined as if each such transaction occurred, and reduced the Cumulative Amount, consecutively.
“Cure Amount” as defined in Section 8.3.
“Cure Expiration Date” as defined in Section 8.3.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Material Real Properties” means those properties set forth on Schedule 5.11.
“Disposition” or “Dispose” means the conveyance, assignment, sale, lease or sublease (as lessor or sublessor), license, exchange, transfer or other disposition (including any sale and leaseback transaction and any sale of Equity Interests held in another Person) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and, shall include any issuance by a Person of any of its Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (excluding any provision requiring redemption or payment upon a “change of control” or Disposition of all or substantially all assets, provided that such provision shall require Payment in Full of the Obligations prior to requiring any such redemption or payment), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in Cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.
“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.
“Eligible Assignee” shall mean any Person (other than a natural person) that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) a Related Fund of any Lender, and (iv) any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that no Credit Party, Affiliate of a Credit Party or any Ineligible Assignee, shall be an Eligible Assignee.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to exposure to Hazardous Material), natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human (to the extent relating to exposure to Hazardous Material), plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) for purposes relating to Section 412 of the Code only, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code other than the PBGC Funding Waiver Obligations) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or Section 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent within the meaning of Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or Section 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or (xii) the occurrence of a prohibited transaction within the meaning of Section 406 of ERISA with respect to any Employee Benefit Plan; or (xiii) the occurrence of any Foreign Plan Event.
“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Excess Cash Flow” means, for any period, an amount (if positive) equal to:
(i)    the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, plus (d) the amount of Tax expense deducted in determining Consolidated Net Income for such period less the amount of Taxes actually paid in Cash in such period, minus
(ii)    the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of the Loans, (2) repayments of Indebtedness under the ABL Credit Agreement, but solely to the extent the commitments in respect thereof are permanently reduced in connection with such repayments, (3) payments in respect of Junior Indebtedness and Subordinated Indebtedness owing to Third Parties, in each case, solely to the extent such payments are permitted under Section 6.15(c)), (4) Consolidated

Capital Expenditures and (5) amounts used to finance Permitted Acquisition, plus (b) the amount of Taxes actually paid in Cash in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period, plus (c) other non-Cash gains and income increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (d) to the extent not deducted in arriving at Consolidated Net Income, the amounts for such period paid from Internally Generated Cash of (x) charges, payments, expenses and reserves incurred in connection with the Acquisition Transactions (including all related Transaction Costs and all integration charges, payments, expenses and reserves associated with the Acquisition including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment) or (y) customary costs and expenses paid to Third Parties incurred in connection with any Investment or incurrence of Indebtedness hereunder, whether or not consummated.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Account” means (i) any Deposit Account specially and exclusively used for payroll, payroll taxes, trust and fiduciary accounts and other employee wage and benefit payments to or for any Credit Party’s employees, (ii) zero balance accounts the entire balance of which is swept each Business Day to a Deposit Account subject to a Control Agreement, (iii) escrow accounts established for the benefit of Third Parties in connection with transactions not prohibited hereunder in an aggregate amount not to exceed $500,000 (or such greater amount as may be agreed by the Administrative Agent) for all such accounts at any time outstanding, or (iv) other Deposit Accounts and Securities Accounts that do not have a Cash balance at any time exceeding $500,000 in the aggregate for all such accounts.
“Excluded Subsidiary” means (i) each Domestic Subsidiary that is not wholly-owned and is restricted from providing a guarantee or granting a security interest in support of the Obligations, (ii) each Domestic Subsidiary formed after the Closing Date that is a special purpose entity that the Borrower and the Administrative Agent mutually agree in writing to designate as an Excluded Subsidiary, (iii) each Domestic Subsidiary that is an Immaterial Subsidiary (provided that, to the extent any such Domestic Subsidiary no longer qualifies as an Immaterial Subsidiary, such Subsidiary shall cease to be an Excluded Subsidiary by virtue of this clause (iii)), (iv) any Foreign Subsidiary that is a CFC, (v) any CFC Holdco, (vi) each Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, and (vii) any Subsidiary to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent. Notwithstanding the foregoing, (a) any Domestic Subsidiary that provides a guaranty or otherwise is an obligor in respect of the ABL Facility shall not be an Excluded Subsidiary (and if any such Domestic Subsidiary is an Excluded Subsidiary at the time of providing such guaranty or otherwise becoming an obligor on the ABL Facility shall cease to be an Excluded Subsidiary) and (b) no Domestic Subsidiary that is a Guarantor on the Closing Date shall be deemed an “Excluded Subsidiary” after the Closing Date for purposes of the Credit Documents.
“Excluded Swap Obligation” means, with respect to any Guarantor at any time, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is illegal at such time under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guarantee or grant of a security interest becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Indebtedness” means (a) the Amended and Restated Loan and Security Agreement, dated as of June 24, 2016, by and among Cedar Creek LLC, as a borrower and borrower agent, the other borrowers thereto and Bank of America, N.A., as Administrative Agent, as amended through the date hereof, and (b) all other existing Indebtedness of the Borrower and its Subsidiaries (including the Acquired Business) other than the Indebtedness specified on Schedule 6.1.
“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.
“Extraordinary Receipts” means any Cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business and consisting of (i) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (ii) indemnity payments (except to the extent used, or required to be used, to pay or reimburse related liabilities owing to Third Parties) and (iii) any purchase price adjustment received in connection with any purchase agreement (other than a working capital or net asset adjustment).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Fair Market Value” means, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors (or, in the case of (x) a Disposition permitted under Section 6.8(e) or (y) if any such asset has a value less than $3,000,000, a senior executive officer) of the Borrower or the Subsidiary of the Borrower which is selling or owns such asset.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§78dd-1 et seq.), as amended.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three (3) banks of recognized standing on such day on such transactions as determined by the Administrative Agent.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief executive officer, chief financial officer or controller of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Collateral Document.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year (it being understood that that day will be the last Saturday of the calendar year until 2020, with respect to which the Saturday closest to December 31, 2020 is January 3, 2021). The accounting period end dates of the Borrower are set forth in Schedule 1.1.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Credit Party or any of their respective Subsidiaries with respect to employees employed outside the United States.
“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Credit Party or any their respective Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Credit Party or any of their respective Subsidiaries, or the imposition on any Credit Party or any of their respective Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Funding Guarantors” as defined in Section 7.2.
“Funding Notice” means a notice substantially in the form of Exhibit A-1.
“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
“Government Official” includes, but is not limited to, any employee, agent, or instrumentality of any government, including departments or agencies of a government and businesses that are wholly or partially government-owned, and any employees of such businesses, as well as departments or agencies of public international organizations. This term includes, but is not limited to, all employees, agents, and instrumentalities of state-owned or state-controlled entities or businesses, including hospitals, laboratories, universities, and other research institutions. The term “Government Official” also applies to individuals who are members of political parties or hold positions in political parties.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, any securities exchange or any self-regulatory organization, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank). “Governmental Authority” shall include the National Association of Insurance Commissioners.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Grantor” as defined in the Security Agreement.
“Guaranteed Obligations” as defined in Section 7.1.
“Guarantor” means each Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary).
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.
“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (ii) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated balance sheets and related statements of income and cash flows of the Borrower and Cedar Creek for the last three (3) Fiscal Years ended at least ninety (90) days prior to the Closing Date (other than, in the case of Cedar Creek, for the Fiscal Year ending December 31, 2017), (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each Fiscal Quarter (other than the fourth Fiscal Quarter) ended after the close of its most recent Fiscal Year and at least forty five (45) days prior to the Closing Date, (iii) unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Borrower and its Subsidiaries for each month ended after the close of the most recent Fiscal Quarter and at least thirty (30) days prior to the Closing Date and (iv) a quality of earnings report for Cedar Creek for the twelve months ended December 31, 2017 (based on audited financial statements for the 2015 and 2016 Fiscal Years and unaudited financial statements for the 2017 Fiscal Year).
“HPS” as defined in the preamble hereto.
“Immaterial Subsidiary” means on any date, any Subsidiary of the Borrower that (i) owns less than 2.50% of the consolidated total assets of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(b) or Section 5.1(c), as applicable, prior to such date, (ii) generates less than 2.50% of the Consolidated EBITDA of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(b) or Section 5.1(c), as applicable, prior to such date and (iii) is not the owner of Equity Interests of any Subsidiary of a Credit Party other than an Immaterial Subsidiary; provided that (A) the total assets of all Immaterial Subsidiaries shall not at any time exceed 3.00% of the consolidated total assets of the Borrower and its Subsidiaries and (B) the total Consolidated EBITDA attributable to Immaterial Subsidiaries shall not exceed 5.00% of the Consolidated EBITDA of the Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(b) or Section 5.1(c), as applicable.
“Increased-Cost Lenders” as defined in Section 2.20.
“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements (excluding trade payables incurred in the ordinary course of business that are not overdue by more than 180 days); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, that, with respect to non-recourse indebtedness, the amount of such indebtedness will be limited to the lesser of (a) the principal amount of the indebtedness being secured and (b) the fair market value of the encumbered property or asset; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making or any other liability of such Person for an obligation of another through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or any other obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedging Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; and (x) all obligations of such Person in respect of the sale or factoring of receivables. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor and only to the extent such Indebtedness would otherwise be included in the calculation of Consolidated Total Debt. Notwithstanding the foregoing, Indebtedness of Borrower and its Subsidiaries shall exclude any operating lease or any liabilities relating thereto to the extent such assets and liabilities would not have been classified or recognized as liabilities and such leases would not have been classified as capital or financing leases under GAAP as in effect on the Closing Date.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and other charges of one primary counsel for Indemnitees, local or special counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, where such conflicted party notifies Borrower of the existence of such conflict and retains its own counsel, of another firm of counsel for such affected Indemnitee) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee letter or closing payment letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.
“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).
“Ineligible Assignee” means (i) each Person whose name appears on the list delivered by the Borrower to the Administrative Agent on April 10, 2018, which list shall be reasonably acceptable to the Administrative Agent (it being understood and agreed that the list delivered on April 10, 2018 is so reasonably acceptable to the Administrative Agent), together with any Affiliate of such Person that is reasonably identified as such on the basis of its name and (ii) any Person that is or becomes a direct competitor of the Borrower and/or any of its Subsidiaries and is designated by the Borrower as an Ineligible Assignee by written notice provided to the Administrative Agent after the Closing Date (such Person, a “Designated Competitor”), but not any affiliates of a Designated Competitor unless such affiliates are also direct competitors of the Borrower or any of its Subsidiaries. It is understood and agreed that (A) the Administrative Agent (1) shall not have any responsibility or obligation to determine, monitor or inquire as to whether any Lender or any potential assignee Lender (or any Affiliate thereof) is an Ineligible Assignee and (2) shall not have any liability with respect to any assignment or participation of any Loan made to an Ineligible Assignee and (B) no action or inaction by the Administrative Agent shall be deemed to alter the Persons constituting Ineligible Assignees.
“Initial Business Plan” means the Business Plan of the Borrower and its Subsidiaries delivered prior to the Closing Date to the Administrative Agent.
“Installment” as defined in Section 2.8.
“Intellectual Property” as defined in the Security Agreement.
“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
“Intellectual Property Security Agreements” has the meaning assigned to that term in the Security Agreement.
“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Collateral Agent, the ABL Facility Agent and the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.
“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the making of such Base Rate Loan or conversion from a Eurodollar Rate Loan, and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period that is longer than three (3) months, “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or applicable Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c)

of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the Maturity Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internally Generated Cash” means, with respect to any period, any Cash of the Borrower or any Subsidiary generated from the business operations of the Borrower and its Subsidiaries during such period, excluding the proceeds of any Asset Sale, Casualty Event, Extraordinary Receipts and any Cash that is generated from an incurrence of Indebtedness (other than revolving Indebtedness under the ABL Credit Agreement), an issuance of Equity Interests or a capital contribution.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Borrower or any Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedging Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.
“Junior Indebtedness” means (i) any Subordinated Indebtedness and (ii) any Indebtedness that, in the case of this clause (ii), is either unsecured or secured only by Permitted Liens that are junior in right of security to the Liens securing the Obligations; provided that it is understood that (A) Indebtedness under the ABL Facility, (B) Hedging Agreements, (C) intercompany Indebtedness among the Credit Parties and (D) other Indebtedness pursuant to clauses (i) and (ii) of the first sentence of this definition in an aggregate principal amount not exceeding $2,000,000 for all such Indebtedness under this clause (D), shall not, in each case, constitute Junior Indebtedness.
“Landlord Waiver and Personal Property Collateral Access Agreement” means a Landlord Waiver and Personal Property Collateral Access Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by the Collateral Agent.
“Laws” means, with respect to any Person, (i) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedging Agreement with any Credit Party (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedging Agreement, ceases to be an Agent or a Lender, as the case may be).
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a).
“Margin Stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower, or the ability of the Credit Parties taken as a whole, to fully and timely perform their respective Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the Collateral or the Collateral Agent’s Liens (on behalf of itself and the Lenders and other Secured Parties) on a material portion of the Collateral or the priority of such Liens; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount exceeding $15,000,000.
“Material Leasehold Property” means each Leasehold Property for which a Landlord Personal Property Collateral Agreement (or similar agreement) has been delivered or is required to be delivered pursuant to the ABL Credit Agreement.
“Material Real Estate Asset” means (x) any Designated Material Real Property and (y) any fee‑owned Real Estate Asset acquired after the Closing Date having a Fair Market Value in excess of $5,000,000.
“Maturity Date” means the earlier of (a) October 13, 2023 and (b) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Measurement Period” means, as of any date of determination, the four consecutive Fiscal Quarters ending on or most recently ended as of such date of determination (taken as one accounting period) for which financial statements have been or are required to have been delivered pursuant to Sections 5.1(b) and 5.1(c), as applicable; provided that, prior to the first date that financial statements are required to be delivered pursuant to Sections 5.1(b) and 5.1(c), the Measurement Period shall be the period of four consecutive Fiscal Quarters ended March 31, 2018.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage substantially in form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” as defined in Section 5.11(c).
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary management’s discussion and analysis, describing the results of operations of the Borrower and its Subsidiaries for the applicable period to which such financial statements relate including a breakdown of revenues for the five (5) largest customers by revenue of the Borrower and its Subsidiaries.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable, or reasonably estimated to be payable, by the seller as a result of any gain recognized in connection with such Asset Sale (provided that, in the case of any estimate, if the actual taxes payable are less (by more than a de minimis amount) than the amount estimated, the balance shall be considered Net Asset Sale Proceeds), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans or any ABL Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representa-tions and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale, provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
“Net Extraordinary Receipts” means Extraordinary Receipts, net of any reasonable costs and expenses associated therewith, including reasonable legal fees and expenses and taxes payable or reasonably estimated to be payable as a result of any gain recognized in connection therewith (provided that, in the case of any estimate, if the actual taxes payable are less (by more than a de minimis amount) than the amount estimated, the balance shall be considered Net Extraordinary Receipts).
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder, (b) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking (any event of the type referenced in clauses (a) and (b) above being referred to as a “Casualty Event”) or (c) under any business interruption or similar insurance policy in respect of a covered loss thereunder, minus (ii) (a) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable, or reasonably estimated to be payable, as a result of any gain recognized in connection therewith (provided that, in the case of any estimate, if the actual taxes payable are less (by more than a de minimis amount) than the amount estimated, the balance shall be considered Net Insurance/Condemnation Proceeds).
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements or other Indebtedness of the type described in clause (ix) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Agreement or such other

Indebtedness as of the date of determination (assuming the Hedging Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Agreement or such other Indebtedness as of the date of determination (assuming such Hedging Agreement or such other Indebtedness were to be terminated as of that date).
“Newtown Premises” means the premises of BlueLinx located in Newtown, Connecticut as of the date hereof that is the subject of the PBGC Newtown Mortgage.
“Not Otherwise Applied” means, with reference to any cash capital contributions or Net Equity Proceeds from the sale or issuance of any common Equity Interests or any other transaction or the Cumulative Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.10 and (b) was not previously applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount (including the application of the Cure Amount pursuant to Section 8.3).
“Non-Consenting Lender” as defined in Section 2.20.
“Non-Guarantor Subsidiary” means a Subsidiary of the Borrower that is not a Guarantor.
“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their Securities.
“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Obligations” means all obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedging Agreement, whether for principal, premium (including the Prepayment Premium), interest (including interest and premium which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest or premium in the related bankruptcy proceeding), payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.
“Obligee Guarantor” as defined in Section 7.7.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles or certificate of formation or organization, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar Government Official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such Government Official.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Participant Register” as defined in Section 10.6(g)(i).
“Patents” as defined in the Security Agreement.
“PATRIOT Act” as defined in Section 3.1(o).
“Paid in Full” or “Payment in Full” means:
(a)     payment in full in cash of the principal of, premium (including the Prepayment Premium) and interest (including premium and interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations;
(b)     payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time) with respect to the Obligations; and
(c)     termination or expiration of all commitments of the holders of the Obligations, to extend credit or make loans or other credit accommodations to any of the Credit Parties.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“PBGC Escrow Account” means an account established to hold a portion of the sale proceeds from any disposition of the Newtown Premises in an amount equal to the remaining PBGC Funding Waiver Obligations at the time of such sale.
“PBGC Escrow Agent” means a bank mutually acceptable to BlueLinx and the PBGC at which the PBGC Escrow Account shall be maintained pursuant to the PBGC Escrow Agreement.
“PBGC Escrow Agreement” means the escrow agreement contemplated by the PBGC Newtown Mortgage in connection with the sale of the Newtown Premises that would be entered into among BlueLinx, the PBGC and the PBGC Escrow Agent with respect to the PBGC Escrow Account, in form and substance reasonably satisfactory to the Administrative Agent.
“PBGC Funding Waiver Documents” means, collectively: (i) the PBGC Newtown Mortgage; (ii) the PBGC Funding Waiver Letter; (iii) the PBGC Escrow Agreement; and (iv) any agreement, document or instrument executed and/or delivered by any Credit Party in connection therewith.
“PBGC Funding Waiver Letter” means the letter, dated May 8, 2014, issued by the IRS in favor of BlueLinx pursuant to which the IRS has granted the application of BlueLinx of a waiver of the minimum funding standards for the plan year of the BlueLinx Plan as set forth in the PBGC Funding Waiver Letter, as the same now exists or may hereafter by amended, modified, supplemented, extended, renewed, restated or replaced as permitted hereunder.
“PBGC Funding Waiver Obligations” means the aggregate amount of the outstanding balance (and interest that has accrued and will accrue thereon) of the minimum funding standard for the plan year of the

BlueLinx Plan as set forth in the PBGC Funding Waiver Letter, which outstanding balance is not more than $375,000 as of the date hereof.
“PBGC Newtown Mortgage” means the Mortgage Deed, dated as of July 8, 2014, made by BlueLinx, as mortgagor, in favor of the PBGC, as mortgagee, with respect to the Newtown Premises, as the same now exists or may hereafter by amended, modified, supplemented, extended, renewed, restated or replaced as permitted hereunder.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
“Perfection Certificate” means a certificate in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
“Permitted Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its wholly‑owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that,
(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
(iii)    (A) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by the Borrower or a Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions required pursuant to Sections 5.10 and/or 5.11, as applicable, and (B) in the case of the acquisition of assets by the Borrower or a Guarantor, all acquired assets shall become Collateral and the Borrower shall have taken, or caused to be taken, as of the date of such acquisition, each of the actions required pursuant to Sections 5.10 and/or 5.11, as applicable;
(iv)    the Total Net Leverage Ratio for the Measurement Period most recently ended, calculated on a Pro Forma Basis after giving effect to such acquisition, shall not exceed the Total Net Leverage Ratio for such Measurement Period as in effect immediately prior to such acquisition;
(v)    the Borrower shall have delivered to the Administrative Agent (A) written notice of the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition and (B) promptly upon request by the Administrative Agent, to the extent available, monthly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the three (3) year period immediately prior to such proposed Permitted Acquisition, including any available audited financial statements;
(vi)    for any acquisition with respect to which the consideration therefor is equal to or greater than $25,000,000, within a reasonable time prior to the consummation of such acquisition, Borrower shall provide the Administrative Agent with a due diligence package relating to the proposed acquisition, including to the extent available, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired;
(vii)    (A) the aggregate Permitted Acquisition Consideration for all Permitted Acquisitions in which the assets so acquired do not become part of the Collateral or of any Person that does not become a

Guarantor, when taken together with the total consideration for all such acquired assets and Persons from and after the Closing Date, shall not exceed $15,000,000 during the term of this Agreement and (B) the aggregate Permitted Acquisition Consideration for all Permitted Acquisitions shall not exceed $100,000,000 during the term of this Agreement;
(viii)    any Indebtedness assumed in connection with any Permitted Acquisition shall be permitted under Section 6.1(j);
(ix)    in the case of the acquisition of Equity Interests of a Person, the board of directors (or similar governing body) of such Person shall have consented to such acquisition; and
(x)    any Person or assets or division as acquired in accordance herewith (y) shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business or lines of business and (z) shall have generated positive cash flow (calculated on a pro forma basis in such manner and extent that is reasonably acceptable to the Administrative Agent) for the four quarter period most recently ended prior to the date of such acquisition.
“Permitted Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in Cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.
“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2 (subject to the subordination and/or intercreditor provisions as contemplated thereby, to the extent applicable).
“Permitted Multiemployer Withdrawal” means the withdrawal from or termination of a Multiemployer Plan that results in a Withdrawal Liability to a Credit Party that meets the following conditions: (a) the Administrative Agent shall have received prior written notice of the intention of such Credit Party to withdraw from such Multiemployer Plan, (b) the required annual cash funding obligations of the Credit Party shall increase by an amount not greater than $3,000,000 in the aggregate as a result of all withdrawals from Multiemployer Plans after the Closing Date, (c) such withdrawal does not result in a Lien on any assets of the Credit Party unless such Lien is junior and subordinate to the Lien in favor of the Administrative Agent on terms acceptable to the Administrative Agent and (d) the Administrative Agent shall have received true and complete copies of the agreements between such Credit Party and the trustee or administrator of a Multiemployer Plan (or the PBGC on behalf of such trustee or administrator) with respect to such withdrawal from such Multiemployer Plan promptly upon the execution thereof.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” means IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.
“Prepayment Premium” as defined in Section 2.11.
“Prime Rate” means the “U.S. Prime Lending Rate” as published in The Wall Street Journal.

“Principal Office” means, for the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or account or office or account of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.
“Principal Payment Date” means the last Business Day of March, June, September and December in each calendar year commencing with June 2018 through and including the Maturity Date.
“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio in accordance with Section 1.4.
“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Exposure of that Lender by (b) the aggregate Exposure of all Lenders.
“Projections” as defined in Section 4.8.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
“Real Property Capital Leases” means (i) each Capital Lease obligation or financing obligation with respect to Real Estate Assets set forth on Schedule 6.1(a) and (ii) any future lease of (or any agreement conveying the right to use) any Real Estate Asset by such Person as lessee which is permitted under Section 6.1(i) and which, in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person; provided, that, for purposes of calculating compliance with the Total Net Leverage Ratio, any lease or financing permitted hereunder occurring after the Closing Date that (a) involves any Real Estate Asset and (b) that arises out of a Sale and Leaseback Transaction permitted under Section 6.10, shall be excluded from clause (i)(A) of the calculation of the Total Net Leverage Ratio, in the case of each of clause (i) and (ii) above, notwithstanding any accounting treatment that may be required under GAAP.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Register” as defined in Section 2.4(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Agreements” means, collectively, the Acquisition Documentation.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Transactions” means, collectively, (a) the execution and delivery by the Credit Parties of the Credit Documents to which they are a party and the borrowings hereunder and the use of proceeds thereof, (b) the execution and delivery by the Credit Parties of the ABL Credit Agreement and the other ABL Credit Documents to which they are a party, (c) the consummation of the Acquisition Transactions, (d) the other transactions related to or entered into in connection with any of the foregoing (including the other transactions consummated (or to be consummated) on the Closing Date pursuant to the Related Agreements) and (e) the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Replacement Lender” as defined in Section 2.20.
“Required Prepayment Date” as defined in Section 2.12(c).
“Requisite Lenders” means, at any time, one or more Lenders having or holding Exposure and representing more than 50% of the aggregate Exposure of all Lenders at such time.
“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of stock to the holders of that class (other than Disqualified Equity Interests); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (iv) management or similar fees payable to any Affiliates of the Borrower.
“R&W Insurance” means any representation and warranty insurance payable to any Loan Party, including pursuant to the Buyer-Side Representations and Warranties Insurance Policy (Policy Number: 017551146) dated the Closing Date provided by AIG Specialty Insurance Company to BlueLinx with respect to the Cedar Creek Acquisition or such other representation and warranty insurance issued to a Loan Party.
“Sale and Leaseback Transaction” as defined in Section 6.10.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions that broadly prohibit or restrict dealings in, with or involving such country or territory.
“Sanctioned Person” means any Person: (a) listed or designated on any list of Persons that are the subject or target of Sanctions, including without limitation, the Specifically Designated Nationals and Blocked Persons List maintained by OFAC, (b) located, organized or resident in a Sanctioned Country (c) owned or controlled by, or acting for or on behalf of, any person described in the foregoing clause (a) or (d) otherwise the subject or target of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; (d) the United Kingdom, including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury; and (e) any other relevant national or supra-national Governmental Authority.
“Sanctions List” means any Sanctions-related list of designated Persons maintained by any Sanctions Authority, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“Secured Parties” has the meaning assigned to that term in the Security Agreement.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” as defined in the UCC.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit F‑2.
“Solvent” means, with respect to Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such Person does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).
“Specified Properties” means those properties set forth on Schedule 2.10.
“Specified Representations” means (i) the representations and warranties made by or with respect to the Borrower and its Subsidiaries (other than Excluded Subsidiaries but including the Acquired Business) in Section 4.1(a); Sections 4.1(b), 4.3 and 4.6 (in each case as they relate to due authorization, execution, delivery and performance of the Credit Documents); Section 4.4(a)(i); Section 4.4(a)(ii); Section 4.17; Section 4.18; Section 4.22; Section 4.24; and Section 4.30; and (ii) the representations and warranties made by or with respect to the Borrower and its Subsidiaries (excluding the Acquired Business) in Sections 4.4(b) and 4.16 (in each case with respect to Contractual Obligations constituting Indebtedness); Section 4.10; Section 4.12; Section 4.19; and Section 4.15.
“Subordinated Indebtedness” means any unsecured Indebtedness incurred by a Credit Party that is expressly subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Swap Obligation” as defined in the definition of “Excluded Swap Obligation.”
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding, including backup withholding (together with interest, penalties and other additions thereto) of any nature imposed by any Governmental Authority.
“Terminated Lender” as defined in Section 2.20.
“Term Loan Priority Collateral” as defined in the Intercreditor Agreement.
“Third Party” means any Person other than the Borrower or any Affiliate thereof.
“Title Policy” as defined in Section 5.11(c)(iii).
“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) Consolidated Total Debt (excluding Indebtedness in respect of Real Property Capital Leases) as of such date minus (B) Unrestricted Cash as of such date in an amount not exceeding $10,000,000 to (ii) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date or most recently ending prior to such date.
“Trademarks” as defined in the Security Agreement.
“Transaction Costs” means the fees, costs and expenses related to or arising out of the consummation of the Related Transactions payable by Borrower or any of the Borrower’s Subsidiaries.
“Type of Loan” means, with respect to any Loan, a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“Unrestricted Cash” means the aggregate amount of Cash and Cash Equivalents held in bank accounts of Borrower and the Guarantors that are subject to Control Agreements to the extent that the use of such Cash or Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement (including, with respect to Cash or Cash Equivalents held in a bank account of any Guarantor, that such Guarantor is not subject to any restriction on its ability to distribute such Cash or Cash Equivalents to Borrower), and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of Collateral Agent, the ABL Facility Agent and any statutory Liens in favor of banks (including rights of set-off)).
“U.S.” or “United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(g).

“Withholding Agent” means the Borrower and the Administrative Agent.
“VCOC Information Letter” means a VCOC Information Letter in the form agreed between the Administrative Agent and the Borrower prior to the Closing Date.
“Waivable Mandatory Prepayment” as defined in Section 2.12(c).
1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Credit Document, then if either Borrower or the Requisite Lenders shall request an amendment to such provisions of this Agreement, then the Borrower, the Administrative Agent and the Requisite Lenders agree to negotiate an amendment to such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made; provided that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower shall be given effect for purposes of measuring compliance with financial covenants, unless the Borrower and the Requisite Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP; provided, further that, notwithstanding the foregoing, no leases that would be treated as operating leases on the Closing Date (whether in existence on the Closing Date or incurred, acquired or assumed after the Closing Date) shall be treated as Capital Leases or financing obligations for any purpose hereunder. Until the Borrower and the Requisite Lenders have agreed to any amendment referred to in the prior sentence, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements prior to the applicable change in GAAP.
1.3    Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Except as otherwise expressly provided herein, any reference in this Agreement to any Credit Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.
1.4    Pro Forma Calculations.
(a)    Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.4. When calculating the Total Net Leverage Ratio for purposes of Section 2.10(e) and Section 6.7, any events described in this Section 1.4 that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect.
(b)    For the purposes of calculating Consolidated EBITDA for any Measurement Period, if at any time during such Measurement Period (and on or after the Closing Date), any Credit Party or any of its Subsidiaries shall have made a Permitted Acquisition or Asset Sale, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto in such manner and extent that is acceptable to the

Administrative Agent as if any such Permitted Acquisition or Asset Sale occurred on the first day of such Measurement Period.
(c)    In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including in connection with any Permitted Acquisition or Asset Sale) included in the calculations of the Total Net Leverage Ratio (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable Measurement Period, then the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Measurement Period.
1.5    Delivery Obligations.Except as otherwise provided for in this Agreement, if a delivery obligation of the Credit Parties is due on a day that is not a Business Day, then the due date shall be the next succeeding Business Day.
SECTION 2. LOANS
2.1    Loans.
(a)    Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to the Borrower in an amount equal to such Lender’s Commitment.
The Borrower may make only one borrowing under the Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.8, 2.9(a) and 2.10, all amounts owed hereunder with respect to the Loans shall be Paid in Full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.
(b)    Borrowing Mechanics for Loans.
(i)    The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 1:00 p.m. (New York City time) three Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.
(ii)    Each Lender shall make its Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower or to such other account as may be designated in writing to the Administrative Agent by the Borrower.
2.2    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the Borrowing Date that such Lender does not intend to make available to the Administrative Agent, the amount of such Lender’s Loan requested on the Borrowing Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Borrowing Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Borrowing Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the demand of the Administrative Agent, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, together with interest thereon, for each day from the Borrowing Date until the date such amount is paid to the Administrative Agent at the rate payable hereunder for the Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.3    Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be applied by the Borrower to fund, in part, the Acquisition Transactions, to refinance or retire the Existing Indebtedness and to fund the Transaction Costs. The Borrower shall not use, directly or indirectly, any part of any proceeds of the Loans: (i) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage in violation of any Anti-Corruption Laws; (ii) to fund or facilitate any activities or business of, with or involving any Sanctioned Person; or (iii) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.
2.4    Evidence of Debt; Register; Lenders’ Books and Records; Notes
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(b)    Register. The Administrative Agent (or its agent or sub-agent appointed by it), acting solely for U.S. federal income tax purposes as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders and Loans (including both principal and stated interest) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans except to the extent necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.5    Interest on Loans.
(a)    Except as otherwise set forth herein, the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)    if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
(ii)    if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and
(b)    The borrowing of Loans on the Closing Date shall consist of Eurodollar Loans. The basis for determining the rate of interest with respect to the Loans, and the Interest Period with respect to any Eurodollar Rate Loan shall be selected by the Borrower and notified to each Agent and the Lenders pursuant to the Funding Notice or applicable Conversion/Continuation Notice, as the case may be.
(c)    In connection with Eurodollar Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender holding Loans.
(d)    Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365‑day or 366‑day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
2.6    Conversion/Continuation.

(a)    Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:
(i)    to convert at any time all or any part of any Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
(b)    The Borrower shall deliver a Conversion/Continuation Notice to the Agents no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Agents in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
2.7    Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment automatically bear interest (including post‑petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
2.8    Scheduled Payments. The principal amounts of the Loans shall be repaid in consecutive quarterly installments and on the Maturity Date (each such payment, an “Installment”) in the aggregate amounts set forth below on each Principal Payment Date:

Principal Payment Date	Installments
June 30, 2018	$450,000
September 30, 2018	$450,000
December 31, 2018	$450,000
March 31, 2019	$450,000
June 30, 2019	$450,000
September 30, 2019	$450,000
December 31, 2019	$450,000
March 31, 2020	$450,000
June 30, 2020	$450,000
September 30, 2020	$450,000
December 31, 2020	$450,000
March 31, 2021	$450,000
June 30, 2021	$450,000
September 30, 2021	$450,000
December 31, 2021	$450,000
March 31, 2022	$450,000
June 30, 2022	$450,000
September 30, 2022	$450,000
December 31, 2022	$450,000
March 31, 2023	$450,000
June 30, 2023	$450,000
September 30, 2023	$450,000
Maturity Date	Remainder

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Sections 2.9, 2.10 and 2.12, as applicable, and (y) the Loans, together with all other amounts then owed hereunder with respect thereto, shall, in any event, be Paid in Full no later than the Maturity Date.
2.9    Voluntary Prepayments.
(a)    At any time and from time to time after the first anniversary of the Closing Date, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).
(b)    All such prepayments shall be made:
(i)    upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and
(ii)    upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;
in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein (it being understood that if such prepayment is to be made in conjunction with the receipt by the Borrower of funds from a refinancing or any other transaction, then such notice may be made contingent upon the closing of such transaction). Any such voluntary prepayment pursuant to this Section 2.9 shall be applied as specified in Section 2.12(a) and be subject to Section 2.11.
2.10    Mandatory Prepayments.
(a)    Asset Sales. Not later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds (other than from the sale of any Specified Properties), the Borrower shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds, together with accrued interest thereon and any premium payable pursuant to Section 2.11; provided that (i) to the extent any such Net Asset Sale Proceeds constitute proceeds of ABL Priority Collateral (including the portion of Net Asset Sale Proceeds constituting proceeds of ABL Priority Collateral from an Asset Sale of the Equity Interests of any Credit Party that owns ABL Priority Collateral), then the mandatory prepayment pursuant to this Section 2.10(a) with respect to Net Asset Sale Proceeds constituting proceeds of ABL Priority Collateral shall be in an amount equal to 100% of such Net Asset Sale Proceeds minus the amount of such Net Asset Sale Proceeds that are then required to be used to prepay Indebtedness under the ABL Credit Agreement, and (ii) (A) so long as no Default or Event of Default shall have occurred and be continuing, and (B) to the extent that aggregate Net Asset Sale Proceeds reinvested in accordance with this Section 2.10(a) from the Closing Date through the applicable date of determination, together with the aggregate amount of Net Insurance/Condemnation Proceeds reinvested in accordance with Section 2.10(b) and Net Extraordinary Receipts reinvested in accordance with Section 2.10(f), do not exceed $15,000,000 in the aggregate, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest (or commit to invest) all or a portion of such Net Asset Sale Proceeds in long‑term productive assets of the general type used in the business of the Borrower and its Subsidiaries within twelve (12) months of receipt thereof (or, if committed to be reinvested within such twelve (12) month period, within six (6) months of such twelve (12) month period). For the avoidance of doubt, any Net Asset Sale Proceeds not so invested during such twelve (12) month period (or, in the case of commitments, within six (6) months of such twelve (12) month period) shall be required to be used to make a mandatory prepayment of the Loans on the Business Day after such period ends.
(b)    Insurance/Condemnation Proceeds. Not later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds, together with accrued interest thereon and any premium payable pursuant to Section 2.11; provided that (i) to the extent any such Net Insurance/Condemnation Proceeds constitute proceeds of ABL Priority Collateral, then the mandatory prepayment pursuant to this Section 2.10(b) with respect to such Net Insurance/Condemnation Proceeds constituting proceeds of ABL Priority Collateral shall be in an amount equal to 100% of such Net Insurance/Condemnation Proceeds minus the amount of such Net Insurance/Condemnation Proceeds that are then required to be used to prepay Indebtedness under the ABL Credit Agreement, and (ii) (A) so long as no Default or Event of Default shall have occurred and be continuing, and (B) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination, together with the aggregate amount of Net Asset Sale Proceeds reinvested in accordance with Section 2.10(a) and Net Extraordinary Receipts reinvested in accordance with Section 2.10(f), do not exceed $15,000,000 in the aggregate, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest (or commit to invest) all or a portion of such Net Insurance/Condemnation Proceeds in long‑term productive assets of the general type used in the business of the Borrower and its Subsidiaries within twelve (12) months of receipt thereof (or, if committed to be reinvested within such twelve (12) month period, within six (6) months of such twelve (12) month period). For the avoidance of doubt, any Net Insurance/Condemnation Proceeds not so invested during such twelve (12) month period (or, in the case of commitments, within six (6) months of such twelve (12) month period) shall be required to be used to make a mandatory prepayment of the Loans on the Business Day after such period ends.
(c)    [Reserved].

(d)    Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds (net of customary underwriting discounts and commissions and other customary and bona fide costs and expenses associated therewith including reasonable legal fees and expenses), together with accrued interest thereon and any premium payable pursuant to Section 2.11.
(e)    Excess Cash Flow. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 28, 2019), the Borrower shall, not later than ninety-five (95) days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Excess Cash Flow, together with accrued interest thereon, minus voluntary repayments of the Loans made during such Fiscal Year with Internally Generated Cash; provided that (i) such prepayment percentage shall be 25% if, as of the last day of the most recently ended Fiscal Year, the Total Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Total Net Leverage Ratio as of the last day of such Fiscal Year) shall be 4.00:1.00 or less, and (ii) no such prepayment shall be required by this clause (e) if the foregoing Total Net Leverage Ratio as of the last day of such Fiscal Year shall be 3.50:1.00 or less.
(f)    Extraordinary Receipts. Not later than the fifth Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Extraordinary Receipts, together with accrued interest thereon; provided that (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Extraordinary Receipts from the Closing Date through the applicable date of determination, together with the aggregate amount of Net Asset Sale Proceeds reinvested in accordance with Section 2.10(a) and Net Insurance/Condemnation Proceeds reinvested in accordance with Section 2.10(b), do not exceed $15,000,000 in the aggregate, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest (or commit to invest) all or a portion of such Net Extraordinary Receipts in long‑term productive assets of the general type used in the business of the Borrower and its Subsidiaries within twelve (12) months of receipt thereof (or, if committed to be reinvested within such twelve (12) month period, within six (6) months of such twelve (12) month period). For the avoidance of doubt, any Net Extraordinary Receipts not so invested during such twelve (12) month period (or, in the case of commitments, within six (6) months of such twelve (12) month period) shall be required to be used to make a mandatory prepayment of the Loans on the Business Day after such period ends.
(g)    Cure Proceeds. Upon receipt of any Cure Amount, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Cure Amount, together with accrued interest thereon.
(h)    Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a) through 2.10(g), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds, Excess Cash Flow, Extraordinary Receipt or Cure Amount, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received as Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Excess Cash Flow or Net Extraordinary Receipts exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
(i)    Application. Any such prepayments pursuant to this Section 2.10 shall be applied as specified in Section 2.12(b) and, in the case of Section 2.10(a) and Section 2.10(d), be subject to Section 2.11.
2.11    Prepayment Premium. In the event that all or any portion of the Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Loans or after an Event of Default but excluding payments of the purchase price in connection with an assignment of the Loans made pursuant to Section 2.20(b)) prior to the fourth anniversary of the Closing Date, such repayments or prepayments will be made together with a premium equal to (i) 3.00% of the amount repaid or prepaid and accompanied by the Applicable Make-Whole Amount as of the date of such repayment or prepayment, if such repayment or prepayment occurs on or prior to the first anniversary of the Closing Date, (ii) 3.00% of the amount repaid or prepaid, if such repayment or prepayment occurs on or after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (iii) 2.00% of the amount repaid or prepaid, if such repayment or prepayment occurs on or after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date and (iv) 1.00% of the amount repaid or prepaid, if such repayment or prepayment occurs on or after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date (the foregoing premiums (including the Applicable Make-Whole Amount), the “Prepayment Premium”); provided that (A) the Prepayment Premium shall not apply to (1) scheduled amortization Installment payments made by Borrower pursuant to Section 2.8, (2) mandatory prepayments by Borrower pursuant to Section 2.10(b), Sections 2.10(e), 2.10(f) and 2.10(g) and (3) mandatory prepayments by Borrower pursuant to Section 2.10(a) that do not exceed $15,000,000 in the aggregate during the term of this Agreement and (B) it is understood and agreed that the Prepayment Premium shall apply to any prepayment of the Loans made with the proceeds of the Specified Properties. If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.
2.12    Application of Prepayments.
(a)    Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.9(a) shall be applied on a pro rata basis to the remaining scheduled amortization Installments of principal of the Loans (including the final payment).
(b)    Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(g) shall be applied on a pro rata basis to the remaining scheduled amortization Installments of principal of the Loans (including the final payment).
(c)    Waivable Payments. Anything contained herein to the contrary notwithstanding, so long as any Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment of the Loans (each a “Waivable Mandatory Prepayment”), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the

Borrower shall notify the Administrative Agent of the amount of such payment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall (i) be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to pay the Loans of such Lenders (which prepayment, shall be applied to the scheduled Installments of principal of the Loans in accordance with Section 2.12(b)), and (ii) with respect to any remaining balance, be returned to the Borrower (in which event the Borrower may use the proceeds for any purpose not prohibited by the Credit Documents).
(d)    Repatriation. To the extent that the Borrower has reasonably determined in good faith that repatriation of (i) any of or all of the Net Insurance/Condemnation Proceeds received by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b) or (ii) any or all of the Net Extraordinary Receipts received by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(f) would, in any such case, have a material and adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts, the Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts so affected may be retained by the applicable Foreign Subsidiary and no prepayment under Section 2.10(b) or Section 2.10(f), as applicable shall be required; provided that, once such repatriation of any of such affected Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts, as the case may be, is permitted under the applicable local law or would no longer result in such material adverse tax consequences, such repatriation shall be promptly effected and the Borrower shall promptly (and in no event later than five Business Days after such repatriation) apply an amount equal to such repatriated Net Insurance/Condemnation Proceeds or Net Extraordinary Receipts, as the case may be, to the prepayment of the Loans.
(e)    Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(c).
2.13    General Provisions Regarding Payments.
(a)    All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may in the Administrative Agent’s discretion be deemed to have been paid by the Borrower on the next succeeding Business Day.
(b)    All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
(c)    The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
(f)    The Administrative Agent may deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is Paid in Full.
(g)    If an Event of Default shall have occurred and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by the Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.
(h)    Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension.
2.14    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set‑off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it or (c) acceptance of the Waivable Mandatory Prepayment.
2.15    Making or Maintaining Eurodollar Rate Loans.
(a)    Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made after consultation with the Borrower and the Administrative Agent), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate” or the rates referenced in the definition of “Adjusted Eurodollar Rate” are otherwise not available, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.
(b)    Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Requisite Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If (A) the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence or (B) the circumstances set forth in this clause (b)(i) or (ii) have not arisen but the supervisor for the administrator of the Adjusted Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted Eurodollar Rate shall no longer be used for determining interest rates for loans, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice or the circumstances in clause (B) have arisen, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c)    Compensation for Breakage or Non‑Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re‑employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.
(d)    Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)    Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.
2.16    Increased Costs; Capital Adequacy.
(a)    Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects any Recipient to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than Taxes) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, converting to or continuing or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after‑tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
2.17    Taxes; Withholding, Etc.
(a)    Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.
(b)    Payments Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payments of Other Taxes by a Credit Party. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct, if any, and withhold from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E) the Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), (i) an executed copy of IRS Form W-9 or (ii) (x) an executed copy of IRS Form W-8IMY evidencing its entitlement to be treated as a United States person with respect to payments under any Credit Document for which it is not the beneficial owner and (y) an executed copy of IRS Form W-8ECI with respect to any other payments under any Credit Document.
Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
2.18    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
2.19    Fees. The Borrower agrees to pay each Agent such other fees in the amounts and at the times separately agreed upon.
2.20    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender or Non‑Consenting Lender that is not (or not affiliated with) the Administrative Agent (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(c), 2.16 or 2.17; or otherwise as if it were a prepayment pursuant to Section 2.9 and (3) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
Section 3. CONDITIONS PRECEDENT
3.1    Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make a Loan on the Closing Date are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
(a)    Credit Documents. The Administrative Agent shall have received copies of (i) this Agreement, (ii) the Security Agreement, (iii) each of the Notes and (iv) each of the Intellectual Property Security Agreements, in each case executed and delivered by each Credit Party which is a party thereto.
(b)    Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent shall have received, in respect of each Credit Party, (i) copies of each Organizational Document of each Credit Party and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party, or the managing member or general party of such Credit Party (including with respect to the Borrower, one or more officers of the Borrower who are authorized to execute Funding Notices delivered under this Agreement); (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation.
(c)    ABL Facility.
(i)    (A) The ABL Credit Agreement and the related collateral documents shall be in form and substance reasonably satisfactory to the Administrative Agent, (B) the ABL Facility shall be in full force and effect, and (C) the Administrative Agent shall have received true and correct copies of the ABL Credit Agreement, the Guaranty and Security Agreement (as defined in the ABL Credit Agreement) and such other guaranty and collateral documents therefor.
(ii)    The Collateral Agent, the ABL Facility Agent and the Credit Parties shall have duly authorized, executed and delivered the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.
(d)    Consummation of Related Transactions.
(i)    The Acquisition Transactions shall have been or, concurrently with the Closing Date shall be, consummated in accordance with the terms of the Acquisition Documentation without giving effect to any amendment, modifications, consents or waivers thereto that are materially adverse to the interests of the Lenders without the consent of the Administrative Agent.
(ii)    The Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement, together with all amendments, waivers, modifications, supplements, exhibits or schedules thereto executed in connection therewith. The Acquisition Agreement shall be in full force and effect, and no provision thereof shall have been amended, modified or waived in any respect determined by the Administrative Agent to be materially adverse to the interests of the Lenders, in each case without the consent of the Administrative Agent.
(e)    No Indebtedness. On the Closing Date, after giving effect to the Related Transactions, the Borrower and its Subsidiaries (including the Acquired Business) shall have outstanding no Existing Indebtedness (other than Indebtedness expressly permitted to be outstanding under this Agreement) and the Administrative Agent shall have received reasonably satisfactory evidence of the termination of any Existing Indebtedness (including any and all commitments relating thereto, but excluding any Existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith.
(f)    Lien and Judgment Searches. The Administrative Agent shall have received:
(i)    the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the UCC (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the UCC should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens); and
(ii)    searches of ownership of intellectual property in the appropriate U.S. governmental offices and such patent, trademark and/or copyright filings as may be requested by the Administrative Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral.

(g)    Personal Property Collateral. Each Credit Party shall have delivered to the Collateral Agent:
(i)    UCC-1 financing statements in respect of security interests granted by each Credit Party for filing in all applicable jurisdictions;
(ii)    in connection with the pledge of the Equity Interest owned by each Credit Party, an original stock certificate representing such pledged Equity Interests (to the extent such Equity Interests are certificated), together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank;
(iii)    a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby; and
(iv)    fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Annex 4 to the Security Agreement;.
(h)    Financial Statements; Projections. The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets and related statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five (45) days (or 90 days in case such period is the end of the Borrower’s fiscal year) prior to the Closing Date, and reflecting the consummation of the transactions contemplated by Related Agreements, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) the Projections.
(i)    Evidence of Insurance. The Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with (i) an endorsement naming the Collateral Agent, for the benefit of Secured Parties, as additional insured with respect to liability insurance and (ii) a lender’s loss payable endorsement in favor of the Collateral Agent, for the benefit of the Secured Parties, with respect to casualty and property insurance, in each case, to the extent required under Section 5.5.
(j)    Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions, each dated the Closing Date, of (i) Fried, Frank, Harris, Shriver and Jacobson LLP, special New York counsel for the Credit Parties, (ii) King and Spalding, special Georgia counsel to the Credit Parties, (iii) Gray Robinson, special Florida counsel to the Credit Parties, (iv) Hall Estill, special Oklahoma counsel to the Credit Parties and (v) Dorsey & Whitney, special Minnesota counsel for the Credit Parties, in each case as to such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).
(k)    Fees. All closing payments, costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses) and other compensation payable to each Agent and the Lenders shall have been paid (or shall concurrently be paid) to the extent then due.
(l)    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer, treasurer or similar officer of the Borrower, demonstrating that after giving effect to the consummation of the Related Transactions the Credit Parties are and will be, on a consolidated basis, Solvent.

(m)    Closing Date Certificate. The Borrower shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(n)    VCOC Information Letter. The Borrower shall have delivered to the Administrative Agent a VCOC Information Letter in form, scope and substance reasonably satisfactory to the Administrative Agent.
(o)    “Know-Your-Customer”. To the extent requested in writing at least 10 Business Days prior to the Closing Date, the Lenders shall have received at least 5 Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including a duly executed W-9 (or such other IRS tax form as may be applicable) for the Borrower and Cedar Creek, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).
(p)    Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1(b), which Funding Notice may be delivered on or prior to the Closing Date, together with a flow of funds memorandum attached thereto with respect to the Related Transactions; provided that all certifications made under such Funding Notices shall be made (or deemed made) as of the Closing Date.
(q)    Representations and Warranties. The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Closing Date; provided that a failure of any Acquisition Agreement Representation to be true and correct shall not result in a failure of the condition to the initial availability of the Loans on the Closing Date, unless the Borrower or its applicable affiliates have the right (determined without regard to any notice requirement but taking into account any applicable cure period) not to consummate the Acquisition or to terminate its (or their) obligations under the Acquisition Agreement (or otherwise do not have an obligation to close the Acquisition) as a result of a failure of such Acquisition Agreement Representation to be true and correct.
(r)    Acquired Business Material Adverse Effect. Since March 9, 2018, there shall not have occurred any change or event that constitutes an Acquired Business Material Adverse Effect.
Section 4. REPRESENTATIONS AND WARRANTIES
In order to induce the Administrative Agent and the Lenders to enter into this Agreement, each Credit Party represents and warrants to the Administrative Agent and the Lenders, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with, and after giving effect to, the consummation of the Related Transactions):
4.1    Organization; Requisite Power and Authority; Existence and Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
4.2    [Reserved]

4.3    Due Authorization, Execution and Delivery. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4    No Conflicts with Organizational Documents, Applicable Law and Contractual Obligations. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries in any material respect, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under (i) any Material Indebtedness of the Borrower or any of its Subsidiaries or (ii) any other Contractual Obligation of the Borrower or any of its Subsidiaries except, in the case of this subclause (ii), with respect to Contractual Obligations that are not in respect of Indebtedness to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than (x) any Liens created under any of the Credit Documents in favor of the Collateral Agent, for the benefit of the Secured Parties or (y) subject to the terms of the Intercreditor Agreement, any Liens on the Collateral created under the ABL Facility Documents in favor of the ABL Facility Agent); or (d) require (i) any approval of stockholders, members or partners, (ii) any approval or consent of any Person under agreement governing Indebtedness for borrowed money or (iii) any approval or consent of any Person under any other Contractual Obligation of the Borrower or any of its Subsidiaries, except (A) in each of clauses (i), (ii) and (iii), for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders, and (B) in the case of clause (iii), where failure to obtain such approval or consent could not reasonably be expected to have a Material Adverse Effect.
4.5    Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority that has not been obtained, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.
4.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7    Accuracy of Financial Statements and other Written Information. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long‑term lease or unusual forward or long‑term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower and any of its Subsidiaries taken as a whole.
4.8    Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the Fiscal Year ending on December 29, 2018 through and including the Fiscal Year ending December 31, 2022 (the “Projections”) have been prepared based on good faith estimates and assumptions made by the management of the Borrower and its Subsidiaries and which management of the Borrower believes were reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.
4.9    Business Plan. The Initial Business Plan and each Business Plan delivered pursuant to Section 5.1(i) is and will be based on good faith estimates and assumptions made by the management of the Borrower.
4.10    No Material Adverse Change. Since December 31, 2017, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
4.11    Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely in accordance with Section 2.3.
4.12    Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.13    Payment of Taxes.. Except as otherwise permitted under Section 5.3, all material Tax returns of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any permitted extensions thereof) and all Taxes shown on such Tax returns to be due and payable, and all other material Taxes upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid, other than any Tax being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefore when due and payable. The Borrower does not know of any proposed material Tax assessment against the Borrower or any of its Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and for which such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall not have been made or provided therefor.
4.14    Properties.
(a)    Title. Each of the Borrower and its Subsidiaries has (i) good, valid and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.
(b)    Real Estate. As of the Closing Date, Schedule 4.14 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and the Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
4.15    Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened Environmental Claim or any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities in violation of any applicable Environmental Law or which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 through 270 or any state equivalent, in each case, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under applicable Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each of the Borrower’s and its Subsidiaries’ knowledge, no event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate could reasonably be expected to have, a Material Adverse Effect.
4.16    No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.17    Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined under the Investment Company Act of 1940, as amended.
4.18    Margin Stock.
(a)    None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
4.19    Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the

Borrower, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
4.20    Employee Benefit Plans. (a) The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan after giving effect to the PBGC Funding Waiver Obligations; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates; and (d) no ERISA Event (other than a Permitted Multiemployer Withdrawal) has occurred or is reasonably expected to occur and that is reasonably likely to result in a material liability to the Borrower. Except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by more than approximately $20,300,000. Based on the most recent information available to the Borrower, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal (within the meaning of Section 4203 of ERISA) from all Multiemployer Plans in 2018 is not more than $39,000,000. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. As of the date hereof, there are no Foreign Plans.
4.21    Certain Fees. Except as disclosed by the Borrower to the Administrative Agent prior to the Closing Date, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated by the Credit Documents.
4.22    Solvency. After giving effect to the Loans on the Closing Date, the Credit Parties are, on a consolidated basis, Solvent.
4.23    Insurance. The Borrower and its Subsidiaries maintains the insurance required by Section 5.5. All insurance maintained by the Borrower and its Subsidiaries on the Closing Date has been disclosed to the Collateral Agent in writing prior to the Closing Date, is in full force and effect and is of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.
4.24    Anti-Money Laundering, Anti-Corruption and Sanctions Laws.
(a)    Anti Money Laundering Laws, Etc. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (i) has taken or will take any action that would constitute or give rise to a material violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation by any Governmental Authority with regard to any actual or alleged violation of Anti-Money Laundering Laws. Each Credit Party has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with Anti-Money Laundering Laws.
(b)    Anti-Corruption Laws, Etc.
(i)    None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries: (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage in any manner that would constitute or give rise to a material violation of Anti-Corruption Laws or (B) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation by any Governmental Authority with regard to any actual or alleged violation of Anti-Corruption Laws.
(ii)    Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with Anti-Corruption Laws; and
(iii)    The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans: (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official or commercial counterparty to influence official action or secure an improper advantage in violation of Anti-Corruption Laws; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.
(c)    Sanctions. None of the Credit Parties or any of their respective Subsidiaries or any of the directors or officers of the Credit Parties or any of their respective Subsidiaries, or to the knowledge of each Credit Party, any of the Affiliates, employees or agents of the Credit Parties or any of their respective Subsidiaries (i) is a Sanctioned Person; (ii) has engaged in the past five (5) years or intends to engage in the future in any dealings with, involving or for the benefit of, any Sanctioned Person, to the extent in violation of applicable Sanctions; (iii) has taken any action, directly or indirectly, that would constitute or give rise to a violation of applicable Sanctions or (iv) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation by a Sanctions Authority with regard to any actual or alleged violation of Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Sanctions. The Borrower will not use, directly or indirectly, any part of any proceeds of the Loans: (A) to fund or facilitate any activities or business of, with or involving any Sanctioned Person to the extent in violation of applicable Sanctions; or (B) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.
4.25    Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 4.25 shall not apply to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which compliance is addressed in Section 4.24.

4.26    Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains, when taken as a whole, any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections, budgets and forward looking information and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general industry or economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
4.27    Certain Indebtedness. As of the Closing Date, the only Indebtedness of the Borrower and its Subsidiaries (other than intercompany Indebtedness) consists of the Obligations and other Indebtedness listed on Schedule 4.27.
4.28    Intellectual Property. Except as set forth on Schedule 4.28, each of the Borrower and its Subsidiaries owns or licenses or otherwise has the right to use all Patents, Patent applications, Trademarks, Trademark applications, service marks, trade names, Copyrights, Copyright applications and other Intellectual Property rights that are reasonably necessary in all material respects for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, and all such Intellectual Property owned by the Borrower and each of its Subsidiaries is subsisting and valid and enforceable, has not been abandoned, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting such party’s rights thereto, except, in each case, for such failure to possess such rights, infringements, conflicts, nonsubsistence, invalidity, unenforceability, abandonment or outstanding orders, judgments or decrees, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.28, no such Intellectual Property is the subject of any material licensing agreement as to which any of the Borrower or its Subsidiaries is a party. To the knowledge of any of the Borrower or its Subsidiaries, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any of the Borrower or its Subsidiaries infringes any Patent, Trademark, service mark, trade name, Copyright, license or other Intellectual Property owned by any other Person in any material respect, and no claim or litigation regarding any of the foregoing is pending or threatened in writing, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.29    Capital Stock and Ownership. The Equity Interests of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non‑assessable. Except as set forth on Schedule 4.29, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries. Schedule 4.29 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Related Transactions.
4.30    Creation, Validity, Perfection and Priority of Security Interests in Collateral.

(a)    The provisions of each of the Collateral Documents (whether executed and delivered prior to or on the Closing Date or thereafter) are and will be effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon all right, title and interest of each Credit Party in and to the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, and upon (i) the making of Loans hereunder, (ii) the filing of appropriately completed UCC financing statements and continuations thereof in the jurisdictions specified therein, (iii) with respect to United States Copyright registrations, the recordation of an appropriately completed short-form Intellectual Property Security Agreement in the United States Copyright Office, (iv) with respect to Deposit Accounts, when the Collateral Agent has “control” within the meaning of Section 9-104 of the applicable UCC and (v) with respect to any real property, the recordation of appropriately completed Mortgages, such security interest and Lien shall constitute a fully perfected (except to the extent not required to be perfected under the terms of the Credit Documents) and in the case of the ABL Priority Collateral so long as the ABL Facility is outstanding, second priority, and, in the case of all other Collateral, First Priority security interest in and Lien upon such right, title and interest of such Credit Party, in and to such Collateral, to the extent that such security interest and Lien can be perfected by such actions.
(b)    Subject to the Intercreditor Agreement and the second priority Lien on the ABL Priority Collateral so long as the ABL Facility is outstanding, the Obligations constitute First Priority senior secured obligations of the Credit Parties and, together with the obligations in respect of the ABL Facility, are the only such obligations of the Credit Parties.
Section 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1    Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent (for furnishing to the Lenders):
(a)    Monthly Reports. As soon as available, and in any event, within forty-five (45) days after the end of the first calendar month ending after the Closing Date, and within thirty (30) days after the end of each calendar month ending thereafter, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the current Fiscal Year to the end of such month, all in reasonable detail;
(b)    Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of the first Fiscal Quarter ending after the Closing Date, and within forty-five (45) days after the end of each Fiscal Quarter ending thereafter (other than the last Fiscal Quarter of each Fiscal Year), the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided that such delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintain by the Securities and Exchange Commission (“SEC”) so long as the Administrative Agent shall have been promptly informed by the Borrower of the posting thereof;
(c)    Annual Financial Statements. As soon as available, and in any event within one hundred thirty five (135) days after the first Fiscal Year ending after the Closing Date, and within ninety (90) days after each Fiscal Year ending thereafter, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year from the consolidated financial statements) and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; (ii) with respect to such consolidated financial statements a report thereon by BDO USA, LLP or a “big-four” accounting firm or another independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit (other than in connection with the final maturity date of the Loans), and shall state (so long as such accounting firm or certified public accountant customarily provides such statements) that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial state-ments) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); provided that such delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintain by the SEC so long as the Administrative Agent shall have been promptly informed by the Borrower of the posting thereof;
(d)    Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, in each case, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;
(f)    Notice of Default. Promptly upon any officer of the Borrower or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default under any Credit Document; (ii) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(g)    Notice of Litigation. Promptly upon any officer of the Borrower or the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consumma-tion of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower (including delivery of copies of notices received by the Borrower) to enable Lenders and their counsel to evaluate such matters;
(h)    Pension Plans; ERISA.

(A)    Promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested any documents described in Sections 101(k) or 101(l) of ERISA or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;
(B)    Promptly (but in any event within ten (10) days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened to by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(i)    Business Plan. As soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through final maturity of the Loans (a “Business Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and each quarter of such Fiscal year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each quarter of such Fiscal Year;
(j)    Insurance Report. At least thirty (30) days prior to the last day of each Fiscal Year, a certificate from the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Borrower and its Subsidiaries;
(k)    Information Regarding Collateral. The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed;
(l)    Annual Collateral Verification. Concurrently with the delivery of the financial statements under Section 5.1(c) for each Fiscal Year, the Borrower shall deliver to the Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes;
(m)    Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. Borrower shall immediately notify the Administrative Agent in the event that it or any of its Subsidiaries, directors, officers or employees becomes subject to any action, proceeding, litigation, claim or investigation by a Governmental Authority with regard to any actual or alleged violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws;

(n)    ABL Facility. (i) The Borrower, concurrently with delivering notice under the ABL Facility with respect to any condition or event that constitutes a default or an event of default under any ABL Facility or promptly upon any Person giving any notice to the Borrower or any of its Subsidiaries of the same, shall notify the Administrative Agent of the nature and period of existence of such condition, event or change, or the notice given (including, to the extent applicable, providing copies thereof) and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto, (ii) promptly upon the execution thereof (and in any event not later than three (3) Business Days after the date of execution), copies of any written amendment, restatement, supplement, waiver or other modification to any ABL Facility Document and (iii) promptly upon the delivery thereof (and in any event not later than five (5) Business Days after such delivery) copies of each borrowing base certificate delivered pursuant to the ABL Credit Agreement; and
(o)    Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any Subsidiary of the Borrower to its equity holders, bondholders or holders of any other of its securities acting in such capacity or by any Subsidiary of the Borrower to its security holders other than the Borrower or another Subsidiary of the Borrower, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (B) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or any Lender.
(p)    PBGC. The Credit Parties shall furnish to the Administrative Agent all notices, demands or other materials concerning the Indebtedness permitted under Section 6.1(q) (including all notices, demands or other materials sent by the IRS or the PBGC) either received by any Credit Party or on its or their behalf, promptly after receipt thereof, or sent by any Credit Party or on its or their behalf, concurrently with the sending thereof, as the case may be.
5.2    Preservation of Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence, and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
5.3    Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except for such Taxes and claims the validity of which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor and, with respect to any claim, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such claim.
5.4    Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate material repairs, renewals and replacements thereof.

5.5    Maintenance of Adequate Insurance. The Borrower and its Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (including the R&W Insurance), in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name the Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, for the benefit of the Secured Parties, as lender loss payee thereunder and provide for at least thirty (30) days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.
5.6    Books and Records; Inspection Rights. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent (including the right to appoint third party agents), at the Borrower’s expense (subject to the proviso below), to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, contracts and other documents, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (i) the Administrative Agent shall only be allowed to conduct, and Borrower shall only be obligated to reimburse the Administrative Agent for the expense of, one such inspection per calendar year prior to the occurrence of an Event of Default and an unlimited number of inspections during the continuance of an Event of Default; and (ii) any authorized representatives designated by any Lender (including the right to appoint third party agents) may accompany the Administrative Agent or its representative in connection with any inspection.
5.7    Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.3.
5.8    Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all applicable ERISA and all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this Section 5.8 shall not apply to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which compliance is addressed in Section 5.19.
5.9    Environmental Matters.
(a)    Environmental Disclosure. The Borrower will deliver to the Administrative Agent and Lenders:
(i)    as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other

Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(ii)    promptly upon becoming aware thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws and which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (2) any remedial action taken by the Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result individually or in the aggregate, in a Material Adverse Effect, or (B) any Environmental Claims that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (3) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(iii)    as soon as practicable following the sending or receipt thereof by the Borrower or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority and which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests that such Governmental Authority is investigating whether the Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity and which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(iv)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
(b)    Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.10    Additional Collateral and Guarantees. In the event that any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary) of Borrower, Borrower shall (a) promptly, but in no event later than fifteen (15) Business Days after such person becoming a Domestic Subsidiary, cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent. In the event that any Person becomes a CFC or a CFC Holdco, and the ownership interests of such CFC or CFC Holdco are directly owned by the Borrower or by any Domestic Subsidiary (other than an Excluded Subsidiary) thereof, the Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, legal opinions and certificates reasonably requested by the Collateral Agent, and the Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions necessary to grant and to perfect a First Priority Lien in favor of the Collateral Agent, for the benefit of Secured Parties, under the Security Agreement in 65% of the voting stock and 100% of the non-voting stock of such ownership interests. With respect to each such Subsidiary, the Borrower shall promptly, but in no event later than ten (10) Business Days after such Person becoming a Domestic Subsidiary, send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the

Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.29 with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.29 for all purposes hereof.
5.11    Additional Material Real Estate Assets.
(a)    In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including the items specified in Section 5.11(c), that the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Asset.
(b)    The Borrower shall, at the request of the Collateral Agent, deliver, from time to time, to the Collateral Agent such appraisals of any Mortgaged Property as are required by law or regulation.
(c)    In the case of any Material Real Estate Asset referred to in Section 5.11(a), the applicable Credit Party shall provide the Collateral Agent with Mortgages with respect to such Real Estate Asset (each, a “Mortgaged Property”), as the case may be, within ninety (90) days of the acquisition of such Real Estate Asset, together with:
(i)    evidence that counterparts of any such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees that are due and payable have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;
(ii)    an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;
(iii)    ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the Fair Market Value of each Mortgaged Property, together with a title report issued by a title company with respect thereto and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence reasonably satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
(iv)    a completed Flood Certificate with respect to each such Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Mortgaged Property and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (C) to the extent required by the Flood Program, if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood

Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and
(v)    such other documents as the Collateral Agent may reasonably request.
5.12    Deposit Accounts; Securities Accounts. The Credit Parties shall maintain at all times all Cash and Cash Equivalents at Deposit Accounts or Securities Accounts with any financial institution that has entered into a Control Agreement other than Cash and Cash Equivalents held in Excluded Accounts; provided that Control Agreements required to be delivered under this Section 5.12 with respect to Deposit Accounts and Securities Accounts existing as of the Closing Date shall be subject to the post-closing delivery period set forth in Schedule 5.20.
5.13    Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Borrower, and its Subsidiaries and all of the outstanding Equity Interests of the Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Excluded Subsidiaries).
5.14    Intellectual Property.
(a)    Each Credit Party will, and will cause each of its Subsidiaries to, continue to own, license or otherwise possess the right to use, all patents, trademarks, copyrights, trade secrets and domain names that are used in the operation of their respective businesses, free from any restrictions (other than those in licenses governing the use thereof) and free and clear of all Liens other than Permitted Liens.
(b)    Notwithstanding anything in this Agreement to the contrary, the Borrower will cause all patents, trademarks, copyrights and other Intellectual Property of the Borrower and its Subsidiaries existing as of the Closing Date or generated or acquired after the Closing Date (other than de minimis Intellectual Property that is not material to the business of Borrower and its Subsidiaries) to be owned by Credit Parties and shall not transfer or dispose of any Intellectual Property to any Non-Guarantor Subsidiary; provided that a Credit Party may grant a non-exclusive license of Intellectual Property to a Non-Guarantor Subsidiary to permit such Non-Guarantor Subsidiary to use such Intellectual Property in the ordinary course of business.
The parties acknowledge that this Section 5.14 does not restrict the Borrower or any other Credit Party from Disposing of, or abandoning, such intellectual property to a Third Party to the extent permitted under Section 6.8.
5.15    Patriot Act. If:
(i)    (A)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;
(B)    any change in the status of a Credit Party after the Closing Date; or
(C)    a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of paragraph (C) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.
(ii)    Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.
(iii)    The Borrower shall, by not less than five (5) Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) that one of its Subsidiaries shall become a Guarantor pursuant to Section 5.10.
Following the giving of any notice pursuant to clause (iii) above, if the accession of such Subsidiary obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.
5.16    Pari Passu Ranking. Each Credit Party will ensure that its payment obligations under each of the Credit Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.
5.17    Performance Obligation. Each Credit Party will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each Contractual Obligation by which it is bound or any of its property is subject, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.18    Landlord Personal Property Collateral Access Agreement. Borrower shall use commercially reasonable efforts to obtain a Landlord Personal Property Collateral Access Agreement with respect to each Material Leasehold Property; provided that Landlord Personal Property Collateral Access Agreement required to be delivered under this Section 5.18 with respect to any Material Leasehold Property existing as of the Closing Date shall be subject to the post-closing delivery period set forth in Schedule 5.20.
5.19    Compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions
Each Credit Party will comply, and shall cause its Subsidiaries and any of their respective directors, officers and employees to comply, with Anti-Money Laundering Laws, Anti-Corruption Laws and applicable Sanctions in all material respects. Each Credit Party shall continue to maintain in effect and enforce, and shall procure that each of its Subsidiaries continues to maintain in effect and enforce, policies and procedures designed to promote and achieve compliance by such Credit Party and its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

5.20    Post-Closing Obligations. Each of the Credit Parties shall satisfy the requirements set forth on Schedule 5.20 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent.
Section 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until Payment in Full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1    Indebtedness. No Credit Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a)    the Obligations;
(b)    Indebtedness of any Subsidiary of the Borrower to the Borrower or to any Guarantor, or of the Borrower to any Guarantor; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the Payment in Full of the Obligations pursuant to the terms of the Intercompany Note, and (iii) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;
(c)    Indebtedness incurred under the ABL Credit Agreement; provided that the aggregate principal amount of Indebtedness under the ABL Credit Agreement (excluding Indebtedness in respect of Bank Products (as defined in the ABL Credit Agreement as in effect as of the date hereof or, in the case of a refinanced ABL Credit Agreement, any substantially similar definition) shall not exceed at any time the lesser of (x) $750,000,000 and (y) the sum of (i) the ABL Borrowing Base plus (ii) an amount equal to 10% of the ABL Borrowing Base at such time;
(d)    Indebtedness which may be deemed to exist pursuant to any guaranties (including guaranties under operating leases), performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(e)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business;
(f)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
(g)    guaranties by the Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of the Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
(h)    (x) Indebtedness described in Schedule 6.1(a), as such Indebtedness may be extended, renewed or replaced (so long as such extension, renewal or replacement is in respect of real property, equipment or vehicles of a similar type as set forth in Schedule 6.1(a)), in an aggregate principal amount for all Indebtedness permitted under this Section 6.1(h)(x) not to exceed $160,000,000 at any time, and (y) Indebtedness described in Schedule 6.1(b), but not in the case of this clause (y), any extensions, renewals or replacements of such Indebtedness described in Schedule 6.1(b), except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable, taken as a whole, to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom (Indebtedness satisfying the conditions in clauses (A) through (C), the “Permitted Refinancing Indebtedness”).
(i)    (x) Attributable Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any time and (y) Indebtedness of the Borrower or its Subsidiaries with respect to Capital Lease Obligations and purchase money obligations in an aggregate amount not to exceed the greater of $30,000,000 and 29.0% of Consolidated EBITDA as of the most recently ended Measurement Period; provided that any such Indebtedness (i) is issued and any Liens securing such Indebtedness are created within 180 days after the acquisition, construction, lease or improvement of the asset financed, and (ii) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;
(j)    (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, (ii) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of any Credit Party incurred in connection with the consummation of one or more Permitted Acquisitions and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) of this Section 6.1(j), so long as (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced; provided that (A) Indebtedness permitted under this Section 6.1(j) shall not exceed an aggregate amount of $10,000,000 at any one time outstanding and (B) in the case of Indebtedness referred to in subclause (i) of this Section 6.1(j), (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by any Subsidiary (other than by any such Person that so becomes a Subsidiary);
(k)    Indebtedness owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(l)    Indebtedness representing deferred compensation to current employees of the Credit Parties and their respective Subsidiaries incurred in the ordinary course of business; provided that the aggregate amount of Indebtedness permitted under this Section 6.1(l), together with (A) the aggregate amount of Indebtedness outstanding under Section 6.1(p), (B) the aggregate amount of Restricted Payments made pursuant to Section 6.4(b) and (C) the aggregate amount of loans made and outstanding pursuant to Section 6.6(o), shall not exceed the aggregate amount of $7,500,000 at any time outstanding;
(m)    Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit in the ordinary course of business of the Borrower and its Subsidiaries;

(n)    Indebtedness owed in the ordinary course of Business of the Borrower and its Subsidiaries to any Person providing property, casualty, liability or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(o)    Indebtedness incurred in the ordinary course of business of the Borrower and its Subsidiaries in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”, or cash management services);
(p)    unsecured Indebtedness of any Credit Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Credit Party of the Equity Interests of another Credit Party that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (ii) that the aggregate amount of Indebtedness permitted under this Section 6.1(p), together with (A) the aggregate amount of Indebtedness outstanding under Section 6.1(l), (B) the aggregate amount of Restricted Payments made pursuant to Section 6.4(b) and (C) the aggregate amount of loans made and outstanding pursuant to Section 6.6(o), shall not exceed the aggregate amount of $7,500,000 at any time;
(q)    Indebtedness of BlueLinx arising in respect of the PBGC Funding Waiver Obligations in the amount up to $375,000, less payments in respect thereof in accordance with the terms of the PBGC Funding Waiver Documents; provided that (i) the Credit Parties shall not, directly or indirectly, make any payments in respect of such Indebtedness, except the Credit Parties may make (or if applicable cause the PBGC Escrow Agents to make) regularly scheduled payments and contributions as set forth in the Funding Waiver Letter and the PBGC Newtown Mortgage; and (ii) upon the payment in full of the PBGC Funding Waiver Obligations, if any funds remain in the PBGC Escrow Account, Borrower shall remit the balance of such funds to the Collection Account (as defined in the ABL Credit Agreement) for application to the ABL Obligations;
(r)    other unsecured Indebtedness of the Borrower and the Guarantors in an aggregate amount not to exceed at any time $25,000,000; provided that immediately prior to, and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(s)    Indebtedness of Non-Guarantor Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time; provided that immediately prior to, and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
6.2    Liens. No Credit Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State, except:
(a)    Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
(b)    Liens for Taxes (i) not yet delinquent or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)    statutory Liens of landlords, banks (and rights of set‑off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), or to secure liability to insurance carriers, so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
(e)    easements, rights‑of‑way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    any interest or title of (i) a lessor or sublessor under any lease of real property permitted hereunder and (ii) a non-exclusive licensor and sub-licensor under any license agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries and not in violation of this Agreement;
(g)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;
(l)    Liens described in Schedule 6.2;
(m)    Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided, any such Lien shall encumber only the asset acquired, constructed, leased or improved with the proceeds of such Indebtedness;
(n)    Liens securing Indebtedness permitted by subclauses (i) and (ii) of Section 6.1(j), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by the Borrower or its Subsidiaries;
(o)    Liens on Collateral securing Indebtedness permitted pursuant to Section 6.1(c), subject at all times to the Intercreditor Agreement; and

(p)    Liens that are contractual or statutory rights of set-off not given in connection with the issuance of Indebtedness and which are customary in the banking industry relating to maintenance of deposit accounts in the ordinary course of business;
(q)    Liens in favor of Third Parties arising out of conditional sale, title, retention, consignment or similar arrangements for the purchase of goods by the Credit Parties in the ordinary course of business so long as such transactions are not in violation of this Agreement;
(r)    Liens or rights of setoff against credit balances of Credit Parties with credit card issuers or processors or amounts owing by such credit card issuers or processors to any Credit Party in the ordinary course of business of the Credit Parties, but not Liens or rights of setoff against any other property or assets of any Credit Party, to secure the obligations of Credit Parties to the credit card issuers or processors as a result of fees and chargebacks;
(s)    judgment Liens arising solely as a result of the existence of judgments, orders or awards that do not constitute an Event of Default under Section 8.1; provided that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued and (ii) adequate reserves have been made therefor in accordance with GAAP;
(t)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the Section 6.1;
(u)    the security interest granted by BlueLinx to the PBGC under the PBGC Newtown Mortgage and (if and when granted) under the PBGC Escrow Agreement to secure the Indebtedness arising under the PBGC Funding Waiver Obligations to the extent permitted by Section 6.1(q); and
(v)    other liens securing Indebtedness (other than Indebtedness for borrowed money) not exceeding $7,500,000; provided that immediately prior to, and after giving effect to the creation of such Lien, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
6.3    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions under the ABL Facility Documents and (d) restrictions identified on Schedule 6.3, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
6.4    Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment other than:
(a)    any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to its equity holders;
(b)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) Credit Parties may make distributions to former employees, officers or directors of the Borrower and its Subsidiaries (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of the Borrower held by such Persons; and (ii) Credit Parties may make Restricted Payments with respect to repurchases of equity deemed to occur upon the “cashless exercise” of stock options, stock purchase rights, stock exchange rights or other equity-based awards if such payment or repurchase represents a portion of the exercise price or withholding taxes, payroll taxes or other similar taxes due upon such exercise; provided that the aggregate amount of Restricted Payments permitted under this Section 6.4(b) during the term of this Agreement, together with (A) the aggregate amount of Indebtedness outstanding under Section 6.1(l) and Section 6.1(p) and (B) the aggregate amount of loans made and outstanding pursuant to Section 6.6(o), shall not exceed $15,000,000 during the term of this Agreement; and
(c)    other Restricted Payments in an aggregate amount not to exceed the Cumulative Amount, provided that, immediately prior to, and after giving effect to such Restricted Payment, (i) the Borrower shall be in Pro Forma Compliance with a Total Net Leverage Ratio of not greater than 2.50 to 1.00 for the Measurement Period most recently ended and (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Payment.
6.5    Certain Restrictions on Subsidiaries. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(h), 6.1(i) and 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5 and (v) in the ABL Facility Documents as in existence on the Closing Date (provided that the ABL Credit Agreement shall not restrict the ability of Subsidiaries of the Borrower from paying dividends or making other distributions to the Borrower for purposes of permitting the Borrower to pay the Obligations).
6.6    Investments. No Credit Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Guarantor that is a wholly‑owned Subsidiary of the Borrower;
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and its Subsidiaries;
(d)    intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries which are not wholly-owned Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Non-Guarantor Subsidiaries shall not exceed at any time $5,000,000;
(e)    capital expenditures;
(f)    loans and advances to directors and employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;
(g)    Permitted Acquisitions permitted pursuant to Section 6.8;

(h)    Investments described in Schedule 6.6;
(i)    Hedging Agreements which constitute Investments entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(j)    Investments (other than in Excluded Subsidiaries) in an amount not to exceed the Cumulative Amount, provided that, immediately prior to, and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result from such Investment;
(k)    Investments in real property, provided that, immediately prior to, and after giving effect to such Investment, (i) the Borrower shall be in Pro Forma Compliance with a Total Net Leverage Ratio of not greater than 3.50 to 1.00 for the Measurement Period most recently ended, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Investment and (iii) and the Borrower shall have taken, or caused to be taken, as of the date of such Investment, each of the actions required pursuant to Sections 5.10 and/or 5.11, as applicable; and
(l)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(m)    advances made in connection with purchases of goods or services in the ordinary course of business;
(n)    Investments made in lieu of Cash in connection with Dispositions permitted by Section 6.8;
(o)    Loans in lieu of Restricted Payments permitted pursuant to Section 6.4(b); and
(p)    other Investments (other than in Excluded Subsidiaries) in an aggregate amount not to exceed the greater of $7,500,000 and 7.2% of Consolidated EBITDA as of the most recently ended Measurement Period during the term of this Agreement, provided that, immediately prior to, and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.4.
6.7    Financial Covenant.The Total Net Leverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 29, 2018) shall not exceed the corresponding ratio set forth below:

Fiscal Quarter Ending	Total Net Leverage Ratio
September 29, 2018	8.25 to 1.00
December 29, 2018	6.75 to 1.00
March 30, 2019	6.90 to 1.00
June 29, 2019	6.50 to 1.00
September 28, 2019	5.50 to 1.00
December 28, 2019	4.50 to 1.00
March 28, 2020	4.75 to 1.00
June 27, 2020	4.50 to 1.00
September 26, 2020	4.00 to 1.00
January 2, 2021	3.50 to 1.00
April 3, 2021	4.00 to 1.00
July 3, 2021	3.75 to 1.00
Thereafter	3.50 to 1.00

6.8    Fundamental Changes; Assets Sales. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    any Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person;
(b)    conveyances, sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales;
(c)    other Asset Sales, the proceeds of which (i) are less than $3,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000, in the case of each of clauses (i) and (ii) so long as (1) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Board of Directors of the Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a);
(d)    disposals of obsolete, worn out or surplus property;
(e)    Dispositions of the Specified Properties so long as the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof;
(f)    Permitted Acquisitions; and

(g)     Sale and Leaseback Transactions to the extent such transactions are permitted under Section 6.10 and the Attributable Indebtedness in respect thereof is permitted under Section 6.1(i), so long as the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a).
6.9    Issuance of Capital Stock. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except (a) to qualify directors if required by applicable law or (b) to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder).
6.10    Sale and Lease‑Back Transactions. Except as set forth in Schedule 6.10, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which a Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by a Credit Party to any Person in connection with such lease (each, a “Sale and Leaseback Transaction”) unless (i) such Sale and Leaseback Transaction is permitted by Section 6.8(g) and is consummated within ninety (90) days after the date on which such property is sold or transferred, and (ii) after giving pro forma effect to the Sale and Leaseback Transaction, the Attributable Indebtedness with respect to such Sale and Leaseback Transaction would be permitted under Section 6.1(i); provided that the aggregate Fair Market Value of all property subject to such Sale and Leaseback Transactions shall not exceed $15,000,000 in the aggregate during the term of this Agreement.
6.11    Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (i) any transaction between or among the Borrower and any Guarantor or among Guarantors; (ii) any transaction between or among Non-Guarantor Subsidiaries, (iii) reasonable and customary fees and indemnities paid to members of the Board of Directors (or similar governing body) of the Borrower and its Subsidiaries; (iv) compensation (including severance or employee benefit) arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (v) transactions permitted under Section 6.4 and transactions permitted under Section 6.6(f) and (vi) transactions described in Schedule 6.11.
6.12    Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
6.13    Foreign Operations. No Credit Party shall hold any material portion of its Collateral in a jurisdiction outside the United States (but, for this purpose, Puerto Rico and any territories and possessions of the United States shall not be considered part of the United States).
6.14    Amendments or Waivers of Organizational Documents, Debt Instruments and Related Agreements.
(a)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or Related Agreement after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior written consent of the Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

(b)    No Credit Party shall amend or otherwise change the terms of any ABL Facility Document except as permitted by the terms of the Intercreditor Agreement.
(c)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or Junior Indebtedness, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or any of its Subsidiaries or the Lenders.
(d)    No Credit Party shall amend, modify, supplement, extend, renew, restate or replace any terms of the Indebtedness permitted under Section 6.1(q) or any of the PBGC Funding Waiver Documents without the prior written consent of the Administrative Agent.
6.15    Prepayments, Redemptions and Repurchases of the ABL Facility and other Subordinated or Junior Indebtedness.
(a)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or agree with the holder thereof to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Subordinated Indebtedness, except to the extent permitted by the terms of any subordination agreement evidencing such Subordinated Indebtedness.
(b)    No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or agree with the holder thereof to pay or make, directly or indirectly, (A) any prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness or (B) any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Indebtedness before its scheduled payment date.
(c)    Notwithstanding the foregoing provisions of this Section 6.15 to the contrary, the Credit Parties shall be permitted to make payments of Subordinated Indebtedness or Junior Indebtedness, as applicable, in an aggregate amount not to exceed the Cumulative Amount, provided that, immediately prior to, and after giving effect to such payment, (1) the Borrower shall be in Pro Forma Compliance with a Total Net Leverage Ratio of not greater than 2.50 to 1.00 for the Measurement Period most recently ended and (2) no Default or Event of Default shall have occurred and be continuing or would result from such payment.
6.16    Accounting Changes; Changes in Fiscal Year and Fiscal Quarter. No Credit Party shall, nor shall it permit any of its Subsidiaries to, modify or change its Fiscal Year, Fiscal Quarter or fiscal month end dates from the respective dates set forth therefor in Schedule 1.1 or its method of accounting (other than changes to conform the Acquired Business to the fiscal periods and method of accounting of the Borrower or as may otherwise be required to conform to GAAP).
Section 7. GUARANTY

7.1    Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
7.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
7.3    Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
7.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than (i) Payment in Full of the Guaranteed Obligations (other than any contingent indemnification obligations arising under the Credit Documents for which no claims have been asserted) and (ii) termination of such Guarantor’s Obligations as provided in Section 7.12. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)    the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedging Agreements; and
(f)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedging Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedging Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set‑offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
7.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set‑offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
7.6    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, subject to Section 7.12, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly Paid in Full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.7    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full in Cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
7.9    Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.10    Financial Condition of the Borrower. Any Loan may be continued from time to time, and any Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
7.11    Bankruptcy, Etc.
(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the

Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any Guarantor of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower or any of its Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
7.12    Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be Disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Disposition.
7.13    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Credit Party hereunder to honor all of such Credit Party’s obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the Guaranteed Obligations shall have been indefeasibly Paid in Full in Cash. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 8. EVENTS OF DEFAULT

8.1    Events of Default. If any one or more of the following conditions or events shall occur:
(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, any fee, premium (including the Prepayment Premium) or any other amount due hereunder, in the case of this clause (ii), within three Business Days after the date due; or
(b)    Default in Other Agreements. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate outstanding principal amount (or Net Mark-to-Market Exposure) of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the aggregate outstanding principal amount (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of obligations under Hedging Agreements, termination events or equivalent events pursuant to the terms of the relevant Hedging Agreement which are not the result of any default thereunder by any Credit Party) that, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; or
(c)    Breach of Certain Covenants. (i) Failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Section 2.3, Section 5.2 (solely if the Borrower is not in good standing in its jurisdiction of organization), Section 5.1(f) or Section 6, (ii) failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Section 5.1(b), Section 5.1(c), Section 5.1(d), or Section 5.1(n), which, in the case of this clause (ii), shall not have been remedied or waived within five (5) days of the occurrence thereof, (iii) failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Section 5.2 (other than if the Borrower is not in good standing in its jurisdiction of organization) or Section 5.12, which, in the case of this clause (iii), shall not have been remedied or waived within five (5) days of the earlier of (A) an officer of any Credit Party becoming aware of such default and (B) receipt by the Borrower of a written notice from the Administrative Agent or any Lender of such default, (iv) failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Section 5.1(a), which, in the case of this clause (iv), shall not have been remedied or waived within five (5) days of receipt by the Borrower of notice (which may be transmitted via e-mail or telephonically) from the Administrative Agent or any Lender of such default, or (v) failure of the Borrower or any of its Subsidiaries to perform or comply with any term or condition contained in Section 5.6 which, in the case of this clause (v), shall not have been remedied or waived within fifteen (15) days of the earlier of (A) an officer of any Credit Party becoming aware of such default and (B) receipt by the Borrower of a written notice from the Administrative Agent or any Lender of such default, or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Credit Documents. The Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Person becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Dissolution, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) any order, judgment or decree shall be entered against any of the Borrower or any of its Subsidiaries decreeing the dissolution or split up of such Person and such order described in this clause (iii) shall remain undischarged or unstayed for a period in excess of sixty (60) days; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of the Borrower or any of its Subsidiaries, or any committee thereof, shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
(h)    Judgments and Attachments; Proceedings. Any final money judgment, writ or warrant of attachment or similar process involving individually or in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage (or, if such insurance company has denied coverage, such denial is being contested by the Borrower in good faith for a period of not more than 90 days)) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unreleased, unvacated, unbonded or unstayed for a period of sixty (60) days (or (x) in any event later than five (5) days prior to the date of any proposed sale thereunder or (y) if a denial of insurance coverage is being contested in good faith by the Borrower, ninety (90) days); or
(i)    Employee Benefit Plans. There shall occur one or more of the following which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect: (i) the occurrence of an ERISA Event, (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code or (iii) the receipt of a notice from a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan; or
(j)    Change of Control. A Change of Control shall occur; or
(k)    Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability (other than by reason that the Obligations have been Paid in Full) under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents or (iv) the Obligations shall fail to maintain the Lien Priority required by the Collateral Documents; or
(l)    Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the documents governing such Subordinated Indebtedness, or any Credit Party, any Affiliate of any Credit Party; or
(m)    Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any party thereto shall deny or disaffirm their respective obligations thereunder or any party thereto shall default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium (including the Prepayment Premium) on the Loans, and (II) all other Obligations; and (B) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.
8.2    Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any Credit Document, but subject in the case of ABL Priority Collateral to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans hereunder, any and all payments received by the Administrative Agent, including proceeds of Collateral, shall be applied:
(i)    first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent and the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;
(ii)    second, to all fees, premium (including the Prepayment Premium), costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;
(iii)    third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);
(iv)    fourth, to the principal amount of the Obligations;
(v)    fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, any Lender or any other Secured Party under the Credit Documents for which the Administrative Agent has received written notice of such Obligations as being outstanding; and
(vi)    sixth, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
8.3    Borrower’s Right to Cure.
Notwithstanding anything to the contrary contained in Section 8.1:
(a)    For the purpose of determining whether an Event of Default under Section 6.7 has occurred, the Borrower may prepay the Loans on or after the last day of the applicable Fiscal Quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable Fiscal Quarter (the “Cure Expiration Date”); provided that (i) the amount of such prepayment (the “Cure Amount”) does not exceed the aggregate amount necessary to cure any Event of Default in respect of Section 6.7 as of the end of such Fiscal Quarter, and (ii) the Borrower shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount.”
(b)    The proceeds of any Cure Amount shall be deemed to reduce Consolidated Total Debt for the applicable Fiscal Quarter solely for purposes of determining compliance with Section 6.7 for such Fiscal Quarter. The parties hereto hereby acknowledge that this Section 8.3 may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 6.7 for the applicable Fiscal Quarter (and not for purposes of Pro Forma Compliance with Section 6.7 that is required by any other provision of this Agreement) and shall not result in any adjustment (on a Pro Forma Basis or otherwise) to any amounts with respect to such Fiscal Quarter (other than Consolidated Total Debt for purposes of determining compliance with Section 6.7 for such Fiscal Quarter) for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.
(c)    In furtherance of clause (a) above, upon actual receipt and application of the Cure Amount by the Borrower as provided herein, Section 6.7 shall be deemed complied with as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply with Section 6.7 and any Event of Default in respect of Section 6.7 shall be deemed not to have occurred for purposes of the Credit Documents.
(d)    During the term of this Agreement, the Borrower may not exercise the cure right set forth in this Section 8.3 more than three (3) times in the aggregate.
(e)    100% of the proceeds of the Cure Amount shall be used to prepay the Loans in accordance with Section 2.10(g).
Section 9. AGENTS

9.1    Appointment of Agents. HPS is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes HPS to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.
9.2    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
9.3    General Immunity.
(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
(c)    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
9.4    Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
9.5    Lenders’ Representations, Warranties and Acknowledgment.
(a)    Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)    Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.
9.6    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent and the Collateral Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or the Collateral Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent or the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7    Successor Administrative Agent and Collateral Agent.
(a)    The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor the Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring the Collateral Agent as nominee until such time as a successor the Collateral Agent is appointed. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of HPS or its successor as the Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of HPS or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(b)    In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Collateral Agent signed by Requisite Lenders. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Requisite Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral

Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
9.8    Collateral Documents and Guaranty.
(a)    Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedging Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or the Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(c)    Rights under Hedging Agreements. No Hedging Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 9.2 of the Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)    Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedging Agreement) have been Paid in Full, all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
(e)    The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.9    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due to the Administrative Agent under Sections 2.10 and 10.3 allowed in such judicial proceeding; and
(c)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.19, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.19, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10. MISCELLANEOUS

10.1    Notices.
(a)    Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, the Collateral Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by the Administrative Agent from time to time.
(b)    Electronic Communications.
(i)    Notices and other communications to the Administrative Agent and any Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Section 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent and the Borrower agree to accept notices and other communications to it hereunder by electronic communications (including notices delivered to the Borrower as described in Section 8.1(c)(iv) may be delivered by electronic communication). Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed effective when transmitted to such e-mail address, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
(ii)    Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(iii)    The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)    Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.
(v)    Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof (other than the notice specified in Section 8.1(c)(iv) which shall not require such confirmation if delivered telephonically).
10.2    Expenses. The Borrower agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one primary counsel to the Agents and, to the extent necessary one local counsel in each relevant jurisdiction and one regulatory counsel, in connection with the negotiation, preparation, delivery, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other costs and expenses incurred by each Agent in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy cases or proceedings.
10.3    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and their Affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, shareholders, attorneys, controlling persons, agents, sub-agents and each of their respective heirs, successors and assigns (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to (i) any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) arising from a material breach of the obligations of such Indemnitee or any of its Affiliates under the Credit Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction, (iii) claims brought by an Indemnitee solely against another Indemnitee and not arising out of any act or omission of any Credit Party or any of their respective Affiliates other than claims against any Agent (or any of their respective Affiliates) in fulfilling their respective roles as Agent or any similar role in respect of the Loans, (iv) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) any claims for Taxes, other than Taxes arising from any non-Tax claims. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
10.4    Set‑Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.
10.5    Amendments and Waivers.
(a)    Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.
(b)    Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)    extend the scheduled final maturity of any Loan or Note of such Lender;
(ii)    extend any Commitment of such Lender;
(iii)    waive, reduce or postpone any scheduled repayment (but not prepayment) owed to such Lender;
(iv)    [reserved];
(v)    reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) of such Lender;
(vi)    extend the time for payment of any such interest owed to such Lender;
(vii)    reduce the principal amount of any Loan of such Lender;
(viii)      amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
(ix)    amend the definition of “Requisite Lenders” or the relevant substance of any other provision in the Agreement referencing the pro rata share of a Lender (including the definition of “Pro Rata Share”);
(x)    release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or
(xi)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (viii), (ix), (x) and (xi).
(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)    amend, modify or waive this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedging Agreements or the definition of “Lender Counterparty”, “Hedging Agreement,”, “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; or
(ii)    amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable.
(d)    Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
(e)    Corrections. Notwithstanding anything to the contrary contained in this Section 10.5, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Credit Document to (i) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional assets or property for the benefit of the Secured Parties or join additional Persons as Credit Parties, and (ii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.
10.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and the Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. The Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)    Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to (A) any Person meeting the criteria of clauses (i), (ii) and (iii) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent and (B) to any Person meeting the criteria of clause (iv) of the definition of the term “Eligible Assignee” and consented to by each of the Borrower and the Administrative Agent (each such consent not to be (x) unreasonably withheld, delayed or conditioned and (y) in case of the Borrower, required at any time an Event of Default shall have occurred and be continuing); provided that the Borrower shall be deemed to consent to such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving notice thereof. Any assignment in violation of this Section 10.6(c) shall be null and void.
(d)    Mechanics. Assignments and assumptions of Loans and Commitments by the Lenders shall be in a minimum amount of $1,000,000 and integral multiples thereof (or such lesser amount which constitutes the full amount of the Loans of such Lender) and shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement, which delivery shall be recorded in the Register. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.17(g), together with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
(e)    Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.
(g)    Participations.
(i)    Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.
(ii)    The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.
(iii)    The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(g) (it being understood that the documentation required under Section 2.17(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as though it were a Lender.
(h)    Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
10.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.15(c), 2.16, 2.17, 10.2, 10.3 and 10.4 and the agreements of the Lenders set forth in Sections 2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.
10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedging Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or Lender enforces any security interests or exercises any right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
10.11    Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
10.15    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY

AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WAR-RANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.17    Confidentiality. Each Agent and each Lender shall hold all Non‑Public Information regarding the Borrower and its Subsidiaries, Affiliates and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements of the Credit Documents in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors, leverage facility providers and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners). In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary herein, any Agent or Lender may place promotional materials on the Internet or World Wide Web in the form of a “tombstone” or otherwise describing the name and logo of the Borrower and its Subsidiaries (or any of them), and the amount, type and closing date of the Transactions.
10.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are Paid in Full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.19    Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.
10.20    Entire Agreement. With the exception of those terms contained in Sections 3, 5, 6, 7 and 8 of the Commitment Letter, dated March 9, 2018, among HPS and the Borrower (the “Commitment Letter”), which by the terms of the Commitment Letter remain in full force and effect, all of HPS’s and its Affiliates obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and HPS and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
10.21    PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.
10.22    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.23    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BLUELINX HOLDINGS INC., as Borrower

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, Chief Administrative Officer General Counsel and Corporate Secretary

CEDAR CREEK HOLDINGS, INC.,
Successor by merger to Panther Merger Sub, Inc.

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel and Corporate Secretary

PANTHER MERGER SUB, INC.
to be merged with and into Cedar Creek Holdings, Inc.

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel and Corporate Secretary

BLUELINX CORPORATION

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, Chief Administrative Officer General Counsel and Corporate Secretary

BlueLinx Florida Holding No. 1 Inc.
BlueLinx Florida Holding No. 2 Inc.
Cedar Creek LLC
Cedar Creek Corp.
Astro Buildings Inc.
Lake States Lumber, Inc.
Venture Development & Construction, LLC

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel and Corporate Secretary

BlueLinx Florida LP

By: BlueLinx Florida Holding No. 2 Inc.,
its General Partner

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, General Counsel and Corporate Secretary
ADP AL (Midfield) LLC
ADP CO II (Denver) LLC
ABP FL (Lake City) LLC
ADP FL (Pensacola) LLC
ABP FL (Yulec) LLC
ABP IA (Des Moines) LLC
ABP IL (University Park) LLC
ABP IN (Elkhart) LLC
ADP KY (Independence) LLC
ABP LA (New Orleans) LLC
ABP ME (Portland) LLC
ABP MI (Grand Rapids) LLC
ABP MN (Maple Grove) LLC
ABP MO (Kansas City) LLC
ABP MO (Springfield) LLC
ABP MO (Bridgeton) LLC
ABP MO (Kansas City) LLC
ABP NC (Charlotte) LLC
ABP NJ (Denville) LLC
ABP NY (Yaphank) LLC
ABP OH (Talmadge) LLC
ABP OK (Tulsa) LLC
ABP PA (Stanton) LLC
ABP SC (Charleston) LLC
ABP TN (Envin) LLC
ADP TN (Memphis) LLC
ABP TN (Madison) LLC
ABP TX (El Paso) LLC
ABP TX (Houston) LLC
ABP TX (Lubbock) LLC
ABP TX (San Antonio) LLC
ABP VA (Richmond) LLC
ABP VT (Shelburne) LLC

By: BlueLinx Holdings Inc.,
As Sole Member

By:    /s/ Shyam K. Reddy
Name: Shyam K. Reddy
Title: Senior Vice President, Chief Administrative Officer General Counsel and Corporate Secretary

HPS INVESTMENT PARTNERS, LLC,
as the Administrative Agent and the Collateral Agent

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SPECIALTY LOAN FUND 2016, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SPECIALTY LOAN ONTARIO FUND 2016, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SPECIALTY LOAN FUND 2016-L, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SLF 2016 INSTITUTIONAL HOLDINGS, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

MORENO STREET DIRECT LENDING FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SPECIALTY LOAN VG FUND 2016, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

NDT SENIOR LOAN FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

AIGUILLES ROUGES SECTOR B INVESTMENT FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

FALCON CREDIT FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

RELIANCE STANDARD LIFE INSURANCE COMPANY
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

TMD-DL HOLDING, LLC.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

TOKIO MILLENNIUM RE AG
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

SPECIALTY LOAN FUND - CX - 2, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

CACTUS DIRECT LENDING FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani

Name: Vikas Keswani
Title: Managing Director

PRIVATE LOAN OPPORTUNITIES FUND, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

RED CEDAR FUND 2016, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

PACIFIC INDEMNITY COMPANY
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

AXA EQUITABLE LIFE INSURANCE COMPANY
By: HPS Investment Partners, LLC, its Investment Manager

By:    /s/ Vikas Keswani
Name: Vikas Keswani
Title: Managing Director

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses
Credit Parties:

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attn: Shyam K. Reddy
Fax No. (770) 953-7008
Email: Shyam.Reddy@BlueLinxCo.com

HPS INVESTMENT PARTNERS, LLC,
as the Administrative Agent and the Collateral Agent

Administrative Agent’s Principal Office:
40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Vikas Keswani
E-mail: vikas.keswani@hpspartners.com

EXHIBIT A-1 TO
CREDIT AND GUARANTY AGREEMENT
FUNDING NOTICE
[_____ __], 20[__]
Reference is made to the Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).
Pursuant to Section 2.1(a) of the Credit Agreement, the Borrower desires that the Lenders make $[___,___,___] aggregate principal amount of Eurodollar Rate Loans, with an initial Interest Period of [1][2][3][6] month(s), to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Borrowing Date”).
Proceeds of the Loans requested on the Borrowing Date are to be made available to the Borrower at the following account:
Bank Name:    _______________________
Bank Address:    _______________________
ABA Number:    _______________________
Account Number:    _______________________
Attention:    _______________________
Reference:    _______________________
[Signature Page Follows]

Date: [mm/dd/yy]    BLUELINX HOLDINGS INC.
By: ___________________________________
Name:
Title:

EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT
CONVERSION/CONTINUATION NOTICE
[_____ __], 20[__]2
Reference is made to the Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”)
Pursuant to Section 2.6 of the Credit Agreement, the Borrower hereby irrevocably notifies the Agent that the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [1][2][3][6] month(s)
$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [1][2][3][6] month(s)
$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.
[Signature Page Follows]

2Pursuant to Section 2.6(b)(i), to be delivered to the Agents no later than 10:00 (a.m.) (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).

Date: [mm/dd/yy]    BLUELINX HOLDINGS INC.
By: ___________________________________
Name:
Title:

EXHIBIT B TO
CREDIT AND GUARANTY AGREEMENT
FORM OF NOTE
$[___,___,___]
[____], 20[__]    New York, New York
FOR VALUE RECEIVED, BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), promises to pay [________], a [________] (the “Payee”) or its registered assigns the principal amount of [_][DOLLARS] ($[___,___,___][_]) or, if less, the aggregate unpaid principal amount owing hereunder, in the installments referred to below.
The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until Paid in Full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent.
The Borrower shall make scheduled principal payments on this Note as set forth in Section 2.8 of the Credit Agreement.
This Note (this “Note”) is in the aggregate principal amount set forth above and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.
Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including out-of-pocket attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
To the extent any provisions of the Note is inconsistent or conflicts with the Credit Agreement, the Credit Agreement shall control.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.
BLUELINX HOLDINGS INC.
By: ______________________________
Name:
Title:

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE
[_____ __], 20[__]
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the [Chief Executive Officer][Chief Financial Officer][Treasurer] of BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”).
2.    I have reviewed the terms of that certain Credit and Guaranty Agreement dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among the Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.
3.    The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.
4.     The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on the date first written above pursuant to Section 5.1(d) of the Credit Agreement.
5. [There has been no change in the information provided in the Perfection Certificate delivered on [___].][Attached hereto as Annex B are changes to the information provided in the Perfection Certificate delivered on [___].]
[Signature Page Follows]

[___________________]

By: ______________________________
Name:
Title: [Chief Executive Officer [Chief Financial Officer][Treasurer]

ANNEX A TO
COMPLIANCE CERTIFICATE1
This Annex A to the Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting the terms of the Credit Agreement. In the event of any conflict between the terms of this Annex A and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Annex A are to be modified accordingly.
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.Consolidated EBITDA: (i)+(ii) -(iii) =		$[___,___,___]
(i)	(a)Consolidated Net Income:	$[___,___,___]
(ii)	to the extent reducing Consolidated Net Income (other than in the case of clause (l) below)

(a)depreciation, amortization (including amortization of goodwill and intangibles and amortization and write-off of financing costs) and other non-cash charges and expenses (including, but not limited to, imputed interest and deferred compensation) for such period, all in accordance with GAAP:
$[___,___,___]
	(b)Consolidated Interest Expense for such period:	$[___,___,___]
	(c)charges for federal, state, local and foreign income taxes (including penalties and interest, if any) for such period:	$[___,___,___]

(d)any ordinary course customary transaction fees, expenses or charges related to any asset disposition, issuance of equity, indebtedness or investment (whether or not consummated or incurred), and including all costs, fees, expenses and accruals related to the secondary offering of shares of common stock of Borrower held by Cerberus Capital Management and its affiliates which occurred in the fourth quarter of 2017 not to exceed $2,000,000:
$[___,___,___]
	(e)all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness:	$[___,___,___]

(f)payments by (or allocations to) the Acquired Business for shared services, corporate overhead and related expenses paid to Charlesbank Capital Partners, LLC or its affiliates in an amount not to exceed $1,000,000 in the aggregate for all periods:
$[___,___,___]
	(g)noncash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, stock appreciation rights or similar equity arrangements for such period:	$[___,___,___]
	(h)non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations for such period:	$[___,___,___]
	(i)any non-cash loss attributable to the write-down of any asset for such period (other than accounts receivable and inventory):	$[___,___,___]

(j)the Transaction Costs paid prior to December 29, 2018, provided, that, the aggregate amount of Transaction Costs added to Consolidated EBITDA under this clause (x) for all such periods after the Closing Date shall not exceed $20,000,000:
$[___,___,___]

(k)fees, costs and expenses (to the extent not capitalized) related to any amendments, waivers, restatements, supplements or modifications to this Agreement and the Credit Documents and the ABL Credit Agreement and the other ABL Facility Documents after the Closing Date for such period:
$[___,___,___]
	(l)proceeds actually received from business interruption insurance, solely to the extent not included in determining consolidated net earnings, for such period:	$[___,___,___]

(m)expenses, charges and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Borrower or any of its Subsidiaries to the extent such expenses, charges and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement during such period:
$[___,___,___]

(n)all integration charges, payments, expenses and reserves associated with the Acquisition including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment that were actually incurred or expended prior to June 27, 2020 in a cumulative amount not to exceed $52,500,000 for all periods:
$[___,___,___]
(iii)	the, sum, without duplication of:
	(a)any non-cash gains and non-cash income (including non-cash gains from sales of real estate) for such period:	$[___,___,___]
	(b)non-cash exchange, translation, or performance gains increasing Consolidated Net Income for such period relating to any hedging transactions or foreign currency fluctuations for such period:	$[___,___,___]

(c)without duplication of any payment already reducing Consolidated Net Income, any Cash payments made during such period in respect of Real Property Capital Leases; provided, however that, any such Cash payment (or portion thereof) that is permitted to be added back to Consolidated Net Income pursuant to clauses (i) and (ii) above shall not reduce Consolidated EBITDA pursuant to this clause:
$[___,___,___]

2.Consolidated Interest Expense:		$[___,___,___]
3.Excess Cash Flow: (i)-(ii) =		$[___,___,___]
(i)	the sum, without duplication, of the amounts for such period of
	(a)Consolidated Net Income	$[___,___,___]

(b)to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash gain that was paid in a prior period):
$[___,___,___]
	(c)the Consolidated Working Capital Adjustment:	$[___,___,___]

	(d)the amount of Tax expense deducted in determining Consolidated Net Income for such period less the amount of Taxes actually paid in Cash in such period:	$[___,___,___]
(ii)	the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of:	$[___,___,___]
	(1) scheduled repayments of the Loans:	$[___,___,___]
	(2) repayments of Indebtedness under the ABL Credit Agreement, but solely to the extent the commitments in respect thereof are permanently reduced in connection with such repayments:	$[___,___,___]

(3) payments in respect of Junior Indebtedness and Subordinated Indebtedness owing to Third Parties, in each case, solely to the extent such payments are permitted under Section 6.15(c) of the Credit Agreement):
$[___,___,___]
	(4) Consolidated Capital Expenditures:	$[___,___,___]
	(5) amounts used to finance Permitted Acquisitions:	$[___,___,___]
	(b)the amount of Taxes actually paid in Cash in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period:	$[___,___,___]

(c)other non-Cash gains and income increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period):
$[___,___,___]

(d)to the extent not deducted in arriving at Consolidated Net Income, the amounts for such period paid from Internally Generated Cash of (x) charges, payments, expenses and reserves incurred in connection with the Acquisition Transactions (including all related Transaction Costs and all integration charges, payments, expenses and reserves associated with the Acquisition including retention, severance, performance bonuses, relocation of facilities and employees, hiring, training, IT integration, dedicated employee integration, third party integration support, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, accounting integration costs, additional public company expenses, lease breakage, discontinuation of product lines, facility closures and consolidations, and travel and entertainment) or (y) customary costs and expenses paid to Third Parties incurred in connection with any Investment or incurrence of Indebtedness hereunder, whether or not consummated:
$[___,___,___]
4.Consolidated Net Income:[2] (i)-(ii) =		$[___,___,___]
(i)	the aggregate of the net income (loss) of Borrower and its Subsidiaries, on a consolidated basis, for such period:	$[___,___,___]
(ii)
(a)any extraordinary or one-time gains or losses or non-recurring events, including, but not limited to, restructuring charges or non-recurring integration charges incurred other than as a result of the Acquisition, (including severance costs, costs associated with office, facility and branch openings, closings and consolidations (in the case of openings, incurred in connection with acquisitions and investments), relocation costs, costs related to discontinuation of product lines), casualty losses, other acquisitions or divestiture related charges in an amount not to exceed $10,000,000 in any Measurement Period:
$[___,___,___]

(b)any non-cash charge, loss, gain, expense, write-up, write-down or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the writeup of assets to the extent resulting from such purchase or recapitalization accounting adjustments):
$[___,___,___]
(c)expenses, liabilities or gains related to the conversion or modification of various employee benefit programs, and non-cash compensation related expenses:	$[___,___,___]
5.Consolidated Total Debt:	$[___,___,___]

the aggregate stated balance sheet amount of all Indebtedness (but in the case of Indebtedness described in each of clauses (iv), (vi) (to the extent such letters of credit are undrawn), (ix) and (x) of the definition of “Indebtedness”, only to the extent such Indebtedness appears as a liability on the balance sheet of such Person determined in conformity with GAAP) of Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) outstanding on such date determined on a consolidated basis in accordance with GAAP as of such date; provided that Indebtedness under the ABL Facility will be calculated as the daily average balance of loans outstanding under the ABL Facility during the last month of the final Fiscal Quarter of the applicable Measurement Period; provided further that, undrawn letters of credit shall not constitute Indebtedness for purposes of calculating the Total Net Leverage Ratio
$[___,___,___]
6. Total Net Leverage Ratio: (i)/(ii) =
(i) The sum of (a)-(b)	$[___,___,___]
(a)Consolidated Total Debt (excluding Indebtedness in respect of Real Property Capital Leases):	$[___,___,___]
(b)Unrestricted Cash as of such date in an amount not exceeding $10,000,000	$[___,___,___]
(ii) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date or most recently ending prior to such date:	$[___,___,___]
Actual:	_.__:1.00
Required:	_.__:1.00
7.Cumulative Amount:[3](i) + (ii) + (iii) - (iv) =	$[___,___,___]
(i) $5,000,000:
(ii) (x) the cumulative amount of Excess Cash Flow of the Borrower and its Subsidiaries for all Fiscal Years completed after the Closing Date (commencing with the Fiscal Year ending December 28, 2019) and prior to the Cumulative Amount Reference Time, minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Cumulative Amount Reference Time to the prepayment of Loans in accordance with Section 2.10(e) (prior to giving effect to any dollar-for-dollar reduction in respect of voluntary prepayments as provided in Section 2.10(e):
$[___,___,___]
(iii)the amount of any cash capital contributions to the Borrower or Net Equity Proceeds from the sale or issuance of any common Equity Interests by the Borrower in each case received by the Borrower (excluding any Cure Amount) and Not Otherwise Applied during the period from and including the Business Day immediately after the Closing Date through and including the Cumulative Amount Reference Time:
$[___,___,___]

(iv)the aggregate amount of any Investments made pursuant to Section 6.6(j), any Restricted Payments made pursuant to Section 6.4(c) and any payments of Indebtedness made pursuant to Section 6.15(c), in each case, during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (iv), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time):
$[___,___,___]

1 This Annex A to the Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting the terms of the Credit Agreement. In the event of any conflict between the terms of this Annex A and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Annex A are to be modified accordingly.

2 For the purposes of this definition (i) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower and any wholly-owned Subsidiary of Borrower; (ii) the cumulative effect of any change in accounting principles adopted by Borrower and its Subsidiaries after the date hereof or any change in the accounting for sale leaseback transactions whether made prior or after the Closing Date shall be excluded; and (iii) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Equity Interests of Borrower and its Subsidiaries and any net income realized as a result of changes in accounting principles or the application thereof to the Borrower and its Subsidiaries.

3 In the event multiple transactions that are financed using the Cumulative Amount occur concurrently, or substantially concurrently, at the Cumulative Amount Reference Time, the Cumulative Amount shall be determined as if each such transaction occurred, and reduced the Cumulative Amount, consecutively.

ANNEX B TO
COMPLIANCE CERTIFICATE
CHANGES TO PERFECTION CERTIFICATE

[None.][Describe changes]

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the term loan facility identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ [and is an Affiliate/Related Fund Select as applicable. of [identify the Lender]] [Assignor is not a Defaulting Lender] Markit Entity Identifier (if any): ______________________
3.	Borrower:	BlueLinx Holdings Inc., a Delaware corporation
4.	Agent:	HPS Investment Partners, LLC, as the administrative agent and collateral agent under the Credit Agreement
5.	Credit Agreement:
Credit and Guaranty Agreement dated as of April 13, 2018, by and among the Borrower, certain Subsidiaries of the Borrower as Guarantors, the Lenders party thereto from time to time and the Agent, as amended, restated, supplemented or otherwise modified from time to time.

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage of Loans Assigned Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all the Lenders thereunder.
$______________	$______________	____________%

Effective Date: [______________], 20[__] [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

[NAME OF ASSIGNEE]
Notices:
_________________________
_________________________
_________________________
Attention:
Telecopier:
with a copy to:
_________________________
_________________________
_________________________
Attention:
Telecopier:
Wire Instructions:

[Signature Page Follows]

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:_______________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:_______________________
Title:
[Consented to and Accepted:
HPS INVESTMENT PARTNERS, LLC, as Agent
By:_______________________
Title:]     To be added only if the assignment is not to (i) an existing Lender, (ii) an Affiliate of an existing Lender or (iii) a Related Fund.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
Representations and Warranties.
Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Credit Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements and other reports delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:
From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

EXHIBIT E-1 TO
CREDIT AND GUARANTY AGREEMENT
[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of April 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT E-2 TO
CREDIT AND GUARANTY AGREEMENT
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit and Guaranty Agreement dated as of April 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT E-3 TO
CREDIT AND GUARANTY AGREEMENT
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit and Guaranty Agreement dated as of April 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT E-4 TO
CREDIT AND GUARANTY AGREEMENT
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit and Guaranty Agreement dated as of April 13, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”)
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT F-1 TO
CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
[______], 20[__]
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.    I am the [_________] of BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”).
2.    I have reviewed the terms of Section 3 of the Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”), and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
3.    Based upon my review and examination described in Paragraph 2 above, I certify, in my capacity as an officer of the Borrower and not in any individual capacity, on behalf of the Borrower, that as of the date hereof:
(i)    The Acquisition Agreement Representations and the Specified Representations are true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date hereof;
(ii)    Since March 9, 2018, there shall not have occurred any change or event that constitutes an Acquired Business Material Adverse Effect;
(iii)    The Acquisition Transactions have been or, concurrently with the Closing Date shall be, consummated in accordance with the terms of the Acquisition Documentation without giving effect to any amendment, modifications, consents or waivers thereto that are materially adverse to the interests of the Lenders without the consent of the Administrative Agent;
(iv)    Attached hereto as Exhibit A is a true, correct and complete copy of the Acquisition Agreement fully executed by the parties thereto. The Acquisition Agreement is in full force and effect, and no provision thereof has been amended, modified or waived in any respect; and
(v)    Attached hereto as Exhibit B is a true, correct and complete copy of each of the ABL Credit Agreement, the Guaranty and Security Agreement (as defined in the ABL Credit Agreement) and such other guaranty and collateral documents therefor, in each case fully executed by the parties thereto. Each ABL Facility Document is in full force and effect.
[Signature Page Follows]

The foregoing certifications are made and delivered as of the first date written above.
[____________________]
[____________________]
_______________________
Name:
Title:

EXHIBIT F-2 TO
CREDIT AND GUARANTY AGREEMENT
SOLVENCY CERTIFICATE
[______], 20[__]
This Solvency Certificate is being executed and delivered pursuant to Section 3.1(l) of that certain Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”); the terms defined therein being used herein as therein defined.
I, [•], the [chief financial officer/equivalent officer] of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:    [•]
Title:    [•]
[Signature Page to VCOC Letter]

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT
COUNTERPART AGREEMENT
This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).
Section 1.    Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:
(a)    agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof applicable to a Guarantor and/or Credit Party;
(b)    represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(c)    no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;
(d)    agrees to irrevocably and unconditionally guaranty the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, upon required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with and pursuant to Section 7 of the Credit Agreement;
(e)    (i) agrees that this Counterpart Agreement may be attached to the Security Agreement, (ii) agrees that the undersigned will become a Grantor under the Security Agreement and will comply with all the terms and conditions of the Security Agreement as if it were an original signatory thereto, (iii) grants to the Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Collateral Agent supplements to all schedules attached to the Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement; and
(f)     agrees that (i) this Counterpart Agreement may be attached to the Intercreditor Agreement and (ii) the undersigned will become a party to the Intercreditor Agreement and will comply with all the terms and conditions of the Intercreditor Agreement as if it were an original signatory thereto.
Section 2.    The undersigned agrees from time to time, upon the reasonable request of the Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.

Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.
[NAME OF SUBSIDIARY]
By:______________________
Name:
Title:
Address for Notices:
______________
______________
______________
Attention:
Telecopier
with a copy to:
______________
______________
______________
Attention:
Telecopier
ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:
HPS INVESTMENT PARTNERS, LLC
as the Administrative Agent and as the Collateral Agent
By:_____________________
Name:
Title:

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT
SECURITY AGREEMENT
[Separately Attached]

Execution Version
PLEDGE AND SECURITY AGREEMENT
This PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of April 13, 2018, by and among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and HPS INVESTMENT PARTNERS, LLC, in its capacity as administrative agent and collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns in such capacity, the “Agent ”).
WITNESSETH:
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among BlueLinx Holdings Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower as Guarantors, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and the Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and
WHEREAS, Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Credit Agreement and this Agreement;
WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and the other Credit Documents and to extend the Loans thereunder, each Grantor has agreed to grant to the Agent, for the benefit of the Secured Parties, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and
WHEREAS, each Grantor (other than the Borrower) is an Affiliate of the Borrower and, as such, will benefit by virtue of the financial accommodations extended to the Borrower by the Lenders.
NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    Definitions; Construction.
(a) All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Code (including, without limitation, Accession, Account, Account Debtor, As-Extracted Collateral, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, Drafts, Electronic Chattel Paper, Entitlement Holder, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Instruction, Inventory, Investment Property, Instruments, Letters of Credit, Letter of Credit Rights, Manufactured Home, Payment Intangible, Proceeds, Promissory Notes, Record, Securities Account, Security, Security Certificate, Security Entitlement, Supporting Obligations, Software, Tangible Chattel Paper and Uncertificated Security) shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided , that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

“Acquisition Documents” means the Acquisition Documentation and any other agreements, instruments and documents evidencing, or entered into in connection with, any acquisition (including a Permitted Acquisition) by a Grantor.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agreement” has the meaning specified therefor in the preamble to this Agreement

“Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

“Borrower” has the meaning specified therefor in the recitals to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

“Collateral” has the meaning specified therefor in Section 3 hereof.

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 1.

“Copyrights” means any and all rights in any works of authorship, including (A) copyrights and moral rights, (B) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 2, (C) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit A.

“Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, software, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, route lists, rights to payment and other rights under Acquisition Documents, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, monies due or recoverable from pension funds, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.
“Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

“Initial Pledged Interests” means the Equity Interests of each Pledged Company beneficially owned by any Grantor on the date hereof and identified in Schedule 5.

“Intellectual Property” means, collectively, all Copyrights, all Patents and all Trademarks, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all rights under licenses or user or other agreements granted to any Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured and (e) all causes of action, claims and warranties now or hereafter owned or acquired by any Grantor in respect of any of the items listed above.

“Intellectual Property Licenses” means, with respect to any Grantor, (A) any licenses or other similar rights provided to such Grantor in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by such Grantor, in each case, including (x) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (y) the license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Credit Documents.

“Investment Property” means (A) any and all investment property, and (B) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“Joinder” means each Joinder to this Agreement executed and delivered by Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

“Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

“Motor Vehicle Collateral Agency Agreement” means the Collateral Agency Agreement among Agent, the Borrower and Motor Vehicle Collateral Agent, under which Motor Vehicle Collateral Agent acts as agent on behalf of Agent and the Secured Parties with respect to the certificates of title for the motor vehicles of the Credit Parties.
“Motor Vehicle Collateral Agent” means Lease Plan USA or such other collateral agent acceptable to Agent.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Paid in Full” or “Payment in Full” means:

(a)     termination or expiration of all commitments of the holders of the Secured Obligations to extend credit or make loans or other credit accommodations to any of the Grantors;

(b)     payment in full in cash of the principal of, premium (including the Prepayment Premium), fees and interest (including premium (including the Prepayment Premium), fees or interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such premium (including the Prepayment Premium), fees or interest would be allowed in such bankruptcy proceeding) constituting the Secured Obligations; and

(c)    payment in full in cash of all other amounts that are due and payable or otherwise accrued under the Credit Documents (including all Secured Obligations), other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time

“Patents” means all patents and patent applications, including (A) the patents and patent applications listed on Schedule 4, (B) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (D) the right to sue for past, present, and future infringements thereof, and (E) all of each Grantor’s rights corresponding thereto throughout the world.

“Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit B.

“Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Closing Date and is required to be pledged pursuant to Section 5.10 of the Credit Agreement.

“Pledged Interests” means, collectively, (i) the Initial Pledged Interests and (ii) all of each Grantor’s right, title and interest in and to all of the other Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

“Pledged Notes” means (A) any promissory note payable by third parties to a Grantor in the original principal amount in excess of $1,000,000, including any obligations of any Account Debtor to any Grantor arising from Accounts which are past due evidenced by a promissory note made by such Account Debtor payable to such Grantor and (B) if a Default or Event of Default exists or has occurred and is continuing at the request of Agent, any promissory note payable by a Grantor to another Grantor or a Subsidiary of the Borrower payable to a Credit Party.

“Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Proceeds” has the meaning specified therefor in Section 3 hereof.

“PTO” means the United States Patent and Trademark Office.

“Receivable” means all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Obligations” means, collectively, (a) in the case of the Borrower, (i) all obligations of the Borrower under the Credit Documents to pay the principal of and interest (including default interest) on the Loans and all fees, indemnification payments, premium (including the Prepayment Premium) and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Parties or any of them under the Credit Documents and (ii) all obligations of the Borrower to any Lender (or any Affiliate thereof) under any Hedging Agreement, (b) in the case of the Guarantors, all obligations of the Guarantors in respect of its guarantee under Section 7 of the Credit Agreement and other obligations of the Guarantors under the Credit Documents, (c) all obligations of the Grantors to the Secured Parties or any of them hereunder or any other Credit Document, and (d) in the case of each of the foregoing, including all interest thereon and expenses related thereto, including any interest, fees, premium (including the Prepayment Premium) or expenses accruing or arising after the commencement of any case with respect to the Borrower under the Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest, fees, premium or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case).

“Secured Parties” means, collectively, the Lenders and the Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and assigns.

“Security Interest” has the meaning specified therefor in Section 3 hereof.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, whether now owned or hereafter acquired by any Grantor, including (A) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 6, (B) all renewals thereof, (C) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (D) the right to sue for past, present and future infringements and dilutions thereof, (E) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (F) all of each Grantor’s rights corresponding thereto throughout the world.

“Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit D.

“URL” means “uniform resource locator,” an internet web address.

(b)    This Agreement shall be subject to the rules of interpretation set forth in Section 1.3 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

(c)    All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.    [Reserved].
3.    Grant of Security. Each Grantor hereby unconditionally grants, collaterally assigns, and pledges to Agent, for the benefit of each Secured Party, to secure the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (whether now existing or hereafter arising), a continuing security interest (hereinafter referred to as the “Security Interest ”) in all of such Grantor’s right, title, and interest in, to and under the following, property, in each case whether tangible or intangible, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a)    all of such Grantor’s Accounts, Receivables and Receivables Records;

(b)    all of such Grantor’s Books;

(c)    all of such Grantor’s Chattel Paper;

(d)    all of such Grantor’s Commercial Tort Claims;

(e) all of such Grantor’s Deposit Accounts;

(f)    all of such Grantor’s Equipment;

(g)    all of such Grantor’s Fixtures;

(h)    all of such Grantor’s General Intangibles;

(i)    all of such Grantor’s Inventory;

(j)    all of such Grantor’s Investment Property, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(k)    all of such Grantor’s Intellectual Property and Intellectual Property Licenses;

(l)    all of such Grantor’s Negotiable Collateral (including all of such Grantor’s Pledged Notes);

(m)    all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);

(n)    all of such Grantor’s Securities Accounts;

(o)    all of such Grantor’s Supporting Obligations;

(p)    all of such Grantor’s Money, as defined in Section 1-201(24) of the Code, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other Lender;

(q)    all of such Grantor’s Goods not covered by the other clauses of this Section 3;

(r)    all of such Grantor’s Insurance;

(s)    all of such Grantor’s As-Extracted Collateral;

(t)    all of such Grantor’s other tangible and intangible personal property whatsoever of such Grantor; and

(u)    all of such Grantor’s Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Grantor or any computer bureau or service company from time to time acting for such Grantor).

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) voting Equity Interests of any CFC or CFC Holdco, solely to the extent that such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC or CFC Holdco (any such pledge shall be governed by the laws of the State of New York), (ii) (x) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained or (y) any asset to the extent that a pledge thereof or a grant of a security interest therein would be prohibited by applicable law, rule or regulation or agreements with any Governmental Authority or would require governmental (including regulatory) consent, approval, license or authorization (provided, in each case, that (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests), (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral, (iv) any leasehold interest except to the extent a security interest therein can be perfected by the filing of a financing statement, (v) interests in joint ventures and non-Wholly-Owned Subsidiaries which cannot be pledged without the consent of one or more third parties other than Grantors or any of their respective Wholly-Owned Subsidiaries (after giving effect to any applicable anti-assignment provision of the Code or other applicable law), (vi) Excluded Accounts, (vii) (x) Letter of Credit Rights with a value of less than $1,000,000 individually and $2,500,000 in the aggregate and (y) Commercial Tort Claims with a value of less than $2,500,000 in the aggregate (in each case except to the extent a security interest therein can be perfected by the filing of a financing statement), (viii) where such grant results in material adverse tax, accounting or regulatory consequences as reasonably determined by the Borrower and the Administrative Agent, and (ix) where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Borrower and the Administrative Agent.

4.    Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Agent, the Secured Parties or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding. Further, the Security Interest created hereby encumbers each Grantor’s right, title, and interest in all Collateral, whether now owned by such Grantor or hereafter acquired, obtained, developed, or created by such Grantor and wherever located.

5.    Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) no Secured Party shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Credit Document, Grantors shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Credit Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default and (ii) Agent has notified the applicable Grantor of Agent’s election to exercise such rights pursuant to Section 16.

6.    Representations and Warranties. In order to induce Agent to enter into this Agreement for the benefit of the Secured Parties, each Grantor makes the following representations and warranties to the Secured Parties which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

(a)    Each Grantor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein, which security interest constitutes a valid First Priority Lien on the Collateral (subject to the terms of the Intercreditor Agreement), and (b) the Liens expressly permitted by Section 6.2 of the Credit Agreement.

(b)    The full and correct legal name (within the meaning of Section 9-503 of the Code), type of organization and jurisdiction of organization of each Grantor is set forth on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Credit Documents).

(c)    Each place of business of each Grantor, including if such Grantor has more than one place of business, the location of its chief executive office, is indicated on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Credit Documents).

(d)    Each Grantor’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Credit Documents).

(e)    As of the Closing Date, Grantors do not hold any commercial tort claims individually or in the aggregate that exceed $2,500,000 in amount, except as set forth on Schedule 1.

(f)    Set forth on Schedule 9 (as such Schedule may be updated from time to time) is a complete and correct listing of all of Grantors’ Deposit Accounts, Securities Accounts and Commodity Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person and specifying any Excluded Accounts.

(g)    Schedule 8 sets forth all Real Property owned by any of the Grantors as of the Closing Date.

(h)    As of the Closing Date: (i) Schedule 2 provides a complete and correct list of all registered Copyrights owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and material to the conduct of the business of any Grantor, (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person (other than non-exclusive software licenses granted in the ordinary course of business), or (B) any Person has granted to any Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Grantor, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor (other than off-the-shelf, shrink-wrapped or “click to accept” software licenses or other licenses to generally commercially available software), (iii) Schedule 4 provides a complete and correct list of all Patents owned by any Grantor and all applications for Patents owned by any Grantor, and (iv) Schedule 6 provides a complete and correct list of all registered Trademarks owned by any Grantor, and all applications for registration of Trademarks owned by any Grantor.

(i)    (i) each Grantor owns exclusively or has the right to use all Intellectual Property that is necessary in or material to the conduct of its business;

(ii)    to each Grantor’s knowledge after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect;

(iii)    to each Grantor’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Grantor and necessary in or material to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and

(iv)    each Grantor has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in or material to the conduct of the business of such Grantor.

(j)    This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the Code, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or otherwise reasonably requested by Agent to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 11. Upon the making of such filings, Agent shall have a first priority (subject only to Permitted Liens) perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement under the Code. Upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 11, all action necessary or otherwise reasonably requested by Agent to protect and perfect the Security Interest in and on each Grantor’s United States issued and registered Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor. All action by any Grantor necessary to protect and perfect such security interest on each item of Collateral in the United States or Canada has been duly taken.

(k)    (i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date, (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement, (iii) none of such Pledged Interests are or will be subject to any contractual restriction, or any restriction under the charter, by laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Interests (except for any such restriction contained herein or in the Credit Documents, or under such organizational instruments), (iv) such Grantor has the right and requisite authority to pledge, the Investment Property pledged by such Grantor to the Agent as provided herein, (v) all actions necessary or otherwise reasonably requested by Agent to perfect and establish the first priority (subject to Permitted Liens) of, or otherwise protect, Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement, (B) the taking of possession by Agent (or its agent or designee) of any certificates representing the Pledged Interests, to the extent such Pledged Interests are represented by certificates, together with undated powers

(or other documents of transfer acceptable to the Agent) endorsed in blank by the applicable Grantor and (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 11 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (vi) each Grantor has delivered to and deposited with Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to the Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(l)    No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally, (B) for consents, approvals, authorizations, or other orders or actions that have already been obtained or given (as applicable) and that are still in force, and (C) the filing of financing statements and other filings necessary to perfect the Security Interests granted hereby. No Intellectual Property License of any Grantor that is necessary in or material to the conduct of such Grantor’s business requires any consent of any other Person that has not been obtained in order for such Grantor to grant the security interest granted hereunder in such Grantor’s right, title or interest in or to such Intellectual Property License.

(m) Schedule 12 sets forth all motor vehicles owned by Grantors as of the Closing Date, by model, model year, and vehicle identification number (“VIN”).

(n)    As of the date hereof, none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) timber to be cut, (5) health care insurance receivables, (6) Government Receivable or (7) aircraft, aircraft engines, satellites, ships or railroad rolling stock.

(o)    There is no default, breach, violation, or event of acceleration existing under any Pledged Note and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note. No Grantor that is an obligee under a Pledged Note has waived any default, breach, violation, or event of acceleration under such Pledged Note.

(p)    As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not constitute investment company securities, and (iii) are not held by such Grantor in a Securities Account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(q)    Any goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in material compliance with the requirements of the Fair Labor Standards Act, as amended.

7.    Covenants.    Each Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23:

(a)    Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of (i) Negotiable Collateral (other than checks received in the ordinary course of business) or Investment Property having a value or face amount in excess of $2,500,000 in the aggregate, the Grantors shall promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)

after acquisition thereof), notify Agent thereof, and if and to the extent that perfection or priority of Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after reasonable request by Agent, shall execute such other documents and instruments as shall be reasonably requested by Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral or Investment Property to the Agent, together with such undated powers (or other relevant document of transfer acceptable to the Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or otherwise reasonably requested by Agent to protect Agent’s Security Interest therein.

(b)    Chattel Paper.

(i) The Grantors will (i) deliver to the Agent each original of each item of Chattel Paper (other than electronic Chattel Paper) at any time constituting part of the Collateral having a value or face amount in excess of $2,500,000 in the aggregate, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Agent without the consent of the Agent would violate the rights of the Agent.

(ii)    Promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, each Grantor shall take all steps reasonably necessary to grant Agent control of all electronic Chattel Paper in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the value or face amount of such electronic Chattel Paper equals or exceeds $2,500,000 in the aggregate.

(c)    Control Agreements.

(i)    Each Grantor shall obtain an authenticated Control Agreement from each bank maintaining a Deposit Account or Securities Account for such Grantor (other than with respect to any Excluded Accounts); and
(ii)    Each Grantor shall obtain an authenticated Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities or holding investment property (other than investment property of a Grantor expressly excluded as Collateral in the last paragraph of Section 3) to or for any Grantor, or maintaining a Securities Account for such Grantor (other than with respect to any Excluded Accounts).
(d)    Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount of $1,000,000 in any one case or $2,500,000 in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within ten Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) after becoming a beneficiary), notify Agent thereof and, promptly (and in any event within ten Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after reasonable request by Agent to enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to the Agent and directing all payments thereunder to the Agent’s Account, all in form and substance reasonably satisfactory to the Agent.

(e)    Commercial Tort Claims. If the Grantors (or any of them) obtain Commercial Tort Claims individually or in the aggregate having a value, or involving an asserted claim, in the amount of $2,500,000 or more, then the applicable Grantor or Grantors shall promptly (and in any event within ten Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of obtaining such Commercial Tort Claim), notify Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within ten Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to the Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such

Commercial Tort Claims, and agrees to do such other acts or things deemed reasonably necessary or desirable by Agent to give Agent a first priority (subject only to Permitted Liens), perfected security interest in any such Commercial Tort Claim.

(f)    Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which for any individual contract from one Account Debtor does not at any one time exceed $2,500,000, if any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, Grantors shall, if an Event of Default exists or has occurred and is continuing, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of the creation thereof) notify Agent thereof and, promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion)) after request by Agent, execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to the Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g)    Intellectual Property.

(i)    Upon the request of Agent, in order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to the Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Agent’s Lien on such Grantor’s United States issued and registered Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby;

(ii)    Each Grantor shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, to use commercially reasonable efforts to protect and diligently enforce and defend at such Grantor’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses material to the conduct of such Grantor’s business, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability. Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in or material to the conduct of such Grantor’s business. Each Grantor hereby agrees to take the steps described in this Section 7(g)(ii) with respect to all new or acquired Intellectual Property to which it is now or later becomes entitled that is necessary in or material to the conduct of such Grantor’s business;

(iii)    Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 7(g)(iii), Grantors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all documented out-of-pocket expenses incurred in connection therewith (including reasonable and documented out-of-pocket fees and expenses of attorneys and other professionals) shall be for the sole account of The Borrower and shall be chargeable to the Loan Account;

(iv)    [Reserved];

(v)    On each date on which a Compliance Certificate is required to be delivered pursuant to Section 5.1(d) of the Credit Agreement in respect of a fiscal quarter (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), each Grantor shall provide Agent with a written report of all new Patents,

Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that are material to the conduct of such Grantor’s business, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and any statement of use or amendment to allege use with respect to intent-to-use trademark applications. In the case of such registrations or applications therefor, which were acquired by any Grantor and to the extent necessary or commercially desirable in such Grantor’s business judgment in the operation of such Grantor’s business, consistent with past practices, each such Grantor shall file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property. In each of the foregoing cases, the applicable Grantor shall promptly cause to be prepared, executed, and delivered to the Agent supplemental schedules to the applicable Credit Documents to identify such Patent, Trademark and Copyright registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses as being subject to the security interests created thereunder;

(vi)    Anything to the contrary in this Agreement notwithstanding, in no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency in another country without giving Agent written notice thereof at least two (2) Business Days prior to such filing and complying with Section 7(g)(i) and, if available, each such application for registration shall be filed on an “expedited basis”. Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such receipt) notify (but without duplication of any notice required by Section 7(g)(v) ) Agent of such registration by delivering, or causing to be delivered, to the Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. If any Grantor acquires from any Person any Copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to the Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than seven Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Copyrights;

(vii)    Each Grantor shall take commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Grantor’s business, including, as applicable (A) protecting the secrecy and confidentiality of its confidential information and trade secrets by having and enforcing a policy requiring all current employees, consultants, licensees, vendors and contractors with access to such information to execute appropriate confidentiality agreements, (B) taking actions reasonably necessary to ensure that no trade secret falls into the public domain, and (C) protecting the secrecy and confidentiality of the source code of all software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with commercially reasonable use and non-disclosure restrictions; and

(viii)    No Grantor shall enter into any Intellectual Property License material to the conduct of the business to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to the Agent (and any transferees of Agent).

(h)    Investment Property.

(i)    If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within five Business Days (or such longer period as agreed to by Agent in writing in its sole discretion) of acquiring or obtaining such Collateral) deliver to the Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii)        [reserved];

(iii)    [reserved];

(iv)    No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Credit Documents;

(v)    Each Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Property or to effect any sale or transfer thereof; and

(vi)    As to all limited liability company or partnership interests owned by such Grantor and issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provides or shall provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction; and

(vii)    With regard to any Pledged Interests that are not certificated, any such Grantor of such non-certificated Pledged Interests (i) agrees promptly to note on its books the security interests granted to the Agent and confirmed under this Agreement, (ii) agrees that after the occurrence and during the continuation of an Event of Default, it will comply with instructions of Agent or its nominee with respect to the applicable Pledged Interests without further consent by the applicable Grantor, (iii) to the extent permitted by law, agrees that the “issuer’s jurisdiction” (as defined in Section 8-110 of the Code) is the State of New York, (iv) agrees to notify Agent upon obtaining knowledge of any interest in favor of any person in the applicable Pledged Interests that is materially adverse to the interest of the Agent therein, other than any Permitted Liens and (v) waives any right or requirement at any time hereafter to receive a copy of this Agreement in connection with the registration of any Pledged Interests hereunder in the name of Agent or its nominee or the exercise of voting rights by Agent or its nominee.

(viii)    If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Credit Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Interests shall be paid directly to the Agent and retained by it as part of the Collateral, subject to the terms of this Agreement, and, if the Agent shall so request in writing, the Grantors jointly and severally agree to execute and deliver to the Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Agent shall, upon request of the Grantors (except to the extent theretofore applied to the Secured Obligations), be returned by the Agent to the Grantors.

(ix)    Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Interests pledged hereunder to (i) comply with any instruction received by it from the Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and such Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Interests directly to the Agent for the benefit of the Secured Parties.

(i)    Fixtures. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(j)    Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Credit Documents.

(k)    Controlled Investments. Other than with respect to Excluded Accounts, no Grantor will make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Grantor, and the applicable bank or securities intermediary have entered into Control Agreements.

(l)    Name, Etc. No Grantor will change its name, chief executive office, organizational identification number, jurisdiction of organization or organizational identity; provided, that any Grantor may change its name or chief executive office upon at least five days prior written notice to the Agent of such change.

(m)    Account Verification. Agent shall have the right at any time or times (but, so long as no Default or Event of Default shall exist, subject to reasonable intervals consistent with Agent’s customary practices), in the name of a nominee of Agent, or if Agent shall otherwise determine that it is necessary or desirable to do so, then in the name of Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise. After the occurrence and during the continuance of an Event of Default, at the request of Agent, each Grantor will send requests for verification of Accounts or, send notices of assignment of Accounts to Account Debtors and other obligors.

(n)    Motor Vehicles. Each Grantor shall deliver to the Motor Vehicle Collateral Agent (or at the direction of Agent, to Agent), the certificates of title for all such motor vehicles and other goods covered by a certificate of title promptly after receipt thereof to be held by Motor Vehicle Collateral Agent in accordance with the Motor Vehicle Collateral Agency Agreement, and such Grantor shall take all actions necessary to cause such certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office..

(o)    Pledged Notes. Grantors (i) without the prior written consent of Agent, will not (A) waive or release any obligation of any Person that is obligated under any of the Pledged Notes, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes, or (C) other than Permitted Dispositions, assign or surrender their rights and interests under any of the Pledged Notes or terminate, cancel, modify, change, supplement or amend the Pledged Notes, and (ii) shall provide to the Agent copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving such notice.

8.    Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Credit Documents referred to below in the manner so indicated.

(a)    Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)    Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

9.    Further Assurances.

(a)    Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral, subject to Section 5.10 or 5.13 of the Credit Agreement, as applicable.

(b)    Each Grantor authorizes the filing by Agent of (i) financing or continuation statements, or amendments thereto and (ii) any Trademark Security Agreement, Patent Security Agreement and Copyright Security Agreement required in order to perfect any Lien granted pursuant to Section 3 in Trademarks, Patents or Copyrights that constitute Collateral, respectively, and in each case such Grantor will execute and deliver to the Agent such other instruments or notices, as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)    Each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

(d)    Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

10.    Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right (subject to Section 17(b)) to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Agent or any of its nominees.

11.    Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, to, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)    to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b)    to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(c)    to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d)    to file any claims or take any action or institute any proceedings which Agent may deem reasonably necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(e)    to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f)    to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor; and

(g)    Agent, on behalf of the Secured Parties, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

12.    Agent May Perform. If any Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors in accordance with the terms of the Credit Agreement.

13.    Agent’s Duties. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Secured Parties, and shall not impose any duty upon Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

14.    Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, Agent or Agent’s designee may (a) make direct verification from Account Debtors with respect to any or all Accounts that are part of the Collateral, (b) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to the Agent, for the benefit of the Secured Parties, or that Agent has a security interest therein, or (c) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Credit Documents.

15.    Disposition of Pledged Interests by Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default has occurred and is continuing may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof, and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

16.    Voting and Other Rights in Respect of Pledged Interests.

(a)    Upon the occurrence and during the continuation of an Event of Default, and upon notice to any Grantor, (i) Agent may, at its option, and in addition to all rights and remedies available to the Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b)    For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Agent, the other Secured Parties or the value of the Pledged Interests.

17.    Remedies.

(a)    Rights and Remedies Generally upon Default. If an Event of Default shall have occurred and is continuing, the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and each Grantor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)    the Agent in its discretion may, in its name or in the name of any Grantor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)    the Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)    the Agent may require the Grantors to notify (and each Grantor hereby authorizes the Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Grantor they shall be held in trust by such Grantor for the benefit of the Agent and as promptly as possible remitted or delivered to the Agent for application as provided herein);

(iv)    the Agent may require the Grantors to assemble the Collateral at such place or places, reasonably convenient to the Agent and the Grantors, as the Agent may direct;

(v)    the Agent may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;

(vi)    the Agent may require the Grantors to cause the Pledged Interests to be transferred of record into the name of the Agent or its nominee (and the Agent agrees that if any of such Pledged Interests is transferred into its name or the name of its nominee, the Agent will thereafter promptly give to respective Grantor (through the Borrower) copies of any notices and communications received by it with respect to such Pledged Interests); and

(vii)    the Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 17 shall be applied in accordance with Section 17(h).

(b)    Certain Securities Act Limitations. The Grantors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable federal, foreign or state securities laws, or otherwise, the Agent may determine that a public sale is impracticable, not desirable or not commercially reasonable and may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantors acknowledge that any such private sales may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c)    Other Acts. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Interests pursuant to this Section 6.05 valid and binding and in compliance with all other applicable legal requirements. Each Grantor further agrees that a breach of any covenant contained in this Section 6.05 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.05 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

(d)    Notice. The Grantors agree that to the extent the Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

(e)    Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 6.05 are insufficient to cover the costs and expenses of such realization and the Payment in Full of the Secured Obligations, the Grantors shall remain liable for any deficiency.

(f)    [Reserved].

(g)    Private Sale. The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 6.05 conducted in a commercially reasonable manner. Each Grantor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

(h)    Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 17(h), the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent, shall be applied by the Agent as provided under Section 8.2 of the Credit Agreement.

18.    No Waiver; Remedies Cumulative.

(a)    No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy

(b)    Each right, power, and remedy of Agent or any other Secured Party as provided for in this Agreement or the other Credit Documents now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement and the other Credit Documents now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent, any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or such other Secured Parties of any or all such other rights, powers, or remedies.

19.    Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

20.    Indemnity. Each Grantor agrees to indemnify Agent and the other Secured Parties from and against all claims, lawsuits and liabilities (including reasonable attorneys’ fees) arising out of or resulting from this Agreement (including enforcement of this Agreement) or any other Credit Document to which such Grantor is a party in accordance with and to the extent set forth in Section 10.3 of the Credit Agreement. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

21.    Amendments; Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Grantor and the Agent (with the consent of the Lenders as specified in Section 10.5 of the Credit Agreement). Any such amendment or waiver shall be binding upon the Secured Parties and each Grantor.

22.    Addresses for Notices. All notices, requests, consents and demands hereunder shall be in writing and delivered to the intended recipient at its “Address for Notices” specified beneath its name on the signature pages hereto or, as to any party, at such other address as shall be designated by such party in a notice to each other party or, in the case of the Borrower or the Agent, pursuant to Section 10.1 of the Credit Agreement. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

23.    Continuing Security Interest: Assignments under Credit Agreement.

(a)    This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligations have been Paid in Full in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Agent, and its successors, permitted transferees and permitted assigns. Without limiting the generality of the foregoing clause (iii), any Secured Party may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise. Upon Payment in Full of the Secured Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, upon the Borrower’s request, Agent will authorize the filing of appropriate termination statements to terminate such Security Interest. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Credit Document, or any other instrument or document executed and delivered by any Grantor to the Agent nor any additional loans made by any Lender to any Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Secured Parties, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Agent in accordance with the provisions of the Credit Agreement. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

(b)    If any Secured Party repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such Secured Party in full or partial satisfaction of any Secured Obligation or on account of any other obligation of any Credit Party under any Credit Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such Secured Party elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such Secured Party related thereto, (i) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability.

24.    Survival.     All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.

25.    Governing Law; Submission to Jurisdiction; Etc..

(a)    Governing Law. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of law principles that would lead to the application of laws other than the law of the State of New York.

(b)    Submission to Jurisdiction. Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any Credit Document to which such Grantor is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party or Agent may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction .

(c)    Waiver of Venue. Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26.    New Subsidiaries. Pursuant to Section 5.10 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

27.    Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to the Agent, for the benefit of each Secured Party. The Agent may employ agents and attorneys in fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith

28.    Miscellaneous.

(a)    This Agreement is a Credit Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Credit Document mutatis mutandis.

(b)    If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

(c)    Headings and numbers have been set forth herein for convenience only and are not intended to affect the interpretation of any provision of this Agreement. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Party, or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)    This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

29.     Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens granted to the Agent pursuant to this Agreement or any other Credit Document and the exercise of any of the relative rights and remedies of the Agent hereunder shall be subject to, and governed by the terms and conditions of, the Intercreditor Agreement at any time the Intercreditor Agreement is in effect. In the event of any conflict or inconsistency between the terms and conditions hereof and the terms and conditions of the Intercreditor Agreement, the terms and conditions of the Intercreditor Agreement shall govern and control at any time the Intercreditor Agreement is in effect. Notwithstanding anything to the contrary contained in this Agreement or the Credit Documents, but subject to the Intercreditor Agreement in all respects, until the Discharge of ABL Obligations (as defined in the Intercreditor Agreement): (i) any covenant hereunder requiring the delivery and/or arrangement for possession of Collateral that constitutes ABL Priority Collateral to or with the Agent shall be deemed satisfied or complied with if such delivery and/or arrangement for possession of Collateral that constitutes ABL Priority Collateral is made to the ABL Facility Agent pursuant to the ABL Facility Documents; and (ii) any covenant hereunder requiring the endorsement of any

Collateral that constitutes ABL Priority Collateral or related document to the Agent shall be deemed to have been satisfied if such endorsement shall have been made to the ABL Facility Agent.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	BLUELINX CORPORATION By:_________________________________ Name: Title: [_______________________] By:_________________________________ Name: Title:
AGENT:
HPS INVESTMENT PARTNERS, LLC By:_________________________________ Name: Title:

ANNEX 1 TO PLEDGE AND SECURITY AGREEMENT
FORM OF JOINDER
Joinder No. ____ (this “Joinder”), dated as of ____________ 20___, to the Pledge and Security Agreement, dated as of April 13, 2018 (as amended, restated, supplemented, or otherwise modified from time to time, the “Pledge and Security Agreement”), by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each, individually, a “Grantor”) and HPS INVESTMENT PARTNERS, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among BlueLinx Holdings Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower as Guarantors, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), the Agent, the Lenders has agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof;
WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge and Security Agreement or, if not defined therein, in the Credit Agreement, and this Joinder shall be subject to the rules of construction set forth in Section 1(b) of the Pledge and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis;
WHEREAS, Grantors have entered into the Pledge and Security Agreement in order to induce the Lenders to make certain financial accommodations to the Borrower as provided for in the Credit Agreement and the other Credit Documents;
WHEREAS, pursuant to Section 5.10 of the Credit Agreement and Section 26 of the Pledge and Security Agreement, certain Subsidiaries of the Credit Parties, must execute and deliver certain Credit Documents, including the Pledge and Security Agreement, and the joinder to the Pledge and Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Joinder in favor of the Agent, for the benefit of the Secured Parties; and
WHEREAS, each New Grantor (a) is [an Affiliate] [a Subsidiary] of the Borrower and, as such, will benefit by virtue of the financial accommodations extended to the Borrower by the Lenders, and (b) by becoming a Grantor will benefit from certain rights granted to the Grantors pursuant to the terms of the Credit Documents.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:
1.    In accordance with Section 26 of the Pledge and Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Pledge and Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Pledge and Security Agreement applicable to it as a “Grantor” thereunder, and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof. In furtherance of the foregoing, each New Grantor hereby unconditionally grants, assigns, and pledges to the Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest in and to all of such New Grantor’s right, title and interest in and to the Collateral (as defined in Section 3 of the Pledge and Security

Agreement). Each reference to a “Grantor” in the Pledge and Security Agreement shall be deemed to include each New Grantor. The Pledge and Security Agreement is incorporated herein by reference.
2.    Schedule 1, “Commercial Tort Claims”, Schedule 2, “Copyrights”, Schedule 3, “Intellectual Property Licenses”, Schedule 4, “Patents”, Schedule 5, “Pledged Companies”, Schedule 6, “Trademarks”, Schedule 7, Name; Chief Executive Office; Tax Identification Numbers and Organizational Numbers, Schedule 8, “Owned Real Property”, Schedule 9, “Deposit Accounts and Securities Accounts” and Schedule 11, “List of Uniform Commercial Code Filing Jurisdictions”, and Schedule 12, “Motor Vehicles” attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7, Schedule 8, Schedule 9, Schedule 11 and Schedule 12 respectively, to the Pledge and Security Agreement and shall be deemed a part thereof for all purposes of the Pledge and Security Agreement.
3.    Each New Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto (a) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (b) describing the Collateral as being of equal or lesser scope or with greater detail, or (c) that contain any information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance. Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction in connection with the Credit Documents.
4.    Each New Grantor represents and warrants to the Agent and the Secured Parties that this Joinder has been duly executed and delivered by such New Grantor and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
5.    This Joinder is a Credit Document. This Joinder may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Joinder. Delivery of an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Joinder. Any party delivering an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Joinder but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Joinder.
6.    The Pledge and Security Agreement, as supplemented hereby, shall remain in full force and effect.
7.    THIS JOINDER SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 25 OF THE PLEDGE AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Pledge and Security Agreement to be executed and delivered as of the day and year first above written.

NEW GRANTORS:
[NAME OF NEW GRANTOR]

By:_________________________________
Name:
Title:

AGENT:
HPS INVESTMENT PARTNERS, LLC
By:_________________________________
Name:
Title:

[SIGNATURE PAGE TO JOINDER NO. ___ TO PLEDGE AND SECURITY AGREEMENT]

EXHIBIT A
COPYRIGHT SECURITY AGREEMENT
This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this ___ day of ___________, 20__, by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”) and HPS INVESTMENT PARTNERS, LLC, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among BlueLinx Holdings Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower as Guarantors, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), the Agent, the Lenders has agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof;
WHEREAS, the members of the Lenders are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement and the other Credit Documents, but only upon the condition, among others, that Grantors shall have executed and delivered to the Agent, for the benefit of the Secured Parties, that certain Pledge and Security Agreement, dated as of April 13, 2018 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Pledge and Security Agreement”); and
WHEREAS, pursuant to the Pledge and Security Agreement, Grantors are required to execute and deliver to the Agent, for the benefit of the Secured Parties, this Copyright Security Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:
1.    DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Pledge and Security Agreement or, if not defined therein, in the Credit Agreement, and this Copyright Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Pledge and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.
2.    GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Copyright Collateral”):
(a)    all of such Grantor’s Copyrights and Copyright Intellectual Property Licenses to which it is a party including those referred to on Schedule I;
(b)    all renewals or extensions of the foregoing; and
(c)    all products and proceeds of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Copyright or any Copyright exclusively licensed under any

Intellectual Property License, including the right to receive damages, or the right to receive license fees, royalties, and other compensation under any Copyright Intellectual Property License.
3.    SECURITY FOR SECURED OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Agent, the other Secured Parties or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.
4.    SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to the Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Pledge and Security Agreement, the Pledge and Security Agreement shall control.
5.    AUTHORIZATION TO SUPPLEMENT. Grantors shall give Agent prior written notice of no less than five Business Days before filing any additional application for registration of any copyright and prompt notice in writing of any additional copyright registrations granted therefor after the date hereof. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of each Grantor. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
6.    COUNTERPARTS. This Copyright Security Agreement is a Credit Document. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement. Any party delivering an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Copyright Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Copyright Security Agreement.
7.    CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 25 OF THE PLEDGE AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

HPS INVESTMENT PARTNERS, LLC

By:_________________________________
Name:
Title:

[SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT]

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS

Grantor	Country	Copyright	Registration No.	Registration Date

Copyright Licenses

EXHIBIT B
PATENT SECURITY AGREEMENT
This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this ___ day of ___________, 20__, by and among the Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and HPS INVESTMENT PARTNERS, LLC, in its capacity as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
WITNESSETH:
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among BlueLinx Holdings Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower as Guarantors, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), the Agent, the Lenders has agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof;
WHEREAS, the members of the Lenders are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement and the other Credit Documents, but only upon the condition, among others, that Grantors shall have executed and delivered to the Agent, for the benefit of the Secured Parties, that certain Pledge and Security Agreement, dated as of April 13, 2018 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Pledge and Security Agreement”); and
WHEREAS, pursuant to the Pledge and Security Agreement, Grantors are required to execute and deliver to the Agent, for the benefit of the Secured Parties, this Patent Security Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:
1.    DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Pledge and Security Agreement or, if not defined therein, in the Credit Agreement, and this Patent Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Pledge and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.
2.    GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Agent, for the benefit the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Patent Collateral”):
(a)    all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I ;
(b)    all divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions of the foregoing; and
(c)    all products and proceeds of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Patent or any Patent exclusively licensed under any Intellectual

Property License, including the right to receive damages, or right to receive license fees, royalties, and other compensation under any Patent Intellectual Property License.
3.    SECURITY FOR SECURED OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Agent, the Lenders, or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.
4.    SECURITY AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to the Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Pledge and Security Agreement, the Pledge and Security Agreement shall control.
5.    AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new patent application or issued patent or become entitled to the benefit of any patent application or patent for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing patent or patent application, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to the Agent with respect to any such new patent rights. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
6.    COUNTERPARTS. This Patent Security Agreement is a Credit Document. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement. Any party delivering an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Patent Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Patent Security Agreement.
7.    CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS PATENT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 25 OF THE PLEDGE AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

HPS INVESTMENT PARTNERS, LLC

By:_________________________________
Name:
Title:

[SIGNATURE PAGE TO PATENT SECURITY AGREEMENT]

SCHEDULE I
to
PATENT SECURITY AGREEMENT
Patents

Grantor	Country	Patent	Application/ Patent No.	Filing Date

Patent Licenses

EXHIBIT C
PLEDGED INTERESTS ADDENDUM
This Pledged Interests Addendum, dated as of _________ __, 20___ (this “Pledged Interests Addendum”), is delivered pursuant to Section 7 of the Pledge and Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Pledge and Security Agreement, dated as of April 13, 2018, (as amended, restated, supplemented, or otherwise modified from time to time, the “Pledge and Security Agreement”), made by the undersigned, together with the other Grantors named therein, to HPS INVESTMENT PARTNERS, LLC, as Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Pledge and Security Agreement or, if not defined therein, in the Credit Agreement, and this Pledged Interests Addendum shall be subject to the rules of construction set forth in Section 1(b) of the Pledge and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis. The undersigned hereby agrees that the additional interests listed on Schedule I shall be and become part of the Pledged Interests pledged by the undersigned to the Agent in the Pledge and Security Agreement and any pledged company set forth on Schedule I shall be and become a “Pledged Company” under the Pledge and Security Agreement, each with the same force and effect as if originally named therein.
This Pledged interests Addendum is a Credit Document. Delivery of an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledged Interests Addendum. If the undersigned delivers an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission, the undersigned shall also deliver an original executed counterpart of this Pledged Interests Addendum but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Pledged Interests Addendum.
The undersigned hereby certifies that the representations and warranties set forth in Section 6 of the Pledge and Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.
THIS PLEDGED INTERESTS ADDENDUM SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 25 OF THE PLEDGE AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Pledged Interests Addendum to be executed and delivered as of the day and year first above written.

[___________________]

By:___________________________________
Name:
Title:

SCHEDULE I
TO
PLEDGED INTERESTS ADDENDUM
Pledged Interests

Name of Grantor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

EXHIBIT D
TRADEMARK SECURITY AGREEMENT
This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this ___ day of ___________, 20__, by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and HPS INVESTMENT PARTNERS, LLC in its capacity as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit and Guaranty Agreement, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among BlueLinx Holdings Inc., a Delaware corporation (the “Borrower”), certain subsidiaries of the Borrower as Guarantors, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”), the Agent, the Lenders has agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof;
WHEREAS, the members of the Lenders are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement and the other Credit Documents, but only upon the condition, among others, that Grantors shall have executed and delivered to the Agent, for the benefit of the Secured Parties, that certain Pledge and Security Agreement, dated as of April 13, 2018 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Pledge and Security Agreement”); and
WHEREAS, pursuant to the Pledge and Security Agreement, Grantors are required to execute and deliver to the Agent, for the benefit of the Secured Parties, this Trademark Security Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:
1.    DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Pledge and Security Agreement or, if not defined therein, in the Credit Agreement, and this Trademark Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Pledge and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.
2.    GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Trademark Collateral”):
(a)    all of its Trademarks and Trademark Intellectual Property Licenses to which it is a party including those referred to on Schedule I;
(b)    all goodwill of the business connected with the use of, and symbolized by, each Trademark and each Trademark Intellectual Property License; and
(c)    all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademarks exclusively licensed under any Intellectual Property License, including right to receive any damages,

(ii) injury to the goodwill associated with any Trademark, or (iii) right to receive license fees, royalties, and other compensation under any Trademark Intellectual Property License.
Excluding any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Trademark Collateral.
3.    SECURITY FOR SECURED OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to the Agent, the other Secured Parties or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.
4.    SECURITY AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to the Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Trademark Collateral made and granted hereby are more fully set forth in the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Pledge and Security Agreement, the Pledge and Security Agreement shall control.
5.    AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to the Agent with respect to any such new trademarks or renewal or extension of any trademark registration. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize Agent unilaterally to modify this Trademark Security Agreement by amending Schedule I to include any such new trademark rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.
6.    COUNTERPARTS. This Trademark Security Agreement is a Credit Document. This Trademark Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Trademark Security Agreement. Delivery of an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Trademark Security Agreement. Any party delivering an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Trademark Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Trademark Security Agreement.
7.    CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS TRADEMARK SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 25 OF THE PLEDGE AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trademark Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

[NAME OF GRANTOR]

By:____________________________
Name: _________________________
Title: __________________________

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

HPS INVESTMENT PARTNERS, LLC

By:_________________________________
Name:
Title:

[SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT]

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

Trade Names

Common Law Trademarks

Trademarks Not Currently In Use

Trademark Licenses

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT

this instrument prepared by and when recorded return to: Milbank, Tweed, Hadley & McCloy LLP 28 Liberty Street New York, New York 10005 Attn: ____________
(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

[______________]
(“Mortgagor”)

to

HPS INVESTMENT PARTNERS, LLC,
in its capacity as collateral agent for the benefit of the Secured Parties
(“Agent”)

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT

Dated:             [___________], 20[__]

Property Location:    [______________]

Tax Block and Lot:	[______________]

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS
AND SECURITY AGREEMENT
•THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT (as the same may be amended, restated, replaced, supplemented or other modified, being hereinafter referred to as this “Mortgage”) is made as of this [___] day of [________], 20[__], by [___________], a [______________], each having its principal place of business at [______________] (“Mortgagor”), for the benefit of HPS INVESTMENT PARTNERS, LLC having an address at 40 West 57th Street, 33rd Floor, New York, NY 10019 in its capacity as collateral agent for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below) as mortgagee (in such capacity, together with its successors and assigns, collectively, “Agent”).
•RECITALS:
•A.     This Mortgage is given to secure the loans (the “Loans”) in the original aggregate principal amount of up to [_][DOLLARS] ($[___,___,___][_]) made pursuant to that certain Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented, extended or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent as evidenced by the Notes. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
•B.    Mortgagor desires to secure the payment of the Obligations [up to the maximum principal amount of $[•]]. Secured amount to be capped at fair market value in mortgage tax jurisdictions per Section 5.11 of the Credit Agreement.
•C.    This Mortgage is given pursuant to the Credit Agreement, and payment, fulfillment, and performance by Mortgagor of its obligations thereunder and under the other Credit Documents are secured hereby, and reference is made to the provisions of the Credit Agreement, the Notes [and that certain Assignment of Leases and Rents, dated as of the date hereof, made by Mortgagor in favor of Agent delivered in connection with this Mortgage (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Assignment of Leases”)] If required pursuant to state law., including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties therein (the Credit Agreement, the Notes, this Mortgage, the Assignment of Leases and all other documents executed by Borrower or a Guarantor evidencing or securing or otherwise setting out the conditions, covenants, representations and/or remedies in favor of the Lender in connection with the funding of the Loans (including all additional mortgages, deeds of trust, deeds to secure debt and assignments of leases and rents) or executed or delivered by Borrower or the Guarantors in connection therewith, as the same may, from time to time, be modified, amended or supplemented, are hereinafter referred to collectively as the “Credit Documents”).
•NOW THEREFORE, in consideration of the making of the Loans by the Lenders and the covenants, agreements, representations and warranties set forth in this Mortgage:

ARTICLE 1
GRANTS OF SECURITY
Section 1.1 Property Mortgaged. Mortgagor does hereby irrevocably mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey to Agent, for the benefit of the Secured Parties, with power of sale for the benefit and security of Agent, for the benefit of the Secured Parties, all of the real, personal, tangible and intangible property, rights, interests and estates now owned, or hereafter acquired by Mortgagor described as follows (collectively, the “Property”):
(i)Land. The real property described in Exhibit A attached hereto and made a part hereof (the “Land”);
(ii)Additional Land. All additional lands, estates and development rights hereafter acquired by Mortgagor for use in connection with the Land and the development of the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise, be expressly made subject to the lien of this Mortgage;
(iii)Improvements. The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land and owned by Mortgagor (collectively, the “Improvements”);
(iv)Easements. All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, permits, licenses, rights of way and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, dower and rights of dower, curtesy and rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;
(v)Equipment. All “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code (as hereinafter defined), now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, heating, ventilation or air conditioning equipment, garbage equipment and apparatus, incinerators, boilers, furnaces, motors, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”). Notwithstanding the foregoing, Equipment shall not include any property belonging to the property manager or tenants under leases except to the extent that Mortgagor shall have any right or interest therein;
(vi)Fixtures. All Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, cleaning, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, plumbing, laundry, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Fixtures”). Notwithstanding the foregoing, “Fixtures” shall not include any property which Tenants, or any Person claiming by, through or under Tenants, owns or are entitled to remove pursuant to a Lease, except to the extent that Mortgagor shall have any right or interest therein and then only to the extent of such interest;
(vii)Personal Property. All of Mortgagor’s right, title and interest in, to and under all furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises, licenses, certificates and permits, and all other personal property of any kind or character whatsoever as defined in and subject to the provisions of the Uniform Commercial Code, whether tangible or intangible, other than Fixtures, which are now or hereafter owned by Mortgagor related to the Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”), and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Property is located (as amended from time to time, the “Uniform Commercial Code”), superior in lien to the lien of this Mortgage and all proceeds and products of the above. Notwithstanding the foregoing, “Personal Property” shall not include any of the foregoing property which any Tenant, or any Person claiming by, through or under any Tenant, owns or are entitled to remove pursuant to a Lease, except to the extent that Mortgagor shall have any right or interest therein and then only to the extent of such interest;
(viii)Leases and Rents. All leases (including, without limitation, ground leases, subleases or subsubleases), lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land and the Improvements, and every modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into (collectively, the “Leases”), whether before or after the filing by or against Mortgagor of any petition for relief under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) and all right, title and interest of Mortgagor, its successors and assigns therein and thereunder, including, without limitation, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, rent equivalents, tenant termination and contraction fees, moneys payable as damages or in lieu of rent or rent equivalents, additional rents, revenues, issues and profits (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, deposits (including, without limitation, security, utility and other deposits) accounts and receipts from the Land and the Improvements whether paid or accruing before or after the filing by or against Mortgagor of any petition for relief under the Bankruptcy Code (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment and performance of the Obligations;
(ix)Net Insurance/Condemnation Proceeds. Subject to the terms of Section 2.10(b) of the Credit Agreement, all Net Insurance/Condemnation Proceeds or payments (to the extent actually received by or payable to Mortgagor), including interest thereon, which may heretofore and hereafter be made with respect to all or any portion of the Property, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such right), or for a change of grade, or for any other injury to or decrease in the value of the Property including, without limitation, any Net Insurance/Condemnation Proceeds, or settlements or payments, hereafter made resulting from (i) condemnation proceedings or the taking of all or any portion of the Improvements, the Equipment, the Fixtures, the Leases or the Personal Property, or any part thereof, under the power of eminent domain; or (ii) the alteration of grade or the location or the discontinuance of any street adjoining the Property or any portion thereof; and Mortgagor hereby agrees to execute and deliver from time to time such further instruments as may be requested by Agent to confirm such assignment to Agent of any such award, damage, payment or other compensation;
(x)Tax Certiorari. Subject to the rights of Mortgagor hereunder and under the Credit Documents, all refunds, rebates or credits in connection with any reduction in Taxes or Other Taxes charged against the Property, including, without limitation, as a result of tax certiorari or any applications or proceedings for reduction;
(xi)Conversion. Subject to the rights of Mortgagor hereunder and under the Credit Documents, all proceeds (to the extent actually received by or payable to Mortgagor) of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, Net Insurance/Condemnation Proceeds, into cash or liquidation claims;
(xii)Rights. The right, in the name and on behalf of Mortgagor, (i) while an Event of Default exists and remains uncured to appear in and defend any action or proceeding brought with respect to the Property and (ii) to commence any action or proceeding to protect the interest of the Secured Parties in the Property, provided the foregoing shall not restrict Mortgagor from exercising such rights subject to the terms of the Credit Documents;
(xiii)Agreements. All agreements, contracts, certificates, instruments, franchises, permits, licenses, plans, specifications and other documents, now or hereafter entered into (including, without limitation, any agreement with any contractor, material man, supplier, architect, expediter or engineer), and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or any business or activity conducted on the Land and any part thereof and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the occurrence and during the continuance of an Event of Default, to receive and collect any sums payable to Mortgagor thereunder;
(xiv)Intellectual Property. All Mortgagor’s right, title and interest in any intellectual property, including without limitation, all tradenames, trademarks, servicemarks, logos, copyrights, websites, goodwill, books and records and all other general intangibles, to the extent assignable, relating to or used in connection with the operation of the Property;
(xv)Accounts. Subject to the terms of the Credit Agreement, all reserves, escrows and deposit accounts maintained by Mortgagor with respect to the Property, including, without limitation, all accounts now or hereafter established or maintained pursuant to the Credit Agreement or any other Credit Documents, any other account maintained by Mortgagor, or any account in which moneys, proceeds, receivables or other items of deposit are held for the benefit of Mortgagor; together with all deposits or wire transfers made to such accounts and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held therein from time to time and all proceeds, products, distributions or dividends or substitutions thereon and thereof;
(xvi)Hedging Agreement. Hedging Agreements and any replacements, amendments or supplements thereto, including, but not limited to, all “accounts”, “chattel paper”, “general intangibles” and “investment property” (as such terms are defined in the Uniform Commercial Code as from time to time in effect) constituting or relating to the foregoing, and all claims of Mortgagor for breach by the counterparty thereunder of any covenant, agreement, representation or warranty contained in such Hedging Agreement; and all products and proceeds of any of the foregoing;
(xvii)Licenses and Permits. All permits, license agreements, operating contracts, licenses and all management, service, supply and maintenance contracts and agreements, and any other agreements, permits or contracts of any nature whatsoever now or hereafter obtained or entered into by Mortgagor with respect to ownership, operation, maintenance and administration of the Property;

(r)    Proceeds. All proceeds of any of the foregoing, including, without limitation, subject to the terms of the Credit Agreement, proceeds of insurance and condemnation awards, whether in cash or in, liquidation or other claims or otherwise;

(s)    Minerals. All minerals, crops, timber, trees, shrubs, flowers and landscaping features now or hereafter located on, under or above the Land; and

(t)    Other Rights. All of Mortgagor’s right, title and interest in other or greater rights and interests of every nature in the Real Property (as hereinafter defined) and in the possession or use thereof and income therefrom, whether now owned or hereafter acquired by Mortgagor (including, without limitation, any and all other rights of Mortgagor in and to the items set forth in Subsections (a) through (s) above);
•AND without limiting any of the other provisions of this Mortgage, to the extent permitted by applicable law, Mortgagor expressly grants to Agent, for the benefit of the Secured Parties, as secured party, a security interest in the portion of the Property which is or may be subject to the provisions of the Uniform Commercial Code which are applicable to secured transactions; it being understood and agreed that the Improvements and Fixtures are part and parcel of the Land (the Land, the Improvements and the Fixtures collectively referred to as the “Real Property”) appropriated to the use thereof and, whether affixed or annexed to the Real Property or not, shall for the purposes of this Mortgage be deemed conclusively to be real estate and mortgaged hereby.
Section 1.2 Assignment of Rents. Mortgagor hereby absolutely and unconditionally assigns to Agent, for the benefit of the Secured Parties, all of Mortgagor’s right, title and interest in and to all current and future Leases and Rents; it being intended by Mortgagor that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Nevertheless, subject to the terms of the Credit Agreement, the Assignment of Leases and Section 7.1(h) of this Mortgage, Agent grants to Mortgagor a revocable license to collect, receive, use and enjoy the Rents and Mortgagor shall hold the Rents, or a portion thereof sufficient to discharge all current sums due on the Obligations, for use in the payment of such sums.
Section 1.3 Security Agreement. This Mortgage is both a real property mortgage and a “security agreement” within the meaning of the Uniform Commercial Code. The Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Property including all accounts established by Agent pursuant to the Credit Agreement, the Security Agreement and any other Credit Document. By executing and delivering this Mortgage, Mortgagor hereby grants to Agent, for the benefit of the Secured Parties, as security for the Obligations, a security interest in the Fixtures, the Equipment, the Personal Property and the other property constituting the Property to the full extent that the Fixtures, the Equipment, the Personal Property and such other property may be subject to the Uniform Commercial Code (said portion of the Property so subject to the Uniform Commercial Code being called the “Collateral”). If an Event of Default shall occur and be continuing, Agent, in addition to any other rights and remedies which it may have, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the Collateral or any part thereof, and to take such other measures as Agent may deem necessary for the care, protection and preservation of the Collateral. Upon written request or demand of Agent after the occurrence and during the continuance of an Event of Default, Mortgagor shall, at its expense, assemble the Collateral and make it available to Agent at a convenient place (at the Land if tangible property) reasonably acceptable to Agent. Mortgagor shall pay to Agent within five (5) Business Days following written demand any and all reasonable, actual, fees and out-of-pocket expenses, including reasonable legal expenses and attorneys’ fees and costs, incurred or paid by Agent or the Secured Parties in protecting its interest in the Collateral and in enforcing its rights hereunder with respect to the Collateral after the occurrence and during the continuance of an Event of Default. Any notice of sale, disposition or other intended action by Agent with respect to the Collateral sent to Mortgagor in accordance with the provisions hereof at least five (5) Business Days prior to such action, shall, except as otherwise provided by applicable law, constitute reasonable notice to Mortgagor. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any disposition of the Collateral, or any part thereof, may, except as otherwise required by applicable law, the Credit Agreement or the Security Agreement, be applied by Agent to the payment of the Obligations in such priority and proportions as Agent in its discretion shall deem proper. Mortgagor’s (debtor’s) principal place of business is as set forth on the first page hereof and the address of Agent (secured party) is as set forth on the first page hereof.

Section 1.4 Fixture Filing. Certain of the Property is or will become “fixtures” (as that term is defined in the Uniform Commercial Code) on the Land, and this Mortgage, upon being filed for record in the real estate records of the city or county wherein such fixtures are situated, shall operate also as a financing statement (naming Mortgagor as the Debtor with an address as set forth on the first page hereof and an organizational identification number of [_______], Mortgagor to provide. and Agent as the Secured Party with an address as set forth on the first page hereof) filed as a fixture filing in accordance with the applicable provisions of said Uniform Commercial Code upon such of the Property that is or may become fixtures.

Section 1.5 Pledges of Monies Held. Mortgagor hereby pledges to Agent any and all monies now or hereafter held by Agent or on behalf of Agent in connection with the Loans and the Obligations, including, without limitation, any sums deposited in a Deposit Account, as additional security for the Obligations until expended or applied as provided in this Mortgage.
CONDITIONS TO GRANT
•TO HAVE AND TO HOLD the above granted and described Property unto and to the use and benefit of Agent, for the benefit of the Secured Parties, and its successors and assigns, forever;
•WITH POWER OF SALE, to secure Mortgagor’s performance of and payment to the Lenders and the Agents of the Obligations at the time and in the manner provided in the Credit Agreement, the Notes and this Mortgage or the other Credit Documents;
•PROVIDED, HOWEVER, these presents are upon the express condition that, if Mortgagor shall well and truly (a) pay to Agent and perform the other the Obligations at the time and in the manner provided in the Credit Agreement, the Notes, this Mortgage and the other Credit Documents and (b) abide by and comply with each and every covenant and condition set forth herein and in the Credit Agreement, the Notes, this Mortgage and the other Credit Documents, these presents and the estate hereby granted shall cease, terminate and be void; provided, however, that Mortgagor’s obligation to indemnify and hold harmless each Secured Party pursuant to the provisions hereof shall survive any such payment or release. Upon request of Mortgagor, Agent shall execute and deliver for recording, upon the written request of Mortgagor, at Mortgagor’s sole cost and expense, any documentation reasonably requested by Mortgagor to evidence such termination (including, without limitation, a recordable mortgage satisfaction or any other documentation reasonably required by a title company) or alternatively assign the Mortgage to a new Agent at Mortgagor’s written request and at Mortgagor’s sole cost and expense in accordance with the Credit Agreement in the event of a permitted refinancing that satisfies all Obligations (other than contingent indemnification obligations not yet due and payable).

ARTICLE 2

OBLIGATIONS SECURED
Section 2.1 Obligations. This Mortgage and the grants, assignments and transfers made in Article 1 hereof are given for the purpose of securing the Obligations.

ARTICLE 3

MORTGAGOR COVENANTS
•Mortgagor covenants and agrees that:
Section 3.1 Payment of Obligations. Mortgagor will pay the Obligations at the time and in the manner provided in the Credit Agreement, the Security Agreement and this Mortgage.

Section 3.2 Incorporation by Reference. All the covenants, conditions and agreements contained in (a) the Credit Agreement and (b) each Note are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein, mutatis mutandis.

Section 3.3Maintenance of Property. Mortgagor shall cause the Property to be maintained in a good and safe condition and repair as more fully set forth in the Credit Agreement. The Improvements, the Fixtures, the Equipment and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Fixtures, the Equipment or the Personal Property, tenant finish and refurbishment of the Improvements) without the consent of Agent or as otherwise permitted pursuant to the Credit Agreement. To the extent required by, and subject to the terms of the Credit Agreement, Mortgagor shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty or become damaged, worn or dilapidated or which may be affected by any condemnation, and shall complete and pay for any structure at any time in the process of construction or repair on the Land.

Section 3.4 Waste. Subject to the terms of the Credit Agreement, Mortgagor shall not commit or suffer any material, intentional physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of this Mortgage. Subject to the terms of the Credit Agreement, Mortgagor will not, without the prior written consent of Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

Section 3.5 Payment for Labor and Materials.

(a) Subject to the Credit Agreement and the provisions of Section 3.5(b) below, Mortgagor (i) will promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials (“Labor and Material Costs”) incurred by or on behalf of Mortgagor in connection with the Property, unless Mortgagor is contesting the same in good faith pursuant to the express terms of this Mortgage or the other Credit Documents, (ii) never permit to exist beyond the due date thereof in respect of the Property, or any part thereof, any Lien or security interest for Labor and Material Costs, even though inferior to the Liens and security interests created hereby and by the other Credit Documents unless Mortgagor is contesting the same in good faith pursuant to the terms of this Mortgage or the other Credit Documents, and (iii) never permit to be created or exist in respect of the Property or any part thereof any other or additional Lien or security interest other than the Liens or security interests created hereby and by the other Credit Documents except for the Permitted Liens or as otherwise expressly permitted by the Credit Agreement or the other Credit Documents.
(b) Mortgagor, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any of the Labor and Material Costs, provided that (i) no Event of Default has occurred and is continuing under the Credit Agreement, this Mortgage or any of the other Credit Documents, (ii) Mortgagor is permitted to do so under the provisions of any other mortgage, deed of trust or deed to secure debt affecting the Property, (iii) such proceeding shall suspend the collection of the Labor and Material Costs from Mortgagor and from the Property or Mortgagor shall have paid all of the Labor and Material Costs under protest, (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, and (v) Mortgagor shall have furnished the security as may be required in the proceeding to insure the payment of any contested Labor and Material Costs, together with all interest and penalties thereon.
Section 3.6 Performance of Other Agreements. Mortgagor shall observe and perform each and every term, covenant and provision to be observed or performed by Mortgagor pursuant to the Credit Agreement, any other Credit Document and any other agreement or recorded instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 3.7. Change of Name, Identity or Structure. Except as expressly permitted under the Credit Agreement, Mortgagor shall not change Mortgagor’s name, identity (including its trade name or names) or, if not an individual, Mortgagor’s corporate, partnership or other structure without notifying Agent of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Mortgagor’s structure, without first obtaining the prior written consent of Agent if such consent is required pursuant to the terms of the Credit Agreement. Mortgagor shall promptly notify Agent in writing of any change in its organizational identification number. Mortgagor shall execute and deliver to Agent, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Agent to establish or maintain the validity, perfection and priority of the security interests granted herein. At the request of Agent from time to time, Mortgagor shall execute a certificate in form satisfactory to Agent listing the trade names under which Mortgagor is operating or intends to operate the Property, and representing and warranting that Mortgagor does business under no other trade name with respect to the Property.

ARTICLE 4

OBLIGATIONS AND RELIANCES

Section 4.1 Relationship of Mortgagor and Agent. The relationship between Mortgagor and Agent is solely that of debtor and creditor, and Agent has no fiduciary or other special relationship with Mortgagor, and no term or condition of the Credit Agreement, the Notes, this Mortgage or any other Credit Document shall be construed so as to deem the relationship between Mortgagor and Agent to be other than that of debtor and creditor.

Section 4.2 No Reliance on Agent. The general partners, members, principals and (if Mortgagor is a trust) beneficial owners of Mortgagor, as applicable, are experienced in the ownership and operation of properties similar to the Property, and Mortgagor and Agent are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Mortgagor is not relying on Agent’s expertise, business acumen or advice in connection with the Property.

Section 4.3 No Agent Obligations.

(a)     Notwithstanding the provisions of Subsections 1.1(h) and (n) or Section 1.2 hereof, Agent is not undertaking the performance of (i) any obligations under the Leases, or (ii) any obligations with respect to any other agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses or other documents.

(b)    By accepting or approving anything required to be observed, performed or fulfilled by Mortgagor or to be given by Mortgagor to Agent pursuant to this Mortgage, the Credit Agreement or the other Credit Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Agent shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Agent.

Section 4.4 Reliance. Mortgagor recognizes and acknowledges that in accepting the Credit Agreement, this Mortgage, the Notes and the other Credit Documents, Agent is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in Section 5 of the Credit Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Agent; that such reliance existed on the part of Agent prior to the date hereof, that the warranties and representations are a material inducement to the Lenders in making the Loans; and that the Lenders would not be willing to make the Loans and accept this Mortgage in the absence of the warranties and representations as set forth in Article 4 of the Credit Agreement.

ARTICLE 5

FURTHER ASSURANCES

Section 5.1 Recording of Mortgage, etc. Mortgagor forthwith upon the execution and delivery of this Mortgage and thereafter, from time to time, will cause this Mortgage and any of the other Credit Documents creating a Lien or security interest or evidencing the Lien hereof upon the Property and each instrument of further assurance required to be delivered herein or pursuant to the terms of the Credit Agreement to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to fully protect and perfect the Lien or security interest hereof upon, and the interest of Agent in, the Property. Mortgagor will pay all recording taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of this Mortgage, the other Credit Documents, any note, deed of trust or mortgage supplemental hereto, any other Mortgage with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Mortgage, any deed of trust or mortgage supplemental hereto, any other Mortgage with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except in each case (i) where prohibited by law so to do and (ii) any income, gross receipts, franchise or other similar taxes.

Section 5.2 Further Acts, etc. Mortgagor will, at the cost of Mortgagor, and without expense to the Secured Parties do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as the Agent shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Agent the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Agent, or for carrying out the intention or facilitating the performance of the terms of this Mortgage or for filing, registering or recording this Mortgage, or for complying with all applicable Laws. Mortgagor, on written demand, will execute and deliver, and in the event it shall fail to so execute (if applicable) and deliver, hereby authorizes Agent to execute in the name of Mortgagor or without the signature of Mortgagor to the extent Agent may lawfully do so, one or more financing statements to evidence more effectively the security interest of Agent in the Property. Mortgagor grants to Agent an irrevocable power of attorney coupled with an interest for the purpose of (i) exercising during the continuance of an Event of Default, and (ii) perfecting any and all rights and remedies available to Agent at law and in equity, including, without limitation, such rights and remedies available to Agent pursuant to this Section 5.2.

Section 5.3 Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)    Mortgagor will not claim or demand or be entitled to any credit or credits on account of the Obligations for any part of the Taxes or Other Taxes assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of this Mortgage or the Obligations, if such claim, demand, credit or deduction would increase the taxes required to be paid by Mortgagee.

(b)    If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Notes, this Mortgage, or any of the other Credit Documents, or shall impose any other property tax or charge on the same, Mortgagor will pay for the same, with interest and penalties thereon, if any.

Section 5.4 Severing of Mortgage. This Mortgage and the Notes may, at any time until the same shall be fully paid and satisfied, at the sole election of Agent, be severed into two or more notes and two or more security instruments.

Section 5.5 Replacement Documents. Upon receipt of an affidavit (without indemnity) of an officer of Lender as to the loss, theft, destruction or mutilation of a Note or any other Credit Document which is not of public record, and, in the case of any such mutilation, the Borrower will issue, in lieu thereof, a replacement Note or other Credit Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Credit Document in the same principal amount thereof and otherwise of like tenor.

ARTICLE 6

DUE ON SALE/TRANSFER
Section 6.1 No Sale/Transfer. Neither Mortgagor nor any Credit Party shall dispose of or transfer the Property or any part thereof or any direct or indirect interest therein, or permit or suffer the Property or any part thereof or any direct or indirect interest therein to be disposed of, or transferred other than as expressly permitted pursuant to the terms of the Credit Agreement.

ARTICLE 7

RIGHTS AND REMEDIES UPON DEFAULT
Section 7.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, Mortgagor agrees that Agent may take such action, without notice or demand to the fullest extent permitted by law, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Agent may determine, in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Agent subject to, in all cases, the terms of the Credit Agreement:

(a)     institute proceedings, judicial or otherwise, for the complete foreclosure, in accordance with the law of the State of [__], of this Mortgage under any applicable provision of law, in which case the Property, or any interest therein, may be sold for cash or upon credit in one or more parcels or in several interests or portions and in any order or manner;

(b)    with or without entry, to the extent permitted and pursuant to the procedures provided by applicable law, institute proceedings for the partial foreclosure of this Mortgage for the portion of the Obligations then due and payable, subject to the continuing Lien and security interest of this Mortgage for the balance of the Obligations not then due, unimpaired and without loss of priority;
(c)    sell for cash or upon credit the Property or any part thereof and all estate, claim, demand, right, title and interest of Mortgagor therein and rights of redemption thereof, pursuant to power of sale or otherwise, at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law; and, without limiting the foregoing:

(i)in connection with any sale or sales hereunder, Agent shall be entitled to elect to treat any of the Property which consists of (x) a right in action, or (y) property that can be severed from the Real Property covered hereby, or (z) any improvements (without causing structural damage thereto), as if the same were personal property, and dispose of the same in accordance with applicable law, separate and apart from the sale of the Real Property. Where the Property consists of Real Property, Personal Property, Equipment or Fixtures, whether or not such Personal Property or Equipment is located on or within the Real Property, Agent shall be entitled to elect to exercise its rights and remedies against any or all of the Real Property, Personal Property, Equipment and Fixtures in such order and manner as is now or hereafter permitted by applicable law;

(ii)Agent shall be entitled to elect to proceed against any or all of the Real Property, Personal Property, Equipment and Fixtures in any manner permitted under applicable law; and if Agent so elects pursuant to applicable law, the power of sale herein granted shall be exercisable with respect to all or any of the Real Property, Personal Property, Equipment and Fixtures covered hereby, as designated by Agent;

(iii)should Agent elect to sell any portion of the Property which is Real Property or which is Personal Property, Equipment or Fixtures that the Agent has elected under applicable law to sell together with Real Property in accordance with the laws governing a sale of the Real Property, Agent shall give such written notice of the occurrence of an Event of Default, if any, and its election to sell such Property as may then be required by law. Thereafter, upon the giving of such notice of sale and the expiration of any required time period as may then be required by law, subject to the terms hereof and of the other Credit Documents, and without the necessity of any demand on Mortgagor or Agent at the time and place specified in the notice of sale, shall sell such Real Property or part thereof at public auction to the highest bidder for cash in lawful money of the United States. Agent may from time to time postpone any sale hereunder by public announcement thereof at the time and place noticed for any such sale; and

(iv)if the Property consists of several lots, parcels or items of property, Agent shall, subject to applicable law, (A) designate the order in which such lots, parcels or items shall be offered for sale or sold, or (B) elect to sell such lots, parcels or items through a single sale, or through two or more successive sales, or in any other manner Agent designates in Agent’s sole discretion. Any Person, including Mortgagor or Agent, may purchase at any sale hereunder. Should Agent desire that more than one sale or other disposition of the Property be conducted, Agent shall, subject to applicable law, cause such sales or dispositions to be conducted simultaneously, or successively, on the same day, or at such different days or times and in such order as Agent may designate, and no such sale shall terminate or otherwise affect the lien of this Mortgage on any part of the Property not sold until all the Obligations have been satisfied in full. In the event Agent elects to dispose of the Property through more than one sale, except as otherwise provided by applicable law, Mortgagor agrees to pay the costs and expenses of each such sale and of any judicial proceedings wherein such sale may be made;

(d)    institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein in the Credit Agreement or in the other Credit Documents;

(e)    recover judgment on the Notes either before, during or after any proceedings for the enforcement of this Mortgage or the other Credit Documents;

(f)     apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard for the adequacy of the security for the Obligations and without regard for the solvency of Mortgagor, any guarantor or indemnitor with respect to the Loans or any Person otherwise liable for the payment of the Obligations or any part thereof;

(g)    upon the occurrence and during the continuance of an Event of Default, the license granted to Mortgagor under Section 1.2 hereof shall automatically be revoked and Agent may, subject to and in accordance with applicable law, enter into or upon the Property, either personally or by its agents, nominees or attorneys, and dispossess Mortgagor and its agents and servants therefrom, without liability for trespass, damages or otherwise, and exclude Mortgagor and its agents or servants wholly therefrom, and take possession of all books, records and accounts relating thereto and Mortgagor agrees to surrender possession of the Property and of such books, records and accounts to Agent upon demand, and thereupon Agent may, subject to and in accordance with applicable law, (i) use, operate, manage, control, insure, maintain, repair, restore and otherwise deal with all and every part of the Property and conduct the business thereat, (ii) complete any construction on the Property in such manner and form as Agent reasonably deems advisable, (iii) make alterations, additions, renewals, replacements and improvements to or on the Property as Agent shall deem necessary in its commercially reasonably discretion, (iv) exercise all rights and powers of Mortgagor with respect to the Property, whether in the name of Mortgagor or otherwise, including, without limitation, the right to make, cancel, enforce or modify Leases, obtain and evict Tenants, and demand, sue for, collect and receive all Rents of the Property and every part thereof, (v) require Mortgagor to pay monthly in advance to Agent, or any receiver appointed to collect the Rents, the fair and reasonable rental value for the use and occupation of such part of the Property as may be occupied by Mortgagor, (vi) require Mortgagor to vacate and surrender possession of the Property to Agent or to such receiver and, in default thereof, Mortgagor may be evicted by summary proceedings or otherwise, and (vii) apply the receipts from the Property to the payment and performance of the Obligations, in such order, priority and proportions as Agent shall deem appropriate in its sole discretion after deducting therefrom all actual out-of-pocket expenses (including reasonable attorneys’ fees and costs) incurred in connection with the aforesaid operations and all amounts necessary to pay the Taxes (other than Excluded Taxes), Other Taxes, insurance premiums and other expenses in connection with the Property, as well as just and reasonable compensation for the services of Agent, its counsel, agents and employees;

(h)    exercise any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing: (i) the right to take possession of the Fixtures, the Equipment and/or the Personal Property or any part thereof, and to take such other measures as Agent may deem necessary for the care, protection and preservation of the Fixtures, the Equipment and/or the Personal Property; and (ii) request Mortgagor at its expense to assemble the Fixtures, the Equipment and/or the Personal Property and make it available to Agent at a convenient place acceptable to Agent. Any notice of sale, disposition or other intended action by Agent with respect to the Fixtures, the Equipment and/or the Personal Property sent to Mortgagor in accordance with the provisions hereof at least ten (10) Business Days prior to such action, shall constitute commercially reasonable notice to Mortgagor;

(i)    apply any sums then deposited or held in escrow or otherwise by or on behalf of Agent in accordance with the terms of the Credit Agreement; or

(h)    pursue such other remedies as Agent may have under applicable law.

•In the event of a sale, by foreclosure, power of sale or otherwise, of less than all of the Property, this Mortgage shall continue as a Lien and security interest on the remaining portion of the Property unimpaired and without loss of priority.

Section 7.2 Application of Proceeds. The proceeds of any collection, sale or other realization of all or any part of the Property pursuant hereto, and any other cash at the time held by Agent under this Mortgage, shall be applied by Agent, in accordance with Section 8.2 of the Credit Agreement.

Section 7.3 Right to Cure Defaults. Upon the occurrence and during the continuance of any Default or Event of Default, Agent may, but without any obligation to do so and without notice to or demand on Mortgagor (except as required hereunder or under the Credit Agreement) and without releasing Mortgagor from any obligations hereunder, make any payment or do any act required of Mortgagor hereunder or in the other Credit Documents with respect to any Obligations which payment or action on the part of Agent shall be in such manner and to such extent as Agent may deem necessary to protect the security hereof. Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property or to foreclose this Mortgage or to collect the Obligations, and the reasonable actual out-of-pocket costs and expenses thereof (including reasonable attorneys’ fees and expenses actually incurred to the extent permitted by law), with interest as provided in this Section 7.3, shall constitute a portion of the Obligations and shall be due and payable to Agent upon demand. All such reasonable actual out-of-pocket costs and expenses incurred by Agent in remedying any Default or Event of Default or in appearing in, defending, or bringing any such action or proceeding, as hereinabove provided, shall bear interest at the default rate set forth in Section 2.7 of the Credit Agreement (the “Default Rate”), for the period beginning on the first day after notice from Agent that such cost or expense was incurred and continuing until the date of payment to Agent. All such reasonable actual out-of-pocket costs and expenses incurred by Agent, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations and to be secured by this Mortgage and the other Credit Documents and shall be immediately due and payable upon demand by Agent therefor.

Section 7.4 Actions and Proceedings. During the continuance of an Event of Default, Agent has the right to appear in and defend any action or proceeding brought with respect to the Property and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Agent, in its sole and absolute discretion, decides should be brought to protect its interest in the Property.

Section 7.5 Recovery of Sums Required To Be Paid. Agent shall have the right, from time to time, to take action to recover any sum or sums which constitute a part of the Obligations as the same become due, without regard to whether or not the balance of the Obligations shall be due, and without prejudice to the right of Agent thereafter to bring an action of foreclosure, or any other action, for any Default or Event of Default by Mortgagor existing at the time such earlier action was commenced.

Section 7.6 Other Rights, etc.

(a)The failure of Agent to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Mortgage. Mortgagor shall not be relieved of Mortgagor’s obligations hereunder by reason of (i) the failure of Agent to comply with any request of Mortgagor or any guarantor or indemnitor with respect to the Loans to take any action to foreclose this Mortgage or otherwise enforce any of the provisions hereof or of the Credit Agreement or the other Credit Documents, (ii) the release, regardless of consideration, of the whole or any part of the Property, or of any Person liable for the Obligations or any portion thereof, or (iii) any agreement or stipulation by Agent extending the time of payment or otherwise modifying or supplementing the terms of the Credit Agreement, this Mortgage or the other Credit Documents.

(b)It is agreed that the risk of loss or damage to the Property is on Mortgagor, and Agent shall have no liability whatsoever for any decline in value of the Property, for failure to maintain the insurance policies, or for failure to determine whether insurance in force is adequate as to the amount of risks insured. Possession by Agent shall not be deemed an election of judicial relief if any such possession is requested or obtained with respect to any Property or collateral not in Agent’s possession.

(c)Upon the occurrence and during the continuance of an Event of Default, Agent may resort for the payment and performance of the Obligations to any other security held by Agent in such order and manner as Agent, in its discretion, may elect. Agent may take action to recover the Obligations, or any portion thereof, or to enforce the Obligations or any covenant hereof without prejudice to the right of Agent thereafter to foreclose this Mortgage. The rights of Agent under this Mortgage shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Agent shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Agent shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to, subject to the terms and provisions of the Credit Agreement, every right and remedy now or hereafter afforded at law or in equity.
Section 7.7 Right to Release Any Portion of the Property. Upon the occurrence and during the continuance of an Event of Default, Agent may release any portion of the Property for such consideration as Agent may require without, as to the remainder of the Property, in any way impairing or affecting the Lien or priority of this Mortgage, or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations shall have been reduced by the actual monetary consideration, if any, received by Agent for such release, and Agent may accept by assignment, pledge or otherwise any other property in place thereof as Agent may require without being accountable for so doing to any other lienholder. This Mortgage shall continue as a Lien and security interest in the remaining portion of the Property.

Section 7.9Recourse and Choice of Remedies. Notwithstanding any other provision of this Mortgage but subject to the Credit Agreement, during the continuation of an Event of Default, Agent and the Lenders and their successors, assigns, agents, representatives and officers (the “Indemnified Parties”) are entitled to enforce the obligations of Mortgagor without first resorting to or exhausting any security or collateral and without first having recourse to any of the Property, through foreclosure, exercise of a power of sale or acceptance of a deed in lieu of foreclosure or otherwise, and in the event Agent commences a foreclosure action against the Property or exercises its power of sale pursuant to this Mortgage, Agent is entitled to pursue a deficiency judgment with respect to such obligations against Mortgagor. Nothing herein shall inhibit or prevent Agent from foreclosing or exercising its power of sale pursuant to this Mortgage or exercising any other rights and remedies pursuant to the Credit Agreement, the Notes, this Mortgage and the other Credit Documents, whether simultaneously with foreclosure proceedings or in any other sequence. A separate action or actions may be brought and prosecuted against Mortgagor pursuant to Section 8.1 hereof whether or not an action is brought against any other Person and whether or not any other Person is joined in the action or actions. In addition, Agent shall have the right but not the obligation to join and participate in, as a party if it so elects, any administrative or judicial proceedings or actions initiated in connection with any matter addressed in Article 7 or Article 8 herein.

Section 7.10 Right of Entry. Upon reasonable advance written notice to Mortgagor (which may be given verbally), Agent and its agents shall have the right, subject to the rights of Tenants under Leases, to enter and inspect the Property at all reasonable times.

Section 7.11 Agent Not Obligated; Cumulative Rights. Nothing in this instrument shall be construed as obligating Agent to take any action or incur any liability with respect to the Property, and all options given to Agent are for its benefit, and for the benefit of the Secured Parties, and shall and may be exercised in such order and in such combination as Agent in its sole discretion may from time to time decide. Each remedy is distinct and cumulative to all other rights and remedies under this Mortgage and the Credit Documents or afforded by law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever.

ARTICLE 8

MORTGAGE TAX INDEMNIFICATION
Section 8.1    Mortgage and/or Intangible Tax. Mortgagor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all losses imposed upon, incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Mortgage, but excluding any income, franchise or other similar taxes, provided that the foregoing shall not apply to any losses first arising from and after Agent or any designee or assign takes title to the Property by foreclosure, deed-in-lieu of foreclosure or otherwise with respect to the gross negligence or willful misconduct of any Indemnified Party.

ARTICLE 9

WAIVERS
Section 9.1    Waiver of Counterclaim. To the extent permitted by applicable law, Mortgagor hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Agent arising out of or in any way connected with this Mortgage.

Section 9.2    Marshalling and Other Matters. To the extent permitted by applicable law, Mortgagor hereby waives the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale hereunder of the Property or any part thereof or any interest therein. Further, to the extent permitted by applicable law, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor, and on behalf of each and every Person acquiring any interest in or title to the Property subsequent to the date of this Mortgage.

Section 9.3    Waiver of Notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, MORTGAGOR SHALL NOT BE ENTITLED TO ANY NOTICES OF ANY NATURE WHATSOEVER FROM AGENT EXCEPT WITH RESPECT TO MATTERS FOR WHICH THIS MORTGAGE OR THE OTHER CREDIT DOCUMENTS SPECIFICALLY AND EXPRESSLY PROVIDE FOR THE GIVING OF NOTICE BY AGENT TO MORTGAGOR AND EXCEPT WITH RESPECT TO MATTERS FOR WHICH AGENT IS REQUIRED BY APPLICABLE LAW TO GIVE NOTICE, AND MORTGAGOR HEREBY EXPRESSLY WAIVES THE RIGHT TO RECEIVE ANY NOTICE FROM AGENT WITH RESPECT TO ANY MATTER FOR WHICH THIS MORTGAGE DOES OR THE CREDIT DOCUMENTS DO NOT SPECIFICALLY AND EXPRESSLY PROVIDE FOR THE GIVING OF NOTICE BY AGENT TO MORTGAGOR.

Section 9.4    Waiver of Statute of Limitations. To the extent permitted by applicable law, Mortgagor hereby expressly waives and releases its right to plead any statute of limitations as a defense to payment and performance of the Obligations.

Section 9.5    Waiver of Jury Trial. MORTGAGOR AND AGENT (BY ITS ACCEPTANCE OF THIS MORTGAGE) HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND MORTGAGOR AND AGENT (BY ITS ACCEPTANCE OF THIS MORTGAGE) FOREVER WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE CREDIT AGREEMENT, THIS MORTGAGE OR THE OTHER CREDIT DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY MORTGAGOR AND AGENT, AND ARE INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. MORTGAGOR AND AGENT ARE HEREBY AUTHORIZED TO FILE A

COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

ARTICLE 10

NOTICES

•All notices or other written communications hereunder shall be delivered in accordance with Section 10.1 of the Credit Agreement.

ARTICLE 11

APPLICABLE LAW
Section 11.1    Applicable Law; Jurisdiction; Service of Process.

(a)    APPLICABLE LAW. THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. To be conformed to state law requirements permitting enforcement in the applicable jurisdiction.

(b)    CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. To be conformed to state law requirements permitting enforcement in the applicable jurisdiction.  BY EXECUTING AND DELIVERING THIS MORTGAGE, THE MORTGAGOR AND AGENT, FOR ITSELF AND IN CONNECTION WITH THE PROPERTY, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO THE PROPERTY SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH ARTICLE 11; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE MORTGAGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 11.2    Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Mortgage may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Mortgage or any application thereof shall be invalid or unenforceable, the remainder of this Mortgage and any other application of the term shall not be affected thereby.

ARTICLE 12

DEFINITIONS

•All capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage may be used interchangeably in the singular or plural form and the word “Mortgagor” shall mean “each Mortgagor and any subsequent owner or owners of the Property or any part thereof or any interest therein,” the word “Agent” shall mean “each of the Administrative Agent and Collateral Agent,” “Notes” shall mean “the Notes and any other evidence of Indebtedness secured by this Mortgage”, the word “Property” shall include any portion of the Property and any interest therein, and the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all reasonable, out-of-pocket attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Agent in protecting its interest in the Property, the Leases and the Rents and enforcing its rights hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Section 13.1    No Oral Change. This Mortgage, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Mortgagor or Agent, but only by an agreement in writing signed by the party(ies) against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Section 13.2    Successors and Assigns. This Mortgage shall be binding upon and shall inure to the benefit of Mortgagor and Agent and their respective successors and permitted assigns, as set forth in the Credit Agreement. Agent shall have the right to assign or transfer its rights under this Mortgage in connection with its replacement, as permitted pursuant to the Credit Documents. Any assignee or transferee of Agent shall be entitled to all the benefits afforded to Agent under this Mortgage. Mortgagor shall not have the right to assign or transfer its rights or obligations under this Mortgage without the prior written consent of Agent, or as otherwise provided in the Credit Agreement, and any attempted assignment without such consent shall be null and void.

Section 13.3    Inapplicable Provisions. If any term, covenant or condition of the Credit Agreement or this Mortgage is held to be invalid, illegal or unenforceable in any respect, the Credit Agreement, the Notes and this Mortgage shall be construed without such provision and the remaining provisions of this Mortgage shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Mortgage.

Section 13.4    Headings, etc. The headings and captions of the various Sections of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

Section 13.5    Entire Agreement. The Credit Agreement, this Mortgage and the other Credit Documents constitute the entire understanding and agreement between Mortgagor and Agent with respect to the transactions arising in connection with the Obligations and supersede all prior written or oral understandings and agreements between Mortgagor and Agent with respect thereto. Mortgagor hereby acknowledges that, except as incorporated in writing in the Credit Agreement, this Mortgage, the Notes and the other Credit Documents, there are not, and were not, and no Persons are or were authorized by Agent to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the transaction which is the subject of the Credit Agreement, this Mortgage, the Notes and the other Credit Documents.

Section 13.6    Limitation on Agent’s Responsibility. No provision of this Mortgage shall operate to place any obligation or liability for the control, care, management or repair of the Property upon Agent, nor shall it operate to make Agent responsible or liable for any waste committed on the Property by the Tenants or any other Person, or for any dangerous or defective condition of the Property, or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any Tenant, licensee, employee or stranger. Nothing herein contained shall be construed as constituting Agent a “mortgagee in possession.”

Section 13.7    Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Mortgage and the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control and be binding.

Section 13.8    Severability. In case any one or more of the provisions of this Mortgage, the Assignment of Leases, the Credit Agreement, any of the other Credit Documents, or any other agreement now or hereafter executed in connection with any one or more of the foregoing is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof. Each of the provisions of every such agreement, document or instrument shall be enforceable by Agent to the fullest extent now or hereafter permitted by law.

Section 13.9    No Partnership or Joint Venture. No provision of this Mortgage or any of the other Credit Documents shall constitute a partnership, joint venture, tenancy in common or joint tenancy between Mortgagor and Agent, it being intended that the only relationship created by this Mortgage, the Notes, the Credit Agreement and the other Credit Documents shall be that of debtor and creditor.

Section 13.10     No Merger. So long as the Obligations owed to Agent secured hereby remain unpaid and undischarged and unless Agent otherwise consents in writing, the fee, leasehold, subleasehold and sub-subleasehold estates in and to the Property will not merge but will always remain separate and distinct, notwithstanding the union of such estates (without implying Mortgagor’s consent to such union) either in Mortgagor, Agent, any tenant or any third party by purchase or otherwise, in the event this Mortgage is originally placed on a leasehold estate and Mortgagor later obtains fee title to the Property, such fee title will be subject and subordinate to this Mortgage.

Section 13.11     Agent. The parties to this Mortgage acknowledge that all of the rights, protections, immunities and powers (including, without limitation, the right to indemnification) applicable to HPS INVESTMENT PARTNERS, LLC as Administrative Agent under the Credit Agreement shall be applicable to HPS INVESTMENT PARTNERS, LLC as Agent under this Mortgage. It is understood that any reference to the Agent taking any action, making any determinations with respect to requirements, making any elections, deeming any action reasonable or appropriate, exercising discretion, making any determinations, or exercising any rights or duties under this Mortgage shall be pursuant to written direction from the Requisite Lenders as required under the Credit Agreement.

ARTICLE 14

STATE-SPECIFIC PROVISIONS

Section 14.1    Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Article 14 and the terms and conditions of this Mortgage, the terms and conditions of this Article 14 shall control and be binding.
[No Further Text on this Page; Signature Page Follows]

IN WITNESS WHEREOF, this Mortgage has been executed by Mortgagor as of the day and year first above written.
MORTGAGOR:

[_________________________],
a [________________]

[By: ______________________________
Name:
Title: ] Mortgagor to confirm or provide signature block.

[Acknowledgments follow]

[STATE OF ______________ )
    SS:
COUNTY OF ____________ )

On the ____ day of ____________ in the year 20__ before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_____________________________
Signature and Office of individual
taking acknowledgment

[STATE OF ______________ )
    SS:
COUNTY OF ____________ )

On the ____ day of ____________ in the year 20__ before me, the undersigned, a Notary Public in and for said state, personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

_____________________________
Signature and Office of individual
taking acknowledgment

EXHIBIT A
[LEGAL DESCRIPTION]
•

EXHIBIT J TO
CREDIT AND GUARANTY AGREEMENT

LANDLORD CONSENT AND SUBORDINATION
This Landlord Consent and Subordination (this “Consent”) is made and entered into this __ day of [______________], 20[__] by [___], a [____] organized under the laws of the State of [____] (“Landlord”), for the benefit of and HPS INVESTMENT PARTNERS, LLC (“Agent”), in its capacity as agent for the several financial institutions from time to time party to the Credit Agreement referenced below (the “Lenders”), and the Lenders.
BACKGROUND
A.Landlord is the owner of those certain premises, and improvements thereon, located at [____________________] (the “Premises”), and [______________], a [______________] (“Tenant”) is Lessee and tenant of such Premises pursuant to a certain lease agreement (the “Lease”).
B.Tenant and certain of Tenant’s affiliates are parties to that certain Credit and Guaranty Agreement dated as of April 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with Agent and the Lenders pursuant to which the Lenders have made and may continue to make certain financial accommodations to or for the benefit of Tenant and under which Tenant has or will incur obligations to the Lenders (all such obligations now existing or hereafter arising, together with interest thereon and other fees and charges in connection therewith, being referred to hereinafter collectively as the “Obligations”).
C.Tenant and certain of Tenant’s affiliates are parties to that certain Pledge and Security Agreement dated as of April 13, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of Agent on behalf of itself and the Lenders, pursuant to which the Obligations are secured by, inter alia, all tangible and intangible personal property of Tenant, whether now owned or subsequently acquired (collectively, the “Personal Property”). The Personal Property specifically excludes the land, building, and other improvements owned by Landlord which constitute the Premises
D.Agent and the Lenders have requested in connection with the extension of such financial accommodations to Tenant under the Credit Agreement that Landlord enter into this Consent.
In consideration of the preceding background and the agreements hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:
1.Landlord hereby acknowledges and agrees to the first and prior right and security interest of Agent, for the benefit of the Lenders, in the Personal Property and to the Agent’s exclusive rights to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of the Personal Property (collectively, the “Lender's Security Interest”). Landlord agrees that, without the prior written consent of Agent, it shall not obtain any consensual lien or security interest that is senior in priority to the Lender's Security Interest or exercise any rights in the Personal Property adverse to the interests of Agent and Lenders. To the extent that Landlord may have or be entitled to assert against the Personal Property any statutory, contractual or possessory security interest or lien, or any right of distraint, levy or execution, against the Personal Property, such security interest, lien and right are hereby made subject and subordinate to the Lender's Security Interest in the Personal Property, and Landlord agrees not to take or institute any action to enforce or realize upon any such security interest, lien or right without the prior written consent of Agent. Should Landlord receive any cash or other property from any realization upon such security interest, lien or right in and to the Personal Property, Landlord shall hold such cash or property in trust for the benefit of Agent and Lenders and shall promptly forward such cash or property to Agent for application to the Obligations.
2.Landlord agrees that, as among Landlord, Agent and the Lenders, the Personal Property shall remain personal property and will not become part of the Premises.
3.Agent or any of its representatives may, in connection with any foreclosure or any other action relating to the Personal Property pursuant to the Security Agreement and upon at least three (3) days' prior written notice to Landlord, peaceably enter upon the Premises at any reasonable time during normal business hours for the purpose of inventorying, securing, taking possession of, and removing the

Personal Property therefrom; provided that, in the event of termination of the Lease: (a) such period of access shall not exceed thirty (30) days following Agent’s receipt of written notice of such termination; (b) for the actual period of access by Agent, Agent will pay to Landlord the amount payable by the Tenant under the Lease, pro rated on a per diem basis determined on a thirty (30) day month, and shall provide and retain liability and property insurance coverage to the extent required by the Lease; and (c) such amounts payable by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts payable under the Lease for default, holdover status or other similar charges. Agent shall not conduct any repairs, exchange, sale, rental, or lease of any of the Personal Property within or from the Premises. Subject to the requirements of this paragraph, Landlord: (i) will not intentionally hinder Agent’s actions in assembling all Personal Property located on the Premises; (ii) will permit Agent to remove the Personal Property without charge; (iii) will grant Agent access to the Premises at reasonable times; and (iv) will not intentionally hinder Agent’s actions in enforcing its lien on the Personal Property.
4.Landlord agrees to deliver to Agent a copy of any notice of any claimed breach or default by Tenant under the Lease at the same time that Landlord sends such notice to Tenant. Notice shall be delivered at the following address (or such other address as the Agent notifies the Landlord of in writing) and shall be effective three (3) days after delivered by certified mail, return receipt requested, and one (1) day after delivered by nationally recognized overnight courier service:
HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, NY 10019
Attention: Vikas Keswani
Email: vikas.keswani@hpspartners.com

5.Landlord agrees that in the event of any default by Tenant under the Lease, Landlord shall allow Lenders the opportunity to cure such default and, upon taking such cure action, the opportunity for Agent to occupy the Premises and assume the Lease in the place of Tenant and/or identify a replacement Tenant, provided, however, that: (i) in no event shall Lenders’ opportunity to cure exceed the period under the Lease within which Tenant may cure such default (which time period is specified in the notice of default); and (ii) this Paragraph 5 shall not impose any duty on Agent or Lenders to cure any default of Tenant under the Lease or adopt any obligations of Tenant under the Lease. In furtherance of the foregoing, Landlord will not unreasonably withhold its consent to any assignment of the Lease to Agent or Agent’s designee (including resulting from a change of control).
6.Landlord is the current “Landlord” under the Lease and has not assigned (or agreed to assign) any interest under the Lease, in whole or in part. Landlord agrees that in the event that it assigns all or any portion of its interest in the Lease, it shall cause the assignee to agree to be bound by the provisions of this Consent.
7.The Lease is in full force and effect. Landlord is not owed any past due base or additional rental payments from Tenant under the Lease. Neither Landlord nor, to Landlord’s best knowledge, Tenant is in default under any of the terms or provisions of the Lease (nor, to Landlord’s best knowledge, does any fact or condition exist which, with notice or lapse of time or both, would become such a default). There exists no defense by Landlord to the enforcement of the Lease by Tenant. Landlord does not presently have any claims, counter-claims or offsets against Tenant under the Lease. Landlord has not received any notice, and does not have any knowledge, of any claims, counter-claims or offsets against Landlord by Tenant under the Lease.
8.This Consent shall be binding upon Landlord, Tenant, Agent and Lenders, and their respective successors and assigns, and shall inure to the benefit of Tenant, Lenders and Agent and their respective successors and assigns, and may not be modified, amended or altered, except by writing signed by Landlord, Tenant, and Agent.
[Signature Page Follows]

IN WITNESS WHEREOF, Landlord has caused this Landlord Consent and Subordination to be made, executed and delivered the day and year first above written for the benefit of the Agent and Lenders.
[LANDLORD]

By:_________________________
Name:
Title:

CONSENT
The undersigned Tenant hereby consents to the terms and conditions of this Landlord's Consent and Subordination as set forth above.
[_____________________]
By:
Name:
Title:

EXHIBIT K TO
CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE
Note Number: ______                 Dated:__________, 20[__]
FOR VALUE RECEIVED, BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”) and certain Subsidiaries of the Borrower (collectively, the “Group Members” and each, a “Group Member”) which are parties to this subordinated intercompany note (this “Promissory Note”) promise to pay to such other Group Member, or its registered assigns as it makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement, dated as of April 13, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, CERTAIN SUBSIDIARIES OF THE BORROWER as Guarantors, the Lenders party thereto from time to time and HPS INVESTMENT PARTNERS, LLC as the Administrative Agent and as the Collateral Agent (the “Agent”).
The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed as agreed between the relevant Payor and Payee.
Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
This Promissory Note has been pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Credit Party under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.
Each Payee agrees that any and all claims of such Payee against any Payor that is a Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Security Agreement) until all of the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have been terminated; provided that each Payor that is a Credit Party or a Loan Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Credit Documents and the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Credit Documents and the Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and Paid in Full (other than contingent indemnification obligations not due and payable) and all commitments have expired or been terminated.
After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Credit Documents and the Loan Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application, in accordance with the Intercreditor Agreement, to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations shall have been performed and Paid in Full in cash (other than contingent indemnification obligations for which no claim has been made) and all commitments to extend credit under any Credit Document shall have expired or been terminated. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations have been performed and paid in full in cash (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have expired or been terminated, such Payee that is a Credit Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Secured Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Credit Party agrees that until the Secured Obligations have been performed and paid in full in cash (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Credit Document have expired or been terminated, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Promissory Note.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.
Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any such promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.
THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.
This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, each Payor and Payee has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.
[________________]
By: __________________________
Name:
Title:
[________________]
By: __________________________
Name:
Title:
[________________]

By:
Name:
Title:

[______________] Create more signature blocks as necessary

By:
Name:
Title:

ENDORSEMENT
FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to ________________________ all of its right, title and interest in and to the Intercompany Note, dated [_____________], 20[__] (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by BLUELINX HOLDINGS INC., a Delaware corporation (the “Borrower”) and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.
The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Credit Documents and the Loan Documents on the date of the Promissory Note. From time to time after the date thereof, each additional Subsidiary of the Group Members that becomes party to the Credit Documents and/or the Loan Documents shall become a signatory to this endorsement by executing a counterpart signature page to this endorsement. Upon delivery of such counterpart signature page, notice of which is hereby waived by the undersigned, each such Subsidiary shall be a signatory to this endorsement as if such Subsidiary were an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.
Dated: ___________________

[_____________]
By: __________________________
Name:
Title:
[_____________] Add more signature blocks as necessary
By: __________________________
Name:
Title: